As filed with the Securities and Exchange Commission on January 20, 1998
                                                    Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                    Under the
                             SECURITIES ACT OF 1933

                                MAGNA GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                        6712                   37-0996453
(State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)   Classification Code Number)    Identification
                                                                     Number)


                                 One Magna Place
                         1401 South Brentwood Boulevard
                         St. Louis, Missouri 63144-1401
                                 (314) 963-2500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 G. Thomas Andes
                      Chairman and Chief Executive Officer
                                Magna Group, Inc.
                                 One Magna Place
                         1401 South Brentwood Boulevard
                         St. Louis, Missouri 63144-1401
                                 (314) 963-2500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                 With copies to:

   Robert H. Wexler, Esq.                         Christopher R. Kelly, P.C.
Gallop, Johnson & Neuman, L.C.                 Silver, Freedman & Taff, L.L.P.
  Interco Corporate Tower                         1100 New York Avenue, N.W.
     101 South Hanley                                    Suite 700
St. Louis, Missouri 63105                          Washington, D.C. 20005
     (314) 862-1200                                    (202) 414-6100


         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement/Prospectus.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



                                                      CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                   Amount         Proposed Maximum    Proposed Maximum        Amount of
     Title of Each Class of                         to be          Offering Price    Aggregate Offering    Registration Fee
   Securities to be Registered                     Registered       Per Share(2)          Price(2)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value (1)........       2,649,259 shares        $37.89           $100,381,470          $29,612.10
=============================================================================================================================

(1)  Includes one attached Preferred Share Purchase Right per share.

(2) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $100,381,470.00, which equals (x) the average of the high and low prices of the common stock, par value $.10 per share ("Charter Common Stock"), of Charter Financial, Inc. ("Charter"), of $22.88, as reported on The Nasdaq Stock Market, National Market System on January 12, 1998, multiplied by (y) the total number of shares of Charter Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Charter Common Stock) to be canceled in the merger (the "Merger") of Charter with and into Charter Acquisition Sub, Inc., a wholly owned subsidiary of Magna Group, Inc. ("Magna"). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Magna common stock, par value $2.00 per share, that could be issued in the Merger.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


         (A redherring appears on the left hand side of this page, rotated 90 degrees. Text follows.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                         [Charter Financial Letterhead]
                                [__________], 1998

Dear Stockholders:

         On behalf of your Board of Directors and management, I cordially invite you to attend a Special Meeting of Stockholders of Charter Financial, Inc. ("Charter") to be held at [____].m., local time, on [______________________],
1998, at the main office of Charter, located at 114 West Broadway, Sparta, Illinois (the "Special Meeting").

         At this important meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 19, 1997, as amended December 4, 1997, including the Plan of Merger attached as Exhibit A thereto (collectively, the "Merger Agreement"), providing for the merger (the "Merger") of Charter with and into a wholly owned subsidiary of Magna Group, Inc. ("Magna") pursuant to which each share of Charter common stock (other than Treasury Shares, as defined in the accompanying Proxy Statement/Prospectus) will be converted into 0.5751 of a share of Magna common stock (subject to possible adjustment as set forth in the Merger Agreement).

         We have enclosed the following items relating to the Special Meeting and the Merger:

         1.       Proxy Statement/Prospectus;

         2.       Proxy card; and

         3.       Pre-addressed return envelope for the proxy card.

         The Proxy Statement/Prospectus and related proxy materials set forth (or incorporate by reference) financial data and other important information relating to Charter and Magna and describe the terms and conditions of the proposed Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

         YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF CHARTER AND ITS STOCKHOLDERS. ACCORDINGLY, THE CHARTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CHARTER STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc., an investment banking firm, has issued its written opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be received by Charter stockholders pursuant to the Merger Agreement. A copy of the opinion is attached as Annex B to the Proxy Statement/Prospectus.

         APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF CHARTER IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope which requires no postage if mailed within the United States. If you should later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to Linda M. Johnson, Corporate Secretary, a written notice of revocation bearing a later date than the proxy, or any later dated proxy relating to the same shares, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

         The Board of Directors and management of Charter appreciate your continued support. If you need assistance in completing your proxy card or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact me at (618) 443-2166.

                                         Sincerely,


                                         John A. Becker
                                         Chairman of the Board,
                                         President and Chief Executive Officer

                             CHARTER FINANCIAL, INC.
                                114 West Broadway
                             Sparta, Illinois 62286


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     To Be Held on [_________________], 1998



To the Stockholders of
Charter Financial, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Charter Financial, Inc., a Delaware corporation ("Charter"), will be held at the main office of Charter, located at 114 West Broadway, Sparta, Illinois, on [_________________], 1998, at [____].m. local time (the "Special Meeting"), for the following purposes:

         (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 19, 1997, as amended December 4, 1997, and the separate short-form Plan of Merger in the form included as Exhibit A thereto (collectively, the "Merger Agreement"), by and between Magna Group, Inc., a Delaware corporation ("Magna") and Charter, pursuant to which, among other things, (a) Charter will be merged (the "Merger") with and into Charter Acquisition Sub, Inc., a wholly owned subsidiary of Magna ("Merger Sub") recently organized under the laws of the State of Delaware, and (b) upon consummation of the Merger, each outstanding share of the common stock of Charter, par value $.10 per share ("Charter Common Stock"), other than shares held directly or indirectly by the parties to the Merger Agreement and their subsidiaries (in each case, other than in a fiduciary capacity or as a result of debts previously contracted), will be converted into 0.5751 (subject to possible adjustment as set forth in the Merger Agreement) of a share of Magna common stock, par value $2.00 per share and attached Preferred Share Purchase Right; provided, however, that cash will be paid in lieu of the issuance of fractional shares; and

         (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof, including, without limitation, a motion to adjourn the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement and the Merger.

         The Board of Directors of Charter has fixed the close of business on [___________], 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of Charter stockholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the principal executive offices of Charter, located at 114 West Broadway, Sparta, Illinois 62286, for a period commencing two business days after the mailing of this Proxy/Statement Prospectus until the time of the Special Meeting. Approval and adoption of the Merger Agreement by the Charter stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Charter Common Stock entitled to vote at the Special Meeting.

         Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

         Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please sign, date and return the enclosed Proxy Card without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise by following the procedures set forth in the accompanying Proxy Statement/Prospectus.

       THE BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST
    INTERESTS OF CHARTER AND ITS STOCKHOLDERS. ACCORDINGLY, THE CHARTER BOARD
                   UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
             THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                                           By Order of the Board of Directors,



                                           Linda M. Johnson,
                                           Secretary

Sparta, Illinois
[__________________], 1998

             PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME

                 SUBJECT TO COMPLETION DATED JANUARY 20, 1998.

                             CHARTER FINANCIAL, INC.
                                 PROXY STATEMENT

                                MAGNA GROUP, INC.
                                   PROSPECTUS
                        2,649,259 Shares of Common Stock

         This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Charter Financial, Inc., a Delaware corporation ("Charter"), in connection with the solicitation of proxies by the Board of Directors of Charter (the "Charter Board") for use at a special meeting of the Charter stockholders (including any adjournments or postponements thereof) to be held on [_______________], 1998 (the "Special Meeting"). At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 19, 1997, as amended December 4, 1997, including the separate short-form Plan of Merger in the form included as Exhibit A thereto (collectively the "Merger Agreement"), by and between Magna Group, Inc., a Delaware corporation ("Magna") and Charter, and the consummation of the transactions contemplated thereby. Pursuant to the Merger Agreement, Charter will be merged (the "Merger") with and into Charter Acquisition Sub, Inc. ("Merger Sub") a recently formed, wholly owned subsidiary of Magna. The Merger Agreement is attached as Annex A hereto and is incorporated herein by this reference.

         This Proxy Statement/Prospectus also constitutes a prospectus of Magna with respect to up to 2,649,259 shares of the common stock, par value $2.00 ("Common Stock"), and the attached Preferred Share Purchase Rights (the "Rights"), of Magna (the Common Stock and Rights are collectively referred to herein as the "Magna Common Stock") issuable in the Merger to holders of the common stock, par value $.10, of Charter ("Charter Common Stock"). Upon consummation of the Merger, each outstanding share of Charter Common Stock, other than shares held directly or indirectly by the parties to the Merger Agreement and their subsidiaries, in each case, except for shares held by any such entity in a fiduciary capacity or as a result of debts previously contracted (collectively, "Treasury Shares"), will be converted into and exchangeable for 0.5751 of a share of Magna Common Stock (subject to possible adjustment as set forth in the Merger Agreement) and the Treasury Shares will be canceled. See "THE MERGER -- Exchange Ratio" and "-- Waiver, Amendment and Termination of the Merger Agreement."

         Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of any fractional shares of Magna Common Stock. The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to achieve certain federal income tax-deferral benefits for Charter stockholders with respect to shares of Magna Common Stock received in the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."

         Magna Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "MGR." On [______________], 1998, the closing sales price for Magna Common Stock on the NYSE as reported by The Wall Street Journal, Midwest edition, was $[__________]. Because the market price of Magna Common Stock is subject to fluctuation, the value of the shares of Magna Common Stock that Charter stockholders would receive in the Merger may increase or decrease prior to and after the Merger. See "SUMMARY -- Market Prices and Dividend Information."

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF MAGNA COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, ARE NOT GUARANTEED BY ANY BANK OR BANK HOLDING COMPANY, AND THE ENTIRE AMOUNT INVESTED THEREIN IS SUBJECT TO RISK OF LOSS. CHARTER STOCKHOLDERS ARE STRONGLY URGED TO READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

         This Proxy Statement/Prospectus, the letter to Charter Stockholders, the Notice of Special Meeting and the form of proxy are first being mailed to the stockholders of Charter on or about [____________], 1998.

            The date of this Proxy Statement/Prospectus is [ ], 1998.

                                TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION........................................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  1

SUMMARY  ....................................................................  4
         Parties to the Merger...............................................  4
         The Special Meeting and Vote Required...............................  5
         Exchange Ratio......................................................  6
         Effects of the Merger...............................................  6
         Effective Time......................................................  6
         Recommendation of the Charter Board of Directors; Reasons
            for the Merger...................................................  6
         Reasons for the Merger - Magna......................................  6
         Opinion of Charter's Financial Advisor..............................  6
         Interests of Certain Persons in the Merger..........................  6
         Conditions; Regulatory Approvals....................................  7
         Waiver, Amendment and Termination of the Merger Agreement...........  7
         Stock Exchange Listing..............................................  8
         Accounting Treatment................................................  8
         Certain Federal Income Tax Consequences.............................  8
         No Appraisal Rights.................................................  8
         Management and Operations Following the Merger......................  8
         Comparison of Stockholder Rights....................................  8
         Market Prices and Dividend Information..............................  9
         Comparative Unaudited Per Share Data................................ 10
         Selected Historical Financial Information........................... 11

THE SPECIAL MEETING AND VOTE REQUIRED........................................ 16
         General  ........................................................... 16
         Record Date; Voting; Solicitation and Revocation of Proxies..........16

THE MERGER................................................................... 17
         Exchange Ratio...................................................... 18
         Effects of the Merger............................................... 18
         Charter Stock Options............................................... 18
         Charter Restricted Stock............................................ 19
         Effective Time...................................................... 19
         Background of the Merger............................................ 19
         Recommendation of the Charter Board of Directors; Reasons
           for the Merger.................................................... 21
         Reasons for the Merger - Magna...................................... 22
         Opinion of Charter's Financial Advisor.............................. 22
         Interests of Certain Persons in the Merger.......................... 25
         Employee Matters.................................................... 26
         Conversion of Securities; Procedures for Exchange
           of Certificates; Fractional Shares................................ 26
         Conditions to the Merger............................................ 27
         Regulatory Approvals Required for the Merger........................ 29
         Conduct of Business Pending the Merger.............................. 30
         Waiver, Amendment and Termination of the Merger Agreement........... 32
         Stock Exchange Listing.............................................. 33

         Accounting Treatment................................................ 34
         Certain Federal Income Tax Consequences............................. 34
         No Appraisal Rights................................................. 35
         Management and Operations Following the Merger...................... 35

REGULATORY CONSIDERATIONS APPLICABLE TO MAGNA................................ 36
         General  ........................................................... 36
         Payment of Dividends................................................ 36
         Transactions with Affiliates........................................ 37
         Holding Company Liability........................................... 37
         Cross Guaranties of Commonly Controlled Banks....................... 37
         Capital Adequacy.................................................... 37
         FDIC Insurance Assessments.......................................... 39
         Control Acquisitions................................................ 39
         Interstate Acquisitions............................................. 40
         Future Legislation.................................................. 40

INFORMATION REGARDING MAGNA CAPITAL STOCK.................................... 40
         General  ........................................................... 40
         Magna Common Stock and Attached Preferred Share Purchase Rights..... 40
         Preferred Stock..................................................... 42
         Reservation of Shares............................................... 42
         Resales of Magna Common Stock Received in the Merger................ 42

COMPARISON OF STOCKHOLDER RIGHTS............................................. 43
         Special Meeting of Stockholders..................................... 43
         Stockholder Action by Written Consent............................... 43
         Supermajority Provisions............................................ 44
         Personal Liability of Directors..................................... 44
         Indemnification of Officers and Directors........................... 44
         Rights Plan......................................................... 44
         Classification of Board of Directors................................ 44
         Voting for Directors................................................ 44

LEGAL MATTERS................................................................ 44

EXPERTS  .................................................................... 45

STOCKHOLDER PROPOSALS........................................................ 45

ANNEX - A     AGREEMENT AND PLAN OF MERGER...................................A-1

ANNEX - B     OPINION OF CHARTER'S FINANCIAL ADVISOR.........................B-1

                              AVAILABLE INFORMATION

         Each of Magna and Charter is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Magna or Charter with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the web site maintained by the Commission at "http://www.sec.gov." In addition, material filed by Magna can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and material filed by Charter can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         Magna has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Magna Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement and the exhibits thereto. Reference is hereby made to the Registration Statement for further information with respect to Magna and the securities offered hereby. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Magna (File No. 1-12405) are incorporated by reference in this Proxy Statement/Prospectus:

                  1. Magna's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Magna Form 10-K").

                  2. Magna's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

                  3. Magna's Current Report on Form 8-K, dated March 4, 1997.

                  4. Magna's Current Report on Form 8-K/A, dated May 1, 1997.

                  5. The description of the Rights set forth in Item 1 of Magna's Registration Statement on Form 8-A, dated November 11, 1988, filed by Magna pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

                  6. The portions of Magna's Proxy Statement for the Annual Meeting of Stockholders held on May 7, 1997 that have been incorporated by reference in the 1996 Magna Form 10-K.

         The following document filed with the Commission by Charter (File No. 0-27304) is incorporated by reference in this Proxy Statement/Prospectus:

                  1. Charter's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "1997 Charter Form 10-K").

                  2. Charter's Current Report on Form 8-K, dated November 25, 1997.

                  3. The portions of Charter's Proxy Statement for the Annual Meeting of Stockholders held on January 15, 1998 that have been incorporated by reference in the 1997 Charter Form 10-K.

         All documents and reports filed by Magna or Charter pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus through the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. The information relating to Magna and Charter contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         Any  representations  contained  in  this  Proxy   Statement/Prospectus
involving matters of opinion, whether or not expressly so stated, are intended as such and not as representations of fact.

         This Proxy Statement/Prospectus incorporates by reference certain documents previously filed by Magna and Charter with the Commission, which documents are not presented herein or delivered herewith. Such documents (other than certain exhibits thereto) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, on written or oral request of such person directed, in the case of documents relating to Magna, to Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144, Attention: Gary D. Hemmer, Executive Vice President, telephone number (314) 963-2500, and in the case of documents relating to Charter, to Charter Financial, Inc., 114 West Broadway, Sparta, Illinois 62286, Attention: Linda M. Johnson, Secretary, telephone number
(618) 443-2166. In order to ensure timely delivery of the documents, requests should be received by [______________], 1998 [a date that is five business days prior to the date of the Special Meeting]. In addition, the governing corporate documents of Charter and Magna (e.g., Certificates of Incorporation, Bylaws) also may be obtained without charge from the respective companies. For information on how to obtain such corporate documents, see "COMPARISON OF STOCKHOLDER RIGHTS."

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MAGNA OR CHARTER. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MAGNA OR CHARTER SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO MAGNA AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY MAGNA AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO CHARTER HAS BEEN SUPPLIED BY CHARTER. CHARTER STOCKHOLDERS WHO ARE NOT "AFFILIATES" OF MAGNA WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT, WILL BE ABLE TO SELL THE SHARES OF MAGNA COMMON STOCK RECEIVED BY THEM IN THE MERGER WITHOUT THE USE OF A RESALE PROSPECTUS, ALTHOUGH ANY SUCH STOCKHOLDERS WHO WERE AFFILIATES OF CHARTER ON THE DATE OF THE SPECIAL MEETING WILL BE

REQUIRED TO COMPLY WITH THE TERMS OF RULE 145(d) UNDER THE SECURITIES ACT IN CONNECTION WITH ANY RESALE BY THEM OF SUCH SHARES. SEE "INFORMATION REGARDING MAGNA CAPITAL STOCK -- RESALES OF MAGNA COMMON STOCK RECEIVED IN THE MERGER."

         THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF MAGNA FOLLOWING THE CONSUMMATION OF THE MERGER. SEE "THE MERGER -- BACKGROUND OF THE MERGER," "-- RECOMMENDATION OF THE CHARTER BOARD OF DIRECTORS; REASONS FOR THE MERGER" AND "-- OPINION OF CHARTER'S FINANCIAL ADVISOR." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF MAGNA AND CHARTER ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT AFFECT MARGINS OTHER THAN AS EXPECTED; (6) THE IMPACT OF REGULATORY CHANGES IS OTHER THAN AS EXPECTED; AND (7) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN A DETERIORATION OF CREDIT QUALITY.

                                     SUMMARY

         The following is a summary of certain terms of the Merger Agreement and related information discussed elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. As used herein, the terms "Magna" and "Charter" refer to such corporations, respectively, and, where the context requires, such corporations and their respective subsidiaries on a consolidated basis. Stockholders of Charter are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. All information concerning Magna included in this Proxy Statement/Prospectus has been furnished by Magna and all information concerning Charter included in this Proxy Statement/Prospectus has been furnished by Charter. Neither Magna nor Charter warrants the accuracy or completeness of information relating to the other.

Parties to the Merger

         Magna. Magna, a Delaware corporation, was organized in 1974 and is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended (the "BHCA"). Magna currently owns, indirectly, all of the capital stock of Magna Bank, National Association ("Magna Bank"), a national banking association which operates over 140 community banking locations serving Missouri, Illinois and Iowa. Magna also owns certain non-banking subsidiaries, including brokerage and insurance subsidiaries. Based on current deposit share, Magna is the third largest banking institution in the St. Louis metropolitan area and ranks as the 71st largest bank holding company in the United States.

         Magna primarily serves consumers and small- to mid-sized businesses in its markets as a "super community bank" (a banking institution whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality and offers a broad product line that permits a full-service customer relationship). As of September 30, 1997, Magna reported, on a consolidated basis, total assets of $7.0 billion, total deposits of $5.4 billion, total loans of $4.5 billion and stockholders' equity of $626 million.

         The growth of Magna since its organization in 1974 has been the result of both internal growth and an active acquisition program. From time to time, Magna investigates and holds discussions and negotiations in connection with possible business combination transactions with other depository institutions. As of the date of this Proxy Statement/Prospectus, Magna has not entered into any agreements or understandings with respect to any significant business combination transactions other than with respect to the Merger.

         Magna's principal executive offices are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144 and its telephone number is (314) 963-2500.

         For additional information about Magna, reference is made to the 1996 Magna Form 10-K and the other documents incorporated herein by reference. See also, "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "THE MERGER" and "REGULATORY CONSIDERATIONS APPLICABLE TO MAGNA."

         Merger Sub. Merger Sub, a Delaware corporation, was organized on November 24, 1997 as a wholly owned subsidiary of Magna specifically for the purpose of effecting the Merger, and has not engaged in any significant business activity since its inception. Upon consummation of the Merger, Merger Sub will be registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS"). Merger Sub will be the surviving corporation upon consummation of the Merger.

         The principal executive offices of Merger Sub are located at One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144 and its telephone number is (314) 963-2500.

         Charter. Charter, a Delaware corporation, was organized in June 1995 and is registered as a savings and loan holding company with the OTS. Charter currently owns all of the capital stock of Charter Bank, S.B. ("Charter Bank"), an Illinois-chartered savings bank, headquartered in Sparta, Illinois. Charter Bank, organized in 1894 as a mutual building and loan association, converted to a mutual holding company structure in 1993 and reorganized into a stock holding company structure, with Charter as its holding company, in 1995. Charter Bank conducts its business from its main office and seven other full-service branches located in Carbondale (2), Murphysboro, Steeleville, DuQuoin, Anna and Marion, Illinois. Charter Bank owns all of the capital stock of Sparta First Service Corporation, an Illinois corporation engaged primarily in the business of offering investment products (consisting primarily of equity securities, fixed and variable annuities and mutual funds) through a third-party vendor. As of September 30, 1997, Charter reported, on a consolidated basis, total assets of $387.0 million, total deposits of $276.0 million, total loans of $287.6 million and stockholders' equity of $58.4 million.

         Charter's principal executive offices are located at 114 West Broadway, Sparta, Illinois 62286 and its telephone number is (618) 443-2166.

         For additional information, reference is made to the 1997 Charter Form 10-K and the other documents incorporated herein by reference. See also, "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "THE MERGER."

The Special Meeting and Vote Required

         The Special Meeting of Charter's stockholders will be held on [______________], 1998, at the main office of Charter, located at 114 Broadway, Sparta, Illinois, at [_______] [__].m., local time, at which time the holders of Charter Common Stock will consider and vote upon: (i) the proposal to approve and adopt the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus, and (ii) such other business as may properly come before the Special Meeting, and any adjournments or postponements thereof.

         Only holders of record of Charter Common Stock at the close of business on [___________], 1998 (the "Record Date") will be entitled to notice of, and to vote at the Special Meeting. At such date, there were [__________] shares of Charter Common Stock outstanding held by approximately [___] holders of record. The approval and adoption of the Merger Agreement by stockholders of Charter will require the affirmative vote of the holders of a majority of the outstanding shares of Charter Common Stock entitled to vote at the Special Meeting.

         As of the Record Date, the Charter Bank, S.B. Employee Stock Ownership Plan (the "ESOP") held of record shares of Charter Common Stock (or approximately % of the shares entitled to vote at the Special Meeting), of which shares (the "Allocated ESOP Shares") were allocated to the employees of Charter who had attained the age of 21 and completed one year of service with Charter or its subsidiaries (the "ESOP Participants") and the remaining shares were held in a suspense account for future allocation among the then ESOP Participants (the "Unallocated ESOP Shares"). Each ESOP Participant who has Allocated ESOP Shares is entitled to vote such shares at the Special Meeting, and the trustee of the ESOP is entitled to vote the Unallocated ESOP Shares at the Special Meeting in a manner deemed by such trustee to be in the best interest of the ESOP Participants.

         As of the Record Date, the directors and executive officers of Charter and their affiliates beneficially owned an aggregate of [_________] shares of Charter Common Stock (or approximately [____]% of the shares entitled to vote at the Special Meeting). The directors and executive officers of Charter have indicated a present intention to vote such shares in favor of the Merger Agreement. See "THE SPECIAL MEETING AND VOTE REQUIRED." In connection with the execution of the Merger Agreement, certain stockholders of Charter, each of whom is a member of the Charter Board, solely in their individual capacities as owners or holders of the power to vote shares of Charter Common Stock, executed a Voting/Support Agreement pursuant to which each such stockholder has agreed, among other things, to vote such shares of Charter Common Stock in favor of the approval and adoption of the Merger Agreement. Such holders have the power to vote an aggregate of [673,855] shares (excluding shares issuable upon the exercise of options held by such persons), or [17%] of the shares entitled to vote at the Special Meeting. See "THE SPECIAL MEETING AND VOTE REQUIRED -- Record Date; Voting; Solicitation and Revocation of Proxies."

         Any stockholder of Charter giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Stockholders of Charter wishing to revoke a proxy prior to the vote may do so by (i) delivering to the Secretary of Charter a written notice of revocation bearing a later date than the proxy, (ii) delivering to the Secretary of Charter a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

Exchange Ratio

         At the Effective Time (as defined below), each issued and outstanding share of Charter Common Stock, other than Treasury Shares, will be converted into and become exchangeable for 0.5751 of a share (the "Exchange Ratio") of Magna Common Stock (subject to possible adjustment as set forth in the Merger Agreement). See "THE MERGER -- Exchange Ratio" and " -- Waiver, Amendment and Termination of the Merger Agreement."

Effects of the Merger

         Pursuant to the Merger Agreement, at the Effective Time (as defined below), (i) Charter will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Magna (Merger Sub after the Merger being sometimes referred to herein as the "Resulting Corporation"), (ii) Charter stockholders will become stockholders of Magna, and (iii) Charter's corporate existence will terminate. See "THE MERGER -- Effects of the Merger."

Effective Time

         The Merger will become effective at such time on the Closing Date as specified on the certificate of merger filed with the Secretary of State of the State of Delaware (the "Effective Time"). The Closing Date shall occur on such date as Magna shall notify Charter in writing but (i) not earlier than the satisfaction of all conditions set forth in Section 7.1 of the Merger Agreement (the "Approval Date") and (ii) not later than 60 days after the Approval Date. See "THE MERGER -- Effective Time."

Recommendation of the Charter Board of Directors; Reasons for the Merger

         The Charter Board has approved the Merger Agreement and determined that the Merger is fair to, and in the best interest of, the Charter stockholders. Accordingly, the Charter Board unanimously recommends that holders of Charter Common Stock vote FOR the approval and adoption of the Merger Agreement. For a more complete discussion of the factors considered by the Charter Board in approving the Merger Agreement, see "THE MERGER -- Recommendation of the Charter Board of Directors; Reasons for the Merger."

Reasons for the Merger - Magna

         The Board of Directors of Magna (the "Magna Board") has approved the Merger Agreement as being in the best interests of Magna and its stockholders. The Magna Board believes that the Merger will permit Magna to expand its presence in the southern Illinois market through the acquisition of an established banking organization. See "THE MERGER -- Reasons for the Merger - Magna."

Opinion of Charter's Financial Advisor

         Charles Webb and Company, a division of Keefe Bruyette & Woods, Inc. ("Webb"), Charter's financial advisor, has delivered its written opinion, dated November 19, 1997, and updated as of the date of this Proxy Statement/Prospectus, to the Charter Board stating that, as of such dates and based on the matters set forth in such opinion, the consideration to be paid by Magna pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Charter Common Stock. The full text of the written opinion of Webb, which sets forth the assumptions made, the procedures followed, the matters considered and the limits on the review undertaken by Webb, is attached as Annex B to this Proxy Statement/Prospectus and holders of Charter Common Stock are urged to read carefully the opinion in its entirety. See "THE MERGER - Opinion of Charter's Financial Advisor."

Interests of Certain Persons in the Merger

         Certain members of Charter's management and its Board of Directors have interests in the Merger in addition to their interests as stockholders of Charter generally. These include, among other things, provisions in the Merger Agreement as well as a certain letter agreement between Magna, Charter and certain Charter officers dated November 19, 1997 (the "Letter Agreement"), relating to (i) indemnification of Charter officers and directors, (ii) the continuation of certain employment arrangements applicable to certain management persons, (iii) monetary payments to be received by certain Charter officers

(including John A. Becker, Charter's Chairman, President and Chief Executive Officer) at the Effective Time pursuant to their current employment agreements with Charter or Charter Bank, as amended by the Letter Agreement, and (iv) the agreement of Magna to continue certain benefits for certain officers of Charter. Also, four executive officers hold, in the aggregate, employee stock options covering 63,000 shares of Charter Common Stock that will become exercisable in connection with the Merger and 55,200 restricted shares of Charter Common Stock that will become unrestricted in connection with the Merger. The Charter Board was aware of such interests and considered them, among other matters, in authorizing the Merger and unanimously recommending to the Charter stockholders their approval and adoption thereof. See "THE MERGER -- Interests of Certain Persons in the Merger."

Conditions; Regulatory Approvals

         Consummation of the Merger is subject to various conditions, including, among others, approval of the Merger by the stockholders of Charter, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of St. Louis, acting under delegated authority (in either case, the "Federal Reserve Board"), the Illinois Commissioner of the Office of Banks and Real Estate ("Illinois Commissioner") and the OTS, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger and certain other matters, and the satisfaction of certain customary closing conditions. See "THE MERGER -- Conditions to the Merger" and "-- Regulatory Approvals Required for the Merger."

Waiver, Amendment and Termination of the Merger Agreement

         Prior to the Effective Time, and subject to compliance with applicable law, any provision of the Merger Agreement may be (i) waived by the party that benefits from such provision, or (ii) subject to applicable law, amended or modified at any time by an agreement in writing between the parties approved by their respective Boards of Directors and executed in the same manner as the Agreement, provided that, after the approval of the Merger by the stockholders of Charter, the Merger Agreement may not be amended, without further approval of such stockholders, to reduce the amount or change the form of the consideration to be received by Charter stockholders. Additionally, Magna may at any time change the method of effecting the Merger if and to the extent that Magna deems such change desirable provided that no such change may alter or change the amount of consideration to be issued to the holders of Charter Common Stock, adversely affect the tax treatment of stockholders of Charter or materially delay consummation of the Merger.

         The Merger Agreement may be terminated (i) by the mutual consent of the parties, (ii) by either party, if such terminating party is not then in material breach of any representation, warranty, covenant or other agreement in the Merger Agreement, in the event that the other party materially breaches any of its representations and warranties, which breach would have a Material Adverse Effect on the terminating party, or fails to perform any of its covenants, in each case after the failure to cure within 30 days, (iii) by either party in the event that the Merger is not consummated by September 30, 1998, unless the failure to consummate the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party thereunder, (iv) by either party, if any
Governmental Entity (as defined in the Merger Agreement) prohibits the consummation of any transaction contemplated by the Merger Agreement; or (v) the required approval of the Charter stockholders is not obtained at the Charter Special Meeting or any adjournments or postponements thereof.

         The Merger Agreement may also be terminated by the Charter Board if (i) the "Average Closing Price" (as defined in the Merger Agreement) during a specified 20 day valuation period is less than $32.05, and (ii) the percentage decline in the market value per share of Magna Common Stock, based upon a comparison of a $40.0625 starting price and the Average Closing Price, is more than the percentage decline in a defined index of comparable bank stocks, plus 15 basis points; however, such termination will not be effective if Magna elects to increase the Exchange Ratio to the extent required so that the Charter stockholders would receive the minimum number of shares of Magna Common Stock necessary to have the implied value (based on the Average Closing Price) sufficient to prevent Charter from having the right to terminate under this provision. See "THE MERGER -- Waiver, Amendment and Termination of the Merger Agreement."

         If the Merger Agreement is terminated under certain specified circumstances and conditions, a termination fee of $5 million is payable by Charter to Magna. See "THE MERGER -- Waiver, Amendment and Termination of the Merger Agreement."

Stock Exchange Listing

         Magna Common Stock is listed under the symbol "MGR" on the NYSE. Magna has agreed to use reasonable efforts to cause the shares of Magna Common Stock issuable in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time. See "THE MERGER -- Stock Exchange Listing." The approval for listing of such shares on the NYSE, subject to official notice of issuance, is one of the conditions to consummation of the Merger. See "THE MERGER -- Conditions to the Merger."

Accounting Treatment

         The Merger will be accounted for by the purchase method of accounting under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

Certain Federal Income Tax Consequences

         It is a condition to the obligation of Magna to consummate the Merger that Magna shall have received an opinion of Gallop, Johnson & Neuman, L.C., counsel to Magna, dated as of the Closing Date, in form and substance reasonably satisfactory to Magna, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Magna, Charter or Merger Sub as a result of the Merger. It is a condition to the obligation of Charter to consummate the Merger that Charter shall have received an opinion of Silver, Freedman & Taff, L.L.P., special counsel to Charter, dated as of the Closing Date, in form and substance reasonably satisfactory to Charter, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Charter as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of Charter who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional share interests in Magna Common Stock); and (iii) the aggregate tax basis of Magna Common Stock received by stockholders of Charter who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Charter Common Stock surrendered in exchange therefor.

         CHARTER STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "THE MERGER -- Certain Federal Income Tax Consequences" and "-- Conditions to the Merger."

No Appraisal Rights

         Pursuant to Section 262 of the Delaware General Corporation Law ("DGCL"), the stockholders of Charter are not entitled to appraisal rights in connection with, or as a result of, the Merger. See "THE MERGER -- No Appraisal Rights."

Management and Operations Following the Merger

         It is anticipated that no current director of Charter will serve as a director of Magna, although certain directors of Charter will become advisory directors of Resulting Corporation or another subsidiary of Magna. It is also anticipated that as of the Effective Time, Mr. Becker will retire, thereby ceasing all active participation in the affairs of Charter, Charter Bank and their respective successors. See "THE MERGER -- Management and Operations Following the Merger."

Comparison of Stockholder Rights

         At the Effective Time, Charter stockholders automatically will become stockholders of Magna and as such, their rights will be governed by the DGCL and by Magna's Certificate of Incorporation and Bylaws. The rights of Magna stockholders differ from the rights of Charter stockholders with respect to certain important matters, including, among others, the fact that Magna maintains a stockholder rights plan under which certain rights automatically attach to outstanding shares of Magna Common Stock. For a summary of these differences, see "COMPARISON OF STOCKHOLDER RIGHTS."

Market Prices and Dividend Information

         Magna Common Stock is listed on the NYSE under the symbol "MGR." Prior to November 20, 1996, Magna Common Stock was quoted on the Nasdaq Stock Market, National Market System (the "Nasdaq Stock Market") under the symbol MAGI. Charter Common Stock is quoted on the Nasdaq Stock Market under the symbol "CBSB."

         The following table sets forth, for the calendar periods indicated, the high and low sales prices per share for Magna Common Stock as reported on the Nasdaq Stock Market through November 19, 1996 and thereafter by the NYSE, the high and low sales prices per share of Charter Common Stock as reported on the Nasdaq Stock Market, and the quarterly per share cash dividends declared on Magna Common Stock and Charter Common Stock for the periods indicated. On December 28, 1995, Charter completed its conversion from an Illinois-chartered mutual holding company to a stock corporation existing under the laws of the State of Delaware, and the Charter Common Stock began trading on the Nasdaq Stock Market on December 29, 1995.

                                                    Magna                                          Charter
                                                 Common Stock                                    Common Stock
                                     High            Low          Dividends          High            Low           Dividends
                                     ----            ---          ---------          ----            ---           ---------
1996
Quarter ended March 31              $24.00         $21.88            $.22            $12.25           $10.81         $.06
Quarter ended June 30                24.50          21.75             .22             12.00            11.25          .06
Quarter ended September 30           28.13          22.00             .22             13.00            10.88          .06
Quarter ended December 31            31.25          26.00             .22             13.00            12.50          .06

1997
Quarter ended March 31               35.38          28.50             .25             17.25            12.25          .08
Quarter ended June 30                34.75          28.63             .25             18.00            16.75          .08
Quarter ended September 30           41.00          33.19             .25             21.50            17.25          .08
Quarter ended December 31            46.75          37.13             .25             25.50            20.38          .08

1998
Quarter ended March 31
(through [_______], 1998)



The following table sets forth the closing sales price per share of Magna Common Stock and Charter Common Stock and the equivalent per share price for Charter Common Stock giving effect to the Merger on (i) November 19, 1997, the last business day preceding public announcement of the proposed Merger, and (ii) [__________], 1998, the last practicable trading day prior to the printing of this Proxy Statement/Prospectus:

                                                                                                           Equivalent
                                                                Magna                Charter                Price Per
                                                            Common Stock           Common Stock         Charter Share(1)
                                                            ------------           ------------         ----------------

November 19, 1997.....................................         $39.81                 $20.88                 $22.89

[__________], 1998....................................


         (1) The equivalent price per share of Charter Common Stock at each specified date was determined by multiplying the last reported closing sales price of Magna Common Stock on each such date by the Exchange Ratio of .5751. See "THE MERGER -- Exchange Ratio."

                                        9

         Charter stockholders are advised to obtain current market quotations for Charter Common Stock and Magna Common Stock. It is expected that the market price of Magna Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Magna Common Stock to be received by Charter stockholders in the Merger was fixed as of the date of the Merger Agreement (subject to possible adjustment as set forth in the Merger Agreement), the value of the shares of Magna Common Stock that holders of Charter Common Stock would receive in the Merger may increase or decrease prior to the Effective Time in conjunction with any increases or decreases in the market price of Magna Common Stock during that period. No assurance can be given concerning the market price of Magna Common Stock before or after the Effective Time. See "THE MERGER -- Exchange Ratio" and "-- Waiver, Amendment and Termination of the Merger Agreement."

Comparative Unaudited Per Share Data

         The following table sets forth for the periods indicated selected comparative per share data for each of Magna and Charter on an historical basis and the corresponding unaudited pro forma and pro forma equivalent per share data, reflecting the consummation of the proposed Merger and the completed acquisition of Homeland Bankshares Corporation ("Homeland") by Magna on March 1, 1997 (the "Homeland Acquisition"), which was accounted for by the purchase method of accounting. The unaudited pro forma comparative per share data assume the Merger and the Homeland Acquisition had been consummated at the beginning of the periods presented. The data presented are based upon and derived from, and should be read in conjunction with, the historical financial statements and related notes thereto of Magna, Charter and Homeland, which are incorporated herein by reference or included elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The unaudited pro forma comparative per share data do not reflect any direct costs, potential savings or revenue enhancements that are expected to result from the consolidation of operations of Magna and Charter and therefore do not purport to be indicative of the results of future operations. Results of Magna for the nine months ended September 30, 1997 are not necessarily indicative of results expected for the entire year, nor are the pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger and the Homeland Acquisition been consummated at the beginning of the periods indicated. All adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.


                                                         Comparative Per Share Data
                                                                 (Unaudited)


                                                                                 Magna/
                                                                                Homeland                Magna/Charter Magna/Charter
                                                   Magna        Homeland       Pro Forma     Charter      Pro Forma     Pro Forma
                                                 Historical    Historical     Combined(1)  Historical    Combined(1)  Equivalent(2)
                                                 ----------    ----------     -----------  ----------    -----------  -------------
Book Value Per Common Share:

    Nine Months Ended September 30, 1997......     $18.97            N/A        $18.97     $14.08          $18.97        $10.91

    Year Ended December 31, 1996..............      17.15          $23.50        18.05      13.60           18.05         10.38

Cash Dividends Declared Per Common Share:

    Nine Months Ended September 30, 1997......       0.75            N/A         0.75       0.24            0.75          0.43

    Year Ended December 31, 1996..............       0.88           0.91         0.88       0.24            0.88          0.51

Fully Diluted Net Income Per Share:

    Nine Months Ended September 30, 1997......       1.54            N/A         1.46       1.00            1.42          0.82

    Year Ended December 31, 1996..............       2.18           2.41         2.05       0.74            1.94          1.12

N/A - Not Applicable

(1) Includes the effect of pro forma adjustments related to the Homeland Acquisition and the Merger.

(2) Based upon the pro forma combined per share amounts multiplied by an assumed Exchange Ratio of .5751.


Selected Historical Financial Information

         The following tables set forth for the periods indicated certain selected historical consolidated financial information for Magna and Charter. The tables have been derived from, and should be read in conjunction with, the historical financial statements of Magna and Charter, including the related notes thereto incorporated by reference or included elsewhere in this Proxy Statement/ Prospectus. Certain Charter financial information has been reclassified to conform with Magna. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The financial information presented for Magna and Charter reflect, in the opinions of the managements of Magna and Charter, all adjustments necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results which may be expected for the entire year or any other interim period.


                                                           MAGNA GROUP, INC.

                                                  SELECTED HISTORICAL FINANCIAL DATA
                                          (in thousands, except ratios and per share amounts)

                                                   Nine Months Ended
                                                     September 30
                                                      (Unaudited)
                                                                                             Year Ended December 31
EARNINGS                                           1997         1996         1996       1995          1994          1993        1992
                                               ------------ ------------ ------------ ---------- ------------ ----------- ----------
     Interest income..........................    $359,866     $288,274     $387,835   $347,168     $289,561    $244,288    $274,312
     Interest expense.........................     183,355      143,141      193,748    164,317      116,742      99,025     127,539
                                                 ---------    ---------    ---------  ---------    ---------    --------   ---------
     Net interest income......................     176,511      145,133      194,087    182,851      172,819     145,263     146,773
     Provision for loan losses................      22,906        7,781       10,280      9,992        4,900       9,589      20,544
                                                  --------      -------     --------    -------      -------     -------    --------
     Net interest income after provision
         for loan losses......................     153,605      137,352      183,807    172,859      167,919     135,674     126,229
     Noninterest income.......................      50,399       37,316       50,358     47,863       47,503      45,840      38,184
     Noninterest expense......................     128,314      104,169      138,386    146,217      150,213     131,321     129,767
                                                  --------     --------     --------   --------     --------    --------    --------
     Income before income taxes,
         extraordinary item and cumulative
         effect of a change in accounting
         principle............................      75,690       70,499       95,779     74,505       65,209      50,193      34,646
     Income tax expense.......................      25,190       24,271       32,640     23,283       20,179      12,706       5,539
                                                  --------     --------     --------   --------     --------    --------    --------
     Income before extraordinary item
         and cumulative effect of a change
         in accounting principle..............      50,500       46,228       63,139     51,222       45,030      37,487      29,107
     Extraordinary item less applicable tax
         and cumulative effect of a change
         in accounting principle..............         ---          ---          ---        ---          ---         ---       1,085
                                               -----------  -----------  ----------- ----------  -----------  ----------   ---------
     Net income...............................     $50,500      $46,228      $63,139    $51,222      $45,030     $37,487     $30,192
                                                  ========     ========     ========   ========     ========    ========    ========


PER COMMON SHARE
     Primary net income before
         extraordinary item and cumulative
         effect adjustment....................      $1.56        $1.63        $2.22      $1.84        $1.69       $1.53       $1.36
     Extraordinary item and cumulative
         effect adjustment....................        ---          ---          ---        ---          ---         ---        0.05
                                                  ---------   ----------    ---------  ---------    ---------   ---------  ---------
     Net income...............................       1.56         1.63         2.22       1.84         1.69        1.53        1.41
                                                  --------     --------     --------   --------     --------    --------   ---------
     Fully diluted net income before
         extraordinary item and cumulative
         effect adjustment....................       1.54         1.59         2.18       1.80         1.66        1.50        1.33
     Extraordinary item and cumulative
         effect adjustment....................        ---          ---          ---        ---          ---         ---        0.05
                                                 ---------   ----------   ---------- ----------   ----------   ---------   --------
     Net income...............................       1.54         1.59         2.18       1.80         1.66        1.50        1.38
                                                 --------     --------     --------   --------     --------    --------   ---------
     Dividends declared.......................       0.75         0.66         0.88       0.80         0.76        0.72        0.68
     Book value...............................      18.97        16.39        17.15      15.93        13.49       14.02       13.39


BALANCE SHEET DATA
     Total assets.............................  $7,044,480   $5,384,481   $5,458,709 $4,947,499   $4,638,502  $4,128,462  $3,728,525
     Securities...............................   1,944,445    1,596,466    1,655,907  1,364,864    1,217,174   1,213,673   1,088,410
     Total loans..............................   4,542,381    3,367,661    3,415,309  3,202,766    2,968,201   2,564,466   2,272,180
     Reserve for loan losses..................      56,207       45,093       45,382     42,623       43,991      40,065      38,194
     Total deposits...........................   5,365,771    4,164,860    4,197,776  3,888,266    3,672,755   3,494,825   3,224,661
     Long-term debts..........................      57,047       79,117       77,577     93,071      104,453      32,062      35,195
     Stockholders' equity.....................     626,075      459,902      483,961    446,044      371,312     360,649     322,295
     Average common shares outstanding:
         Primary..............................      32,312       28,409       28,395     27,892       26,657      24,495      21,304
         Fully diluted........................      33,076       29,999       29,974     28,831       27,626      25,540      22,386
     Common shares outstanding................      33,009       28,053       28,210     27,998       27,512      25,729      24,074

                                       12

SELECTED RATIOS   (1)
     Return on average assets.................       1.03%        1.18%        1.20%      1.09%        1.05%       1.02%       0.81%
     Return on average equity.................      11.67        13.54        13.75      12.57        12.41       11.25       10.88
     Net interest margin (2)..................       3.98         4.04         4.01       4.30         4.49        4.45        4.47
     Efficiency ratio.........................      55.66        56.17        55.63      62.11        66.69       67.98       68.23
     Net loan charge-offs to average loans....       0.80         0.25         0.25       0.37         0.14        0.59        1.59
     Loan reserve to total loans..............       1.24         1.34         1.33       1.33         1.48        1.56        1.68
     Loan reserve to nonperforming loans......     127.51       171.12       166.19     138.30       119.21       78.49       57.87
     Nonperforming loan ratio.................       0.97         0.78         0.80       0.96         1.24        1.99        2.90
     Nonperforming assets to total loans
         and foreclosed property..............       1.01         0.91         0.88       1.12         1.48        2.37        3.35
     Tier 1 capital to average assets.........       7.34         8.24         8.45       8.73         8.57        8.67        8.06
     Tier 1 capital to risk-adjusted assets...      10.97        13.22        12.97      13.06        12.79       12.81       12.30
     Total capital to risk-adjusted assets....      12.12        14.49        14.18      14.29        14.07       14.10       13.59
     Dividend payout ratio....................      48.08        40.49        39.64      43.48        44.97       47.06       48.23


(1) Ratios for the nine months ended September 30, 1997 and 1996 are annualized.
(2) Based on interest income on a fully tax-equivalent basis assuming an income tax rate of 35%.

                                       13


                                              CHARTER FINANCIAL, INC.

                                        SELECTED HISTORICAL FINANCIAL DATA
                                (in thousands, except ratios and per share amounts)

                                                                         Year Ended September 30
EARNINGS                                             1997          1996          1995           1994           1993
                                                 ------------- ------------ -------------- --------------   ---------
   Interest income..............................      $29,636      $24,819        $20,009      $18,233        $18,391
   Interest expense.............................       15,724       12,426         10,309        8,387          8,730
                                                    ---------    ---------      ---------     --------      ---------
   Net interest income..........................       13,912       12,393          9,700        9,846          9,661
   Provision for loan losses....................          321          170            360          140          1,004
                                                    ---------   ----------     ----------     --------      ---------
   Net interest income after provision
      for loan losses...........................       13,591       12,223          9,340        9,706          8,657
   Noninterest income...........................        4,006        1,841          1,410        1,444          1,169
   Noninterest expense..........................        8,502        8,851          5,892        5,785          4,580
                                                     --------     --------       --------     --------       --------
   Income before income taxes and
      cumulative effect of a change
      in accounting principle...................        9,095        5,213          4,858        5,365          5,246
   Income tax expense...........................        3,657        2,155          1,874        2,054          2,173
                                                     --------     --------       --------     --------       --------
   Income before cumulative effect of a change
      in accounting principle...................        5,438        3,058          2,984        3,311          3,073
   Cumulative effect of a change
      in accounting principle...................          ---          ---            ---          786            ---
                                                  -----------  -----------    -----------    ---------    -----------
   Net income...................................       $5,438       $3,058         $2,984       $4,097         $3,073
                                                     ========     ========       ========     ========       ========


PER COMMON SHARE (1)
   Income before cumulative
      effect of change in accounting
      principle.................................       $1.27        $0.67          $0.69        $0.78              ---
   Cumulative effect of change in
      accounting principle......................         ---          ---            ---         0.19              ---
                                                   ---------    ---------      ---------     --------        ---------
   Net income...................................        1.27         0.67           0.69         0.97              ---
                                                    --------     --------       --------     --------        ---------
   Dividends declared...........................        0.30         0.25           0.29         0.96              ---
   Book value...................................       14.08        13.26          16.41        14.55              ---


BALANCE SHEET DATA
   Total assets.................................     $387,032     $388,431       $293,135     $261,297       $259,042
   Securities...................................       76,420       87,156         69,454       66,016         78,480
   Total loans..................................      289,908      277,906        208,306      180,187        159,549
   Reserve for loan losses......................        2,258        2,419          2,232        2,129          2,207
   Total deposits...............................      275,980      248,723        197,103      189,947        198,183
   Long-term debt...............................          272        7,972          7,864        8,152         11,010
   Stockholders' equity.........................       58,417       56,394         35,622       31,581         22,016
   Average common shares outstanding (1)........        4,293        4,550          4,315        4,218            ---
   Common shares outstanding (1)................        4,150        4,253          4,524        4,522            ---

                                       14

SELECTED RATIOS
   Return on average assets.....................        1.40%        0.93%          1.09%        1.27%(2)       1.26%
   Return on average equity.....................        9.57         5.57           8.92        15.29          15.10
   Net interest margin..........................        3.78         3.95           3.68         3.85           4.12
   Efficiency ratio.............................       48.49        62.02          52.97        51.80          42.33
   Net loan charge-offs to average loans........        0.24         0.11           0.14         0.13           0.08
   Loan reserve to total loans..................        0.78         0.87           1.07         1.18           1.38
   Loan reserve to nonperforming loans..........      150.79       111.89         336.65       528.29         100.09
   Nonperforming loan ratio.....................        0.52         0.78           0.32         0.23           1.40
   Nonperforming assets to total loans
      and foreclosed property...................        0.75         0.93           0.39         0.34           1.53
   Tier 1 capital to average assets.............       12.10        13.57          12.97        13.57           9.48
   Tier 1 capital to risk-adjusted assets.......       21.30        24.19          19.74        20.49          14.59
   Total capital to risk-adjusted assets........       22.16        25.06          21.00        21.74          15.84
   Dividend payout ratio........................       23.62        37.31          42.03        98.97            ---

(1) Certain per share information and shares outstanding for 1995 and 1994 have been adjusted for the reorganization of Charter Bank from the mutual holding company structure to a stock holding company structure on December 28, 1995, at the conversion ratio of 2.0839 shares of Charter Common Stock for each share of Charter Bank Common Stock.

(2) Does not include cumulative effect of change in accounting principle of $786,053. Return on average assets was 1.57% including such amount at September 30, 1994.

                                       15

                      THE SPECIAL MEETING AND VOTE REQUIRED

General

         This Proxy Statement/Prospectus is being furnished to stockholders of Charter in connection with the solicitation of proxies by the Charter Board for use at the Special Meeting to be held on [____________], 1998, at the main office of Charter located at 114 West Broadway, Sparta, Illinois, at local time. At the Special Meeting, the holders of Charter Common Stock will be asked to:
(i) approve and adopt the Merger Agreement, and the consummation of the transactions contemplated thereby, which are more fully described herein; and
(ii) act upon such other matters as may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto and incorporated by reference herein.

         THE BOARD OF DIRECTORS OF CHARTER HAS APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CHARTER AND ITS STOCKHOLDERS. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT CHARTER'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE CHARTER BOARD OF DIRECTORS; REASONS FOR THE MERGER."

Record Date; Voting; Solicitation and Revocation of Proxies

         The Charter Board has fixed [_________], 1998 as the Record Date for the determination of those stockholders entitled to notice of and to vote at the Special Meeting. Holders of record of Charter Common Stock at the close of business on the Record Date, which represents the only outstanding class of the capital stock of Charter, will be entitled to notice of the Special Meeting and to vote with respect to the proposal to approve and adopt the Merger Agreement (the "Merger Proposal"). As of the Record Date, there were [_______________] shares of Charter Common Stock outstanding and entitled to vote which were held by approximately [__________] holders of record. Each holder of record of shares of Charter Common Stock on the Record Date is entitled to cast one vote per share on the Merger Proposal and on any other matter properly submitted for the vote of Charter stockholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Charter Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares subject to abstentions will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will be treated as shares that are present at the Special Meeting for purposes of determining the presence of a quorum, but will not be considered as voted for purposes of determining the approval of stockholders of the Merger Proposal. Since the approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Charter Common Stock entitled to vote at the Special Meeting (see "THE MERGER -- Conditions to the Merger"), abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Proposal.

         As of the  Record  Date,  the ESOP held of record [ ] shares of Charter
Common Stock (or approximately [ ]% of the shares entitled to vote at the Special Meeting), consisting [ ] of Allocated ESOP Shares and [ ] Unallocated ESOP Shares. Each ESOP participant who has Allocated ESOP Shares allocated to his or her account is entitled to vote such shares at the Special Meeting, and the trustee of the ESOP is entitled to vote the Unallocated ESOP Shares at the Special Meeting in a manner deemed by such trustee to be in the best interest of the ESOP participants. Upon consummation of the Merger, the Unallocated ESOP Shares, net of the number thereof required to be sold to repay the then outstanding indebtedness of the ESOP, will vest for the benefit of all of the Charter employees who are then participating in the ESOP.

         As of the Record Date, directors and executive officers of Charter and their affiliates beneficially owned an aggregate of [______] shares of Charter Common Stock (or approximately [_____]% of the shares entitled to vote at the Special Meeting). Each such person has informed Charter that he or she intends to vote or direct the vote of all such shares of Charter Common Stock "FOR" the Merger Proposal, and certain of these persons have executed a Voting/Support Agreement pursuant to which such person has agreed, among other things, to vote such shares in favor of the Merger Proposal.

         All shares of Charter Common Stock which are entitled to be voted and are represented at the Special Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, (i) such proxies will be voted "FOR" the Merger Proposal, and (ii) if the holder of the shares represented by such proxies possesses voting rights with respect to any other matter properly brought before the Special Meeting (including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise), such proxies will be voted in the discretion of the proxy holders as to such other matters; provided, however, that no proxy which is voted "AGAINST" the Merger Proposal will be voted in favor of any such adjournment or postponement.

         If any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent permissible under applicable law. Charter does not have any knowledge of any matters to be presented at the Special Meeting other than the matters set forth above under "-- General."

         The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. However, any proxy given by a Charter stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Secretary of Charter a written notice of revocation bearing a later date than the proxy,
(ii) delivering to the Secretary of Charter a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Charter Financial, Inc., 114 West Broadway, Sparta, Illinois 62286, Attention: Linda M. Johnson, Corporate Secretary, or hand delivered to Charter's Corporate Secretary, at or before the taking of the vote at the Special Meeting.

         CHARTER STOCKHOLDERS SHOULD NOT FORWARD ANY CHARTER COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO CHARTER STOCKHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

         THE REQUIRED VOTE OF THE CHARTER STOCKHOLDERS WITH RESPECT TO THE MERGER PROPOSAL IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF CHARTER COMMON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING OR THE ABSTENTION FROM VOTING BY A STOCKHOLDER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER PROPOSAL.

         Charter will bear all expenses of this solicitation of proxies from the holders of Charter Common Stock, except that the cost of preparing and mailing this Proxy Statement/Prospectus will be borne proportionately by Charter and Magna. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Charter in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Charter has retained Regan & Associates, Inc., a proxy soliciting firm, to assist in such solicitation. The fees to be paid to such firm are not expected to exceed $4,000 plus reasonable out-of-pocket costs and expenses up to $2,000. In addition, Charter will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

                                   THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Annex A. Charter's stockholders are urged to read carefully the Merger Agreement.

Exchange Ratio

         At the Effective Time, each issued and outstanding share of Charter Common Stock, except for Treasury Shares (which will be canceled) will be converted into and become exchangeable for 0.5751 of a share of Magna Common Stock (see "INFORMATION REGARDING MAGNA CAPITAL STOCK -- Magna Common Stock and Attached Preferred Share Purchase Rights"), subject to possible adjustment as set forth in the Merger Agreement (see "-- Waiver, Amendment and Termination of the Merger Agreement").

         The determination of the Exchange Ratio was arrived at through arm's-length negotiations between Charter and Magna. If, following the execution of the Merger Agreement (which took place on November 19, 1997), Magna should effect a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of or to Magna Common Stock or declare a stock dividend thereon, an appropriate adjustment to the Exchange Ratio will be made.

         It is expected that the market price of Magna Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Magna Common Stock to be received by Charter stockholders in the Merger is fixed and because the market price of Magna Common Stock is subject to fluctuation, the value of the shares of Magna Common Stock that holders of Charter Common Stock would receive in the Merger may increase or decrease between the date hereof and the Effective Time. No assurance can be given concerning the market price of Magna Common Stock before or after the Effective Time.

         No fractional shares of Magna Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, Magna will make a cash payment to each Charter stockholder who otherwise would be entitled to receive a fractional share based on the closing price of Magna Common Stock on the last business day preceding the Effective Time.

Effects of the Merger

         Pursuant to the terms of the Merger Agreement, subject to the satisfaction (or waiver, where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof and the approval and adoption of the Merger Agreement by the requisite vote of the holders of Charter Common Stock, Charter will be merged with and into Merger Sub. Merger Sub will be the surviving corporation in the Merger, and will continue its corporate existence as a Delaware corporation, wholly owned by Magna. Upon consummation of the Merger, the separate corporate existence of Charter will terminate and the stockholders of Charter will become stockholders of Magna.

         Each outstanding share of Magna Common Stock at the Effective Time will remain outstanding and unchanged as a result of the Merger.

Charter Stock Options

         At the Effective Time, each outstanding option to purchase shares of Charter Common Stock (each, a "Charter Option"), whether vested or unvested, shall be converted into an option to acquire Magna Common Stock, on the same terms and conditions as were applicable under such Charter Option, and Magna will assume each Charter Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. The number of shares of Magna Common Stock subject to each Charter Option will be equal to the product obtained by multiplying the number of shares of Charter Common Stock subject to the Charter Option by the Exchange Ratio, rounded to the nearest whole number (a "Replacement Option"). Each Replacement Option will be exercisable at a price, rounded to the nearest whole cent, equal to the quotient obtained by dividing the aggregate exercise price of the Charter Option held by the individual by the number of full shares of Magna Common Stock subject to such Replacement Option. It is intended that the conversion of Charter Options into Replacement Options will be undertaken in a manner that will not constitute a "modification" as defined in the Code as to any Charter Option which is an "incentive stock option."

         A holder of a Charter Option may request in writing at any time, not later than ten business days prior to the Effective Time, that all or a portion of his or her Charter Option, whether vested or unvested, be canceled (rather than converted as described in the preceding paragraph) in consideration for an amount of cash equal to the product obtained by multiplying (i) the amount by which the per share purchase price of the Charter Option in question is less than $22.50, by (ii) the number of shares of Charter Common Stock underlying the portion of such Charter Option with respect to which the election has been made, subject to any required withholding of taxes. Magna has sole and absolute discretion to accept or reject such request at any time on or before two business days prior to the Effective Time, upon written notification of such decision to each optionee who elects to request the cash consideration.

Charter Restricted Stock

         At the Effective Time, each share of Charter Common Stock issued and outstanding immediately prior thereto that is restricted under the terms of the Charter Bank, S.B. 1997 Recognition and Retention Plan (the "RRP") or otherwise shall be converted into the right to receive, and become exchangeable for, a fraction of a share of Magna Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to each such share immediately prior to the Effective Time.

Effective Time

         The Effective Time of the Merger will occur at such time on the Closing Date as designated on the certificate of merger filed with the Secretary of State of the State of Delaware. The Closing Date shall occur on such date as Magna shall notify Charter in writing but (i) not earlier than the satisfaction of all conditions set forth in Section 7.1 of the Merger Agreement and (ii) not later than 60 days after the Approval Date. See "-- Conditions to the Merger." A period of time may elapse between the Special Meeting and the Effective Time while the parties seek to obtain any required regulatory approvals of the Merger not received on or before the date of the Special Meeting. Currently, management of both Magna and Charter believe that all such required regulatory approvals not heretofore received will be received, although no assurances can be given on this matter. The managements of Magna and Charter do not currently anticipate that any conditions to consummation of the Merger other than receipt of required regulatory approvals would cause substantial delay between stockholder approval of the Merger at the Special Meeting and the Effective Time. However, there can be no assurance that the Merger will not be challenged by a Governmental Entity (as hereinafter defined) or, if such a challenge is made, as to the result thereof. See "-- Regulatory Approvals Required for the Merger." The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before September 30, 1998. See "-- Waiver, Amendment and Termination of the Merger Agreement."

Background of the Merger

         Charter Bank was a mutual savings bank until October 15, 1993, when it reorganized into a mutual holding company structure, with Charter Bancorp, M.H.C. owning a majority of Charter Bank's outstanding common stock. Charter was formed in connection with Charter Bank's December 28, 1995 reorganization (the "Reorganization") from the mutual holding company structure to a stock holding company structure. Pursuant to the Reorganization, Charter became a publicly held company and the holding company for Charter Bank.

         Following the Reorganization, and consistent with Charter's business plan, management of Charter and Charter Bank continued to focus on improving Charter Bank's core business of obtaining deposits from the public and originating one- to four-family mortgage loans. In addition, Charter Bank continued its efforts to control operating expenses and improve overall profitability.

         Throughout the period following the Reorganization, Charter reviewed, from time to time, its strategic alternatives in light of its size, the increasing consolidation of the financial services industry and other relevant considerations. In April, 1997, the Charter Board determined to seek assistance with respect to evaluating strategic alternatives by, among other things, retaining a financial advisor.

         On May 8, 1997, Charter retained Webb to serve as its financial advisor on financial and strategic matters relating to the enhancement of stockholder value, including the possible sale of Charter. Together with Webb, the Charter Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Charter in connection with the determination whether to sell Charter or continue on a stand-alone basis.

Based on Webb's conclusion that the range of values for a share of Charter Common Stock on a sale of control basis generally exceeded the present value of shares of Charter Common Stock on a stand-alone basis under business strategies that could be reasonably implemented by Charter, and certain other factors (see also "-- Recommendation of the Charter Board of Directors; Reasons for the Merger"), the Charter Board determined to explore the sale of Charter.

         Based on discussions with Webb, the Charter Board identified a number of thrift and bank holding companies that might have a strategic and/or financial interest in the potential acquisition of Charter and in July 1997, Webb contacted six such companies (not including Magna). Of the parties contacted, five indicated a willingness to execute confidentiality agreements and receive certain public and non-public financial and operating data regarding Charter (the "Charter Material"). After an opportunity to review the Charter Material, all five of the companies submitted indications of interest outlining the general terms and conditions, including a preliminary proposed price or range of proposed prices, for an acquisition of Charter. On July 22, 1997, Charter issued a press release disclosing that it had retained Webb to render investment banking advice to the Charter Board with respect to the enhancement of shareholder value. After the release, Magna, which had not been contacted by Webb, contacted Charter and requested a copy of the Charter Material. Magna agreed to execute a confidentiality agreement and was provided the Charter Material by Webb. After an opportunity to review the Charter Material, Magna also submitted a financial indication of interest. After a thorough review by the Charter Board of all such indications of interest, in September 1997 the Board decided to invite Magna and one other party to conduct on-site due diligence reviews of Charter.

         After completing the due diligence process, Magna and the other party indicated their revised proposed prices and forms of consideration and continued discussions with regard to a variety of operational issues. In consultation with Webb and following discussions with Magna and the other party, the Charter Board concluded that the Magna proposal would provide greater value to the stockholders of Charter than would the transaction proposed by the other party.

         The Charter Board evaluated numerous factors when deciding between Magna and the other party, including: (i) the greater liquidity and wider distribution of Magna's Common Stock; (ii) the indicated value of Magna's indication of interest; (iii) the fact that the other party's indication of interest included cash consideration, which would not be tax-deferred to Charter stockholders; (iv) the close proximity of the Magna processing center to Sparta, potentially resulting in greater employment of Charter's home office staff in Sparta; (v) the fact that Magna has historically paid higher dividends than the other party; and (vi) the greater strength of the Magna franchise. The Charter Board authorized Charter management to further pursue a transaction with Magna.

         During October 1997, management and the Charter Board reviewed with Charter's special counsel the legal ramifications of a business combination generally. The Board also evaluated with Webb whether the interests of the stockholders of Charter would be best served by remaining independent or by pursuing a business combination with Magna on the basis of the discussions to date. Specifically, the Charter Board considered whether the proposed business combination would result in a return of value to Charter stockholders that could not be achieved through Charter's operations as an independent entity. The Charter Board determined that the proposed business combination with Magna would likely provide a greater rate of return to Charter stockholders than could be achieved through Charter's continued independent operations.

         A draft definitive agreement was submitted by Magna in November 1997 and Charter and Magna and their respective financial and legal advisors engaged in negotiations concerning the terms of a transaction (including negotiations relating to definitive transaction agreements) and each institution performed due diligence on the other.

         On November 19, 1997, the Charter Board held a special meeting to consider the due diligence findings of Charter's management and advisors and the negotiated terms of the definitive transaction agreements. Following presentations by management, Webb and Charter's legal advisor, including summaries of financial and valuation analyses, the terms of the proposed acquisition, regulatory matters and the due diligence findings of Charter's management, and after extensive discussion among the members of the Charter Board, the Charter Board voted unanimously to authorize the execution of the Merger Agreement for the reasons described below.

Recommendation of the Charter Board of Directors; Reasons for the Merger

         The Charter Board believes that the terms of the Merger Agreement, which are the product of arm's length negotiations between representatives of Magna and Charter, are fair and in the best interests of Charter and its stockholders. In the course of reaching its determination, the Charter Board consulted with counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

         In reaching its determination to approve the Merger Agreement, the Board of Directors of Charter considered all factors it deemed material, including:

             (i) The Charter Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Charter. In this regard, the Charter Board analyzed the option of selling Charter or continuing on a stand-alone basis. The range of values for a share of Charter Common Stock on a sale of control basis were determined to generally exceed the present value of shares of Charter Common Stock on a stand-alone basis under business strategies that could be reasonably implemented by Charter.

            (ii) The Charter Board considered the written opinion of Webb that the consideration to be received by holders of Charter Common Stock pursuant to the Merger Agreement was fair to Charter stockholders from a financial point of view.

           (iii) The Charter Board considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and federal regulatory agency consolidation and the importance of being able to capitalize on developing opportunities in these industries.

            (iv) The Charter Board considered the other terms of the Merger Agreement and exhibits, including the tax-deferred nature of the consideration to be received by the holders of Charter Common Stock pursuant to the Merger Agreement.

             (v) The Charter Board considered the detailed financial analysis, pro forma and other information with respect to Charter and Magna prepared by Webb, as well as the Charter Board's own knowledge of Charter, Magna and their respective businesses. In this regard, the latest publicly-available financial and other information for Charter and Magna were analyzed, including a comparison to publicly-available financial and other information for other similar savings institutions.

            (vi) The Charter Board considered the value of Charter Common Stock continuing as a stand-alone entity compared to the effect of Charter combining with Magna in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between Charter and its financial advisor and various third parties and the belief of the Charter Board and management that the Merger offered the best transaction available to Charter and its stockholders.

         The foregoing discussion of the information and factors considered by the Charter Board is not intended to be exhaustive, but constitutes the material factors considered by the Charter Board. In reaching its determination to approve and recommend the Merger Agreement, the Charter Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Webb referred to above, the Charter Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Charter and its stockholders.

         FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF CHARTER HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF CHARTER AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF CHARTER VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Reasons for the Merger - Magna

         At a meeting on November 19, 1997, the Magna Board unanimously approved the Merger Agreement and the transactions provided for therein as being in the best interests of Magna and its stockholders. In reaching its decision, the Magna Board was advised by legal counsel regarding the legal aspects of the transaction, and reviewed with management the key financial components and fairness of the proposed transaction. Without assigning any relative or specific weights, the Board and management considered a number of factors, both from a short-term and a longer term perspective, including the following: (i) Magna's business, operations, financial condition, earnings and prospects, including, but not limited to, the potential opportunity for growth in the southern Illinois area; (ii) Magna's assessment of the value of Charter's franchise, and the compatibility of the businesses of the two banking organizations; (iii) the results of Magna's in-depth due diligence review of Charter, including its business, operations, earnings and financial condition on an historical and prospective basis, and the enhanced opportunities for growth after Magna's acquisition of Charter; (iv) a variety of factors affecting and relating to the overall strategic focus of Magna including, without limitation, the projected synergies which Magna anticipates will result from the Merger; (v) the current and prospective economic, competitive and regulatory environment facing financial institutions generally, and the need to seek new markets, further penetrate existing markets and to explore new modes of delivering products and services; (vi) the terms of the Merger Agreement and the other documents executed in connection with the Merger; and (vii) the expectation that the Merger would be treated as a reorganization for federal income tax purposes.

         The Magna Board believes that the Merger will permit Magna the opportunity to increase its presence in southern Illinois through the acquisition of an established banking organization having significant operations in the targeted area and will enhance its ability to compete in the increasingly competitive banking and financial services industry.

Opinion of Charter's Financial Advisor

         In May 1997, Webb was retained by Charter to evaluate Charter's strategic alternatives as part of a shareholder enhancement program and to evaluate any specific proposals that might be received regarding an acquisition of Charter. Webb, as part of its investment banking business, is continuously engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies. The Charter Board selected Webb on the basis on the firm's reputation and its experience and expertise in transactions similar to the Merger. Except as described herein, Webb is not affiliated with Charter, Magna or their respective affiliates.

         Pursuant to its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Charter Common Stock. Webb delivered a fairness opinion dated as of November 19, 1997 to the Charter Board that the consideration is fair to the stockholders of Charter from a financial point of view. No limitations were imposed by Charter upon Webb with respect to the investigations made or procedures followed by Webb in rendering its opinion. Webb has consented to the inclusion herein of the summary of its opinion to the Charter Board and to the entire opinion being attached hereto as Annex B.

         The full text of the opinion of Webb, updated as of the date of the Proxy Statement/Prospectus, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken is attached as Annex B to the Proxy Statement/Prospectus and should be read in its entirety. The summary of the opinion of Webb set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. Such opinion does not constitute a recommendation by Webb to any Charter stockholder as to how such stockholder should vote with respect to the Merger.

         [In rendering its opinion, Webb (i) reviewed the financial and business data supplied to it by Charter, including Charter's Annual Report for the year ended September 30, 1996 and the Proxy Statement relating to the 1997 annual stockholders meeting; (ii) unaudited quarterly results for the quarters ended December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997; (iii)
discussed with senior management and the Boards of Directors of Charter and Charter Bank the current position and prospective outlook for Charter; (iv) considered historical quotations for the Charter Common Stock; (v) reviewed the financial and stock market data of other financial institutions, particularly in the Midwest region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of financial institutions or proposed changes of control of comparably situated companies; and (vi) reviewed certain other information which it deemed relevant. In addition, Webb considered certain financial data and other information provided by Magna as well as its discussions with the senior management of Magna.]

         In rendering its opinion, Webb assumed and relied upon the accuracy and completeness of the information provided to it by Charter and Magna and obtained by it from public sources. In its review, with the consent of the Charter Board, Webb did not undertake any independent appraisal or evaluation of the assets and liabilities of Charter or Magna, or of potential or contingent liabilities of Charter or Magna. With respect to the financial information, including forecasts and asset valuations received from Charter, Webb assumed (with Charter's consent) that such information had been reasonably prepared reflecting the best currently available estimates and judgment of Charter's management. Webb also assumed that no restrictions or conditions would be imposed by regulatory authorities that would have a material adverse effect on the contemplated benefits of the Merger to Charter or the ability to consummate the Merger.

         Webb's review of comparable transactions included the compilation of pending or recently completed acquisitions of savings institutions. The results of the analysis are summarized below along five industry-accepted ratios. The information in the following table summarizes the material information analyzed by Webb with respect to the Merger. The summary does not purport to be a complete description of the analysis performed by Webb in rendering its opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

         Webb's review of comparable transactions included the compilation of pending or recently completed acquisitions of savings institutions sorted into five groups. The groups were identified with characteristics similar to Charter and compiled as follows: (i) all acquisitions of savings institutions since December 31, 1996; (ii) acquisitions of savings institutions with a total transaction value between $ 50 million and $150 million; (iii) acquisitions of savings institutions where the target had tangible equity to assets between 10% and 16%; (iv) acquisitions where the target had assets between $200 million and $600 million; and (v) acquisitions of savings institutions where the target is located in the Midwest region of the United States. The results of the analysis are summarized below.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Deal Price to
                                               -------------------------------------------------------------------
                                                   Tangible           LTM                                             Core Dep
                                                     Book            EPS1           Assets           Deposits         Premium
-----------------------------------------------------------------------------------------------------------------------------------
M&A Group 1 & 6 - All deals
pending and deals completed since 12/31/96

1) Pending        (n = 47)
         Average                                    196.4%           28.2x            18.5%            24.9%            13.7%
         Median                                     185.8%           21.7x            19.3%            23.9%            12.3%
6) Completed      (n = 85)
         Average                                    183.9%           24.9x            17.9%            24.3%            11.2%
         Median                                     169.9%           23.6x            16.7%            22.9%             9.7%

M&A Group 2 & 7 - Deal value between $50 million and $150 million

2) Pending        (n = 10)
         Average                                    208.6%           23.2x            18.3%            24.5%            15.0%
         Median                                     207.6%           20.4x            18.7%            24.5%            15.6%
7) Completed      (n = 24)
         Average                                    184.7%           25.3x            17.2%            23.6%            11.5%
         Median                                     177.3%           23.6x            16.3%            21.8%            11.5%

M&A Group 3 & 8 - Target tangible equity to assets is between 10% and 16%

3) Pending (n = 9)
         Average                                    166.8%           29.8x           21.0%            27.9%            13.2%
         Median                                     165.6%           20.8x           20.8%            24.5%            12.0%
8) Completed      (n = 16)
         Average                                    152.3%           28.5x           19.1%            26.1%            10.3%
         Median                                     152.0%           26.6x           18.8%            25.5%            10.0%

M&A Group 4 & 9 - Target thrift Asset
size between $200 million and $600 million

4) Pending (n = 8)
         Average                                    210.8%           21.2x           18.0%            24.1%            15.5%
         Median                                     205.6%           21.1x           19.3%            22.9%            14.7%
9) Completed      (n = 21)
         Average                                    193.9%           27.1X           18.0%            24.2%            12.5%
         Median                                     190.8%           24.2x           16.6%            23.9%            12.8%

M&A Group 5 & 10 - Target located in the
Midwest Region

5) Pending        (n = 16)
         Average                                    177.3%           30.7x           20.1%            27.2%            13.8%
         Median                                     178.7%           24.8x           20.7%            28.9%            11.9%
10) Completed     (n = 25)
         Average                                    152.0%           26.0x           19.1%            26.4%             9.3%
         Median                                     146.5%           26.6x           16.8%            24.0%             9.2%
-----------------------------------------------------------------------------------------------------------------------------------


1 Last twelve month earnings per share.

         In its analysis of comparable transactions, Webb evaluated each pricing ratio against the proposed pricing analysis of Magna's acquisition of Charter. Slightly more weight was given to the price to tangible book value ratio, the price to last 12 month earnings per share and the core deposit premium ratio. Based on the closing sales price per share for Magna Common Stock on [_____________], 1998 of $[_____], the acquisition of Charter would have an implied sale price of $[_____] and implied pricing ratios as follows: [_____]% price to tangible book value per share, [_____] price earnings ratio and [_____]% core deposit premium.

         In preparing its analysis, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and Charter. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         Charter engaged Webb to, among other things, assist Charter in determining appropriate and desirable values that could be realized in a merger, prepare a summary of recent merger and acquisition trends in the financial services industry, advise Charter as to the structure and form of any proposed merger, and render an opinion as to the fairness of the consideration to be paid in any proposed merger. Charter agreed to pay Webb a fee of $50,000 for delivery of a fairness opinion, which fee was paid in December 1997. Further, Charter agreed to pay Webb a success fee of 0.8% of the transaction value less the fee paid for the fairness opinion. Such success fee shall be paid upon consummation of the Merger. Based on the closing sales price per share for Magna Common Stock on [_________], 1998 of $[_______], the transaction value would be approximately $[_________] . Charter agreed to reimburse Webb for its reasonable out-of-pocket expenses, not to exceed $10,000. Charter has further agreed to indemnify Webb and its affiliates, and their respective directors, officers and employees and each such other person controlling Webb or any of its affiliates from and against certain claims and liabilities.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Charter Board with respect to the Merger Agreement, Charter stockholders should be aware that certain members of Charter's management and Board of Directors have interests in the Merger that are in addition to their interests as stockholders of Charter generally. The Charter Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Charter Bank has entered into employment  agreements with Messrs.  John
A. Becker and Michael R. Howell and Ms. Linda M. Johnson (each, an "Executive") dated October 15, 1993, April 17, 1997 and April 17, 1997, respectively, each as amended by the Letter Agreement (collectively, the "Agreements"). The Agreements provide for an initial term of three years, with an automatic one year extension on each anniversary date unless Charter Bank notifies the Executive that employment shall cease 24 months from the anniversary date. Pursuant to the Agreements, if employment is terminated (other than for death, termination for cause or disability) following a "Change of Control" during the term of the Agreements, the Executive would be entitled to (i) 2.99 times base salary (including bonuses, other cash compensation and contributions made to benefit plans on behalf of the Executive) and (ii) continued life, medical, dental and disability coverage for 36 months. Under the Agreements, as amended by the Letter Agreement, Charter Bank is obligated to make payments to an Executive if the employment of such Executive is terminated for any reason within specified time periods. Mr. Becker has indicated his intention to terminate his employment upon consummation of the Merger, and accordingly, Charter or Charter Bank will pay to Mr. Becker a lump sum of $587,253 upon consummation of the Merger. Magna has agreed to honor and assume the financial obligations under the Howell and Johnson Agreements, accordingly, if employment is terminated with Magna or any Magna affiliate for any reason (including death, disability, early or normal retirement and voluntary termination) at any time prior to April 17, 2000, Magna or a Magna affiliate will pay (i) in the case of Howell, cash in the amount of $311,979, and (ii) in the case of Johnson, cash in the amount of $302,876. Magna has also agreed to continue, at the sole cost of Magna, life, medical, dental and disability insurance benefits in the case of Mr. Becker, for 36 months following the Effective Time, and in the cases of Mr. Howell and Ms. Johnson, for 36 months following his or her respective termination of service from Magna or any Magna affiliate. In addition, upon the consummation of the Merger, Mr. Becker will be entitled to a lump sum cash payment of approximately $341,281 (assuming a fair market value per share of Charter Common Stock of $27.00) pursuant to Charter's supplemental executive retirement plan.

         Pursuant to the terms of the Charter Financial, Inc. 1997 Stock Option Plan (the "1997 Stock Option Plan"), all outstanding options granted by Charter to purchase shares of Charter Common Stock and issued pursuant to the 1997 Stock Option Plan, whether or not previously vested and exercisable, will become immediately vested and exercisable in full upon consummation of the Merger. As of November 18, 1997, 135,200 shares of Charter Common Stock subject to options not then vested or exercisable were held by Charter directors and executive officers. In addition, pursuant to the terms of the RRP, all shares of Charter Common Stock subject to vesting restrictions held by persons who do not continue service with Magna or a Magna affiliate (through an advisory directorship or otherwise) will become fully vested upon the consummation of the Merger. As of November 18, 1997, 28,000 shares of Charter Common Stock subject to vesting restrictions were held by Charter directors and executive officers who are not anticipated to continue service with Magna or a Magna affiliate upon the consummation of the Merger.

         The Merger Agreement provides that the Merger will not affect or diminish any of Charter's duties and obligations of indemnification existing at the Effective Time in favor of the directors, officers, employees and agents of Charter or its subsidiaries arising from their respective certificates of incorporation or bylaws in effect at the date of the Merger Agreement, arising by operation of law or arising by virtue of any contract, resolution or agreement existing at the date of the Merger Agreement. Magna has also agreed (unless prohibited by law) to assume such duties and obligations of indemnification in order that such duties and obligations shall continue in full force and effect to the extent and for so long as they would (but for the Merger) otherwise have survived and continued in full force and effect.

         Other than as set forth above, no director or executive officer of Charter has any direct or indirect material interest in the Merger, except insofar as the ownership of any Charter Common Stock or Charter Option by such director or executive officer might be deemed such an interest.

Employee Matters

         As soon as practicable after the Effective Time, employees of Charter and its subsidiaries who, following the Merger, remain employees of Charter or any other Magna subsidiary, will become entitled to participate in the benefit plans maintained by Magna for its employees and the employees of its subsidiaries on substantially the same terms and conditions as apply to comparable employees of Magna and its subsidiaries. Such Charter employees will be granted credit for service with Charter or any of its subsidiaries prior to the Effective Time for purposes of eligibility, participation and vesting (provided, that any such credit shall not result in a duplication of benefits). The Merger Agreement further provides that all employees of Charter and its subsidiaries who become employees of Magna or its subsidiaries will not be subject to any pre-existing condition limitations and will be given credit for amounts paid under a corresponding benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums. Magna intends to continue each of the existing Charter employee benefit plans to which there exists a corresponding Magna employee benefit plan until the date on which the inclusion of such Charter employees in Magna's corresponding plan occurs. In addition, it is anticipated that the Charter defined benefit pension plan will be merged into Magna's currently existing defined benefit plan.

         Prior to the Effective Time, Charter will be permitted to amend the ESOP to allow Charter to make monthly contributions to the ESOP through the day immediately preceding the Closing Date and to allow an ESOP participant to receive a contribution regardless of whether the participant is employed on the last day of the current plan year. Immediately prior to the Effective Time, certain indebtedness of the ESOP (approximately $1,236,024 at September 30, 1997) will be repaid from the proceeds of the sale by the ESOP of that number of Unallocated ESOP Shares sufficient to satisfy such indebtedness. As of the Effective Time or as soon thereafter as practicable, and contingent upon the favorable determination of the Internal Revenue Service (the "IRS" or the "Service"), the ESOP will be terminated and all of the remaining Unallocated ESOP Shares will be allocated to the participants as then constituted.

Conversion of Securities; Procedures for Exchange of Certificates; Fractional Shares

         As promptly as practicable after the Effective Time, and in no event more than five business days thereafter, a bank or trust company selected by Magna acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of Charter Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates previously representing shares of Charter Common Stock ("Charter

Stock Certificates") for certificates representing shares of Magna Common Stock ("Magna Stock Certificates") and cash in lieu of fractional shares.

         HOLDERS OF CHARTER COMMON STOCK SHOULD NOT SEND IN THEIR CHARTER STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN THEIR CHARTER STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         Upon surrender to the Exchange Agent of one or more Charter Stock Certificates, together with a properly completed letter of transmittal, and, in the case of a Charter Affiliate (as defined below), a letter in the form set forth as Exhibit B to the Merger Agreement (if not previously submitted), there will be issued and mailed to the stockholder surrendering such items one or more Magna Stock Certificates representing the number of shares of Magna Common Stock to which such holder is entitled, a check, where applicable, for the amount representing any fractional share determined in the manner described below, without interest, and any distribution declared as of or after the Effective Time and not yet paid with respect to such shares of Magna Common Stock. The Charter Stock Certificates so surrendered will be canceled. A Charter Affiliate is any person identified by Charter as its affiliate for purposes of Rule 145 under the Securities Act. See "INFORMATION REGARDING MAGNA CAPITAL STOCK -- Resales of Magna Common Stock Received in the Merger."

         No dividend or other distribution declared as of or after the Effective Time with respect to Magna Common Stock will be paid to the holder of any unsurrendered Charter Stock Certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the  Effective  Time,  there  will be no  transfers  on the stock transfer books of Charter of shares of Charter Common Stock issued and outstanding immediately prior to the Effective Time. If Charter Stock
Certificates are presented for transfer after the Effective Time, they will be canceled and exchanged for Magna Stock Certificates and cash in lieu of fractional shares.

         None of the Exchange Agent, Magna or Charter, or any other person, will be liable to any former holder of Charter Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         In the event any Charter Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Magna, the posting by such person of a bond in such amount as Magna may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Charter Stock Certificate consideration issuable pursuant to the Merger Agreement in respect of the shares of Charter Common Stock formerly represented thereby.

         No fractional shares of Magna Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Charter Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Magna Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Magna Common Stock multiplied by the per share closing price of Magna Common Stock on the last business day preceding the Closing Date, as reported in The Wall Street Journal, Midwest edition. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share which such holder would otherwise have been entitled to receive.

Conditions to the Merger

         The respective obligations of Magna and Charter to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval and adoption of the Merger Agreement by the stockholders of Charter; (ii) the shares of Magna Common Stock issuable to holders of Charter Common Stock pursuant to the Merger having been authorized for listing on the NYSE, subject to official notice of issuance; (iii) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) by the appropriate governmental authorities (all such governmental authorities being referred to as the "Governmental Entities"), and the expiration of any statutory waiting periods in respect thereof (collectively, the "Requisite Regulatory Approvals"); provided, however, that Magna is not obligated to effect the Merger if, in the reasonable opinion of Magna, any Requisite Regulatory Approval contains or imposes any condition that would have a Material Adverse Effect (as defined below) on Magna or Charter, other than related to antitrust considerations; (iv) the Registration Statement of which this Proxy Statement/Prospectus forms a part having become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement having been issued or threatened by the Commission; (v) receipt of all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of Magna Common Stock in the Merger; (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") being in effect which prohibits the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and (vii) no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Exchange Act (each a "Governmental Entity"), which prohibits, restricts or makes illegal consummation of the Merger.

         The obligations of Magna to effect the Merger are further subject to the satisfaction, or waiver by Magna, of the following conditions: (i) (x) certain representations and warranties of Charter contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; (y) the representations and warranties of Charter contained in the Merger Agreement (including, without limitation, the representation that, except as otherwise disclosed by Charter, since September 30, 1996, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect (as defined below) on Charter) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i) (y), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Charter; (ii) Charter shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the Resulting Corporation pursuant to the Merger to any obligation, right or interest of Charter under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Charter is a party or is otherwise bound shall have been obtained, except where the failure to obtain such consents or approvals would not have a Material Adverse Effect on Magna; (iv) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (v) Magna shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Magna, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences" below); (vi) Magna shall have received a legal opinion, dated as of the Closing Date, of Charter's counsel in substantially the form set forth in Exhibit C to the Merger Agreement.

         The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as any effect that (i) is material and adverse to the business, results of operations or financial condition of such party and its subsidiaries taken as whole, or (ii) materially impairs the ability of such party and its subsidiaries to consummate the transactions contemplated by the Merger Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries,
(c) expenses incurred in connection with the transactions contemplated by the Merger Agreement, (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates or (e) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

         The obligations of Charter to effect the Merger are further subject to the satisfaction or waiver by Charter of the following conditions: (i) (x) certain representations and warranties of Magna contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date; (y) the representations and warranties of Magna contained in the Merger Agreement (including, without limitation, the representation that, except as otherwise disclosed by Magna, since December 31, 1996, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Magna) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i) (y), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Magna; (ii) Magna shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending;
(iv) Charter shall have received from its counsel an opinion, dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (A) no gain or loss will be recognized by Charter as a result of the Merger; (B) no gain or loss will be recognized by stockholders of Charter who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Magna Common Stock); and (C) the aggregate tax basis of the Magna Common Stock received by stockholders who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Charter Common Stock surrendered in exchange therefor (see "-- Certain Federal Income Tax Consequences" below); and (v) Charter shall have received a legal opinion, dated as of the Closing Date, of Magna's counsel in substantially the form set forth in Exhibit D to the Merger Agreement.

         There can be no assurance as to when, or whether, the Requisite Regulatory Approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before September 30, 1998, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either Magna or Charter unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements.

Regulatory Approvals Required for the Merger

         Consummation of the Merger and the transactions provided for in the Merger Agreement is subject to receipt of approval of the Federal Reserve Board under Section 4(c)(8) of the BHCA.

         The Federal Reserve Board, in reviewing applications under the BHCA, must consider, among other factors, the financial and managerial resources and future prospects of the institutions involved, and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve any transaction that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the United States may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the transaction are clearly outweighed by the public interests and the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Any transaction approved by the Federal Reserve Board may not be consummated until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek the divestiture of certain assets and liabilities of the combined organization. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to not less than 15 days.

         The BHCA provides for the publication of notice and public comment on the applications and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

         Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board also must take into account the record of performance of each of Magna Bank and Charter in meeting the credit needs of the assessment area, including low and moderate income neighborhoods, of each institution. As part of the review process, the Federal Reserve Board frequently receives comments and protests from community groups and others.

         Applications are also required to be filed with the Illinois Commissioner and with the OTS. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. See "-- Conditions to the Merger" and "-- Waiver, Amendment and Termination of the Merger Agreement." There can be no assurance that any Requisite Regulatory Approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the U.S. Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof.

Conduct of Business Pending the Merger

         Under the terms of the Merger Agreement, Charter is obligated until the Effective Time, except as otherwise contemplated or permitted by the Merger Agreement or with the prior consent of Magna, to carry on its business in the ordinary course consistent with past practice. Charter has agreed to use its reasonable best efforts to (x) preserve its business organization intact, (y) keep available to itself the present services of the employees of Charter and Charter Bank and (z) preserve the goodwill of the customers of Charter and each Charter subsidiary and others with whom business relationships exist.

         The Merger Agreement also contains certain restrictions on the conduct of Charter and its subsidiaries' business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of Magna, Charter shall not and, where applicable, shall not permit a Charter subsidiary to, among other things,
(i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than (a) normal quarterly dividends in an amount not greater than the most recent quarterly dividend paid in respect of each share of Charter Common Stock, provided, however, that Charter shall not declare or pay any dividends on Charter Common Stock for any period in which its stockholders will be entitled to receive any regular quarterly dividends on shares of Magna Common Stock to be issued in the Merger, and (b) dividends from wholly owned subsidiaries to Charter; (ii) (a) split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of shares held by Charter in a fiduciary capacity or in respect of a debt previously contracted) any shares of the capital stock of Charter or securities convertible into or exercisable therefor, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor, other than the issuance of Charter Common Stock pursuant to the exercise of outstanding Charter Options if and as permitted pursuant to the terms of the agreements providing therefor, (iv) amend its Certificate of Incorporation, Bylaws or other similar governing documents, (v) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $50,000 individually and $200,000 in the aggregate, except in the case of emergency repairs or replacements, (vi) enter into any new line of business,
(vii) subject to certain exceptions relating to non-performing assets, acquire or agree to acquire any business or entity or otherwise acquire any assets which would be material to Charter, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law, (ix) change its methods of accounting in effect at September 30, 1996, subject to certain exceptions, (x) (a) adopt, amend, renew or terminate (except as otherwise contemplated by the Merger Agreement or as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Charter or any of its affiliates and any of their respective current or former directors, officers and employees, or (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); (xi) take or cause to be taken any action that would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code,
(xii) other than in the ordinary course of business consistent with past practice, dispose or agree to dispose of its material assets, properties or other rights or agreements, (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity, (xiv) file any application to relocate or terminate the operations of any of Charter Bank's banking offices, (xv) subject to certain exceptions relating to non-performing assets, invest or commit to invest in real estate or any real estate development project, (xvi) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Charter Bank's deposits, (xvii) (a) without first consulting with Magna, enter into, renew or increase any loan or other extension of credit or commit to make any such loan or other extension of credit, to any person or entity, or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or other extension of credit or commitment therefor, in an amount in excess of $250,000 or an amount which, when aggregated with any and all existing loans, other extensions of credit or credit commitments to such person or entity, would be in excess of $250,000; (b) lend to any person or entity other than in accordance with the lending policies of Charter Bank as in effect on the date of the Merger Agreement; or (c) without first consulting with Magna, lend to any person or entity if any of the loans or other extensions of credit by Charter Bank to such person or entity are on Charter Bank's "watch list" or similar internal report in an amount in excess of $250,000; provided, however, that nothing in the Merger Agreement shall prohibit Charter or any of its subsidiaries from honoring any contractual obligation in existence on the date of the Merger Agreement, (xviii) make or commit to any loan or extension of credit to any director or officer of Charter or any of its subsidiaries without giving Magna five days' notice in advance of such entity's approval of such loan or extension of credit or commitment relating thereto, (xix) except as otherwise contemplated by the Merger Agreement, create, renew, amend or terminate (or give notice to do the same) any material contract, agreement or lease for goods, services or office space to which Charter or any of its subsidiaries is a party or by which they or their property is bound, or (xx) agree to do any of the foregoing.

         Charter also has agreed in the Merger Agreement that it will not authorize or permit any of its officers, directors, employees or agents to (i) directly or indirectly solicit, initiate or encourage any inquiries relating to the making of any proposal which constitutes a Takeover Proposal (as defined in the Merger Agreement), (ii) recommend or endorse any Takeover Proposal, (iii) participate in any negotiations relating to any such inquiry or proposal, or
(iv) provide third parties with any non-public information relating to any such proposal (except in each case to the extent legally required for the discharge of the fiduciary duties of the Charter Board). Charter will notify Magna immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Charter, and will promptly inform Magna in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, Takeover Proposal means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Charter or Charter Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Charter or any of its subsidiaries other than the transactions contemplated or permitted by the Merger Agreement.

         Pursuant to the Merger Agreement, Magna has agreed to use its reasonable best efforts to (x) preserve its business organization and that of Magna Bank, (y) keep available to itself the present services of the employees of Magna and Magna Bank and (z) preserve the goodwill of the customers of Magna and Magna Bank and others with whom such business relationships exist.

         In addition, Magna has agreed, pursuant to the Merger Agreement, that until the Effective Time, except as otherwise contemplated by the Merger
Agreement or with the prior written consent of Charter, Magna will not (i) declare, pay or make any extraordinary or special dividends or distributions in respect of Magna Common Stock, (ii) subject to certain exceptions, change its method of accounting in effect at December 31, 1996, (iii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, except as may be required by applicable law, (iv) take or cause to be taken any action that would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code, (v) amend its Certificate of Incorporation or Bylaws or other governing instruments in a manner which would adversely affect in any manner the terms of the Magna Common Stock or the ability of Magna to consummate the transactions contemplated by the Merger Agreement, or (vi) agree to do any of the foregoing.

Waiver, Amendment and Termination of the Merger Agreement

         Prior to the Effective Time, and subject to compliance with applicable law, any provision of the Merger Agreement may be waived by the party benefitted by the provision or, subject to applicable law, amended or modified at any time by an agreement in writing approved by the Boards of Directors of Magna and Charter and executed in the same manner as the Merger Agreement, provided that, after the approval of the Merger by the stockholders of Charter, the Merger Agreement may not be amended, without further approval of such stockholders, to reduce the amount or change the form of the consideration to be received by Charter stockholders. In addition, Magna may at any time change the method of effecting the Merger if and to the extent that Magna deems such change desirable, provided that, no such change may alter or change the amount of consideration to be issued to the holders of Charter Common Stock, adversely affect the tax treatment of stockholders of Charter or materially delay consummation of the Merger.

         The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the matters presented in connection with the Merger by the stockholders of Charter, as follows: (i) by the mutual consent of Magna and Charter if the Boards of Directors of each so determines; (ii) by either Magna or Charter upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining, denying approval of, or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either Magna or Charter in the event that the Merger has not been consummated by September 30, 1998, unless the failure to consummate the Merger is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants or agreements; (iv) by either Magna or Charter if the approval of the stockholders of Charter required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders; (v) by either Magna or Charter, if such terminating party is not then in material breach of any representation, warranty, covenant or other agreement in the Merger Agreement, in the event of a material breach by the other party of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Effective Time, which breach would have a Material Adverse Effect on the terminating party; (vi) by either Magna or Charter, if such terminating party is not then in material breach of any representation, warranty, covenant or other agreement in the Merger Agreement, in the event of a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party; (vii) by Magna if (a) the Charter Board shall have (I) withdrawn or adversely modified its approval or recommendation of the Merger Agreement to the stockholders of Charter, or (II) failed to reconfirm its recommendation of the Merger Agreement or the Merger after five business days following a written request by Magna to do so, or (b) Charter shall have taken any of the actions concerning a Takeover Proposal set forth above (each of the foregoing, a "Triggering Action"); or (viii) by Charter if (a) the average closing price of Magna Common Stock on the NYSE, as reported by The Wall Street Journal, Midwest edition, for the 20 consecutive full trading days ending at the close of trading on the later to occur of the Special Meeting or the date of receipt of the last Requisite Regulatory Approval (the "Average Closing Price") is less than $32.05 (80% of the Magna Closing Price on November 26, 1997, which was $40.0625), and (b) the percentage decline in the market value per share of Magna Common Stock, based upon a comparison of a $40.0625 starting price and the Average Closing Price, is more than the percentage decline in a defined index of comparable bank stocks, plus .15, provided, however, if Charter terminates the Merger Agreement pursuant to this provision, it shall promptly notify Magna in writing whereupon Magna may elect, within the five day period commencing with its receipt of Charter's notice to terminate, to increase the Exchange Ratio to the extent required so that the Charter stockholders would receive the minimum number of shares of Magna Common Stock necessary to have the implied value (based on the Average Closing Price) sufficient to prevent Charter from having the right to terminate under this provision. Upon such an election by Magna, the Merger Agreement will remain in full force and effect, as modified by the substitution of the new Exchange Ratio.

         In the event of the termination of the Merger Agreement by either Magna or Charter, neither Magna nor Charter will have any further obligations under the Merger Agreement except (i) for certain provisions of the Merger Agreement relating to confidentiality and expenses and (ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement. However, if the Merger Agreement is terminated by Magna for a reason described in subparagraph (vii) of the preceding paragraph or by Charter for any of the reasons described in the preceding paragraph at a time when Magna would have had the right to terminate the Merger Agreement for a reason described in subparagraph (vii) of the preceding paragraph, Charter will promptly, but in no event later than two business days after the date of such termination, pay to Magna $5 million in cash (the "Termination Fee"), as reimbursement of Magna's direct and indirect expenses and costs, including, legal, accounting and administration costs, as well as the opportunity cost to Magna of business transactions foregone as a result of its efforts to effect the Merger. However, if the Merger Agreement is terminated by either party as a result of the failure of the stockholders of Charter to adopt the Merger Agreement, then Charter will pay the Termination Fee to Magna if (A) a Takeover Proposal occurred prior to the Special Meeting, and
(B) Charter entered into an agreement to consummate a transaction constituting the subject of a Takeover Proposal or consummated such transaction, within 12 months following the Special Meeting. The Termination Fee, if paid, shall offset any damages otherwise awarded to Magna under the Merger Agreement.

         No assurance can be given that the Merger will be consummated, that Magna and Charter will not mutually agree to terminate the Merger Agreement or that Magna or Charter will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before September 30, 1998.

Stock Exchange Listing

         Magna Common Stock is listed on the NYSE. Magna has agreed to use reasonable efforts to cause the shares of Magna Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to or at the Effective Time. The obligations of the parties to consummate the Merger are subject to, among other things, approval for listing by the NYSE of such shares subject to official notice of issuance as of the Effective Time. See "-- Conditions to the Merger" above.

Accounting Treatment

         Upon consummation of the Merger, the transaction will be accounted for by the purchase method of accounting under generally accepted accounting principles, and all of the assets and liabilities of Charter will be recorded in Magna's consolidated financial statements at their estimated fair value. The amount, if any, by which the purchase price paid by Magna to Charter stockholders in the Merger exceeds the fair value of the net assets acquired by Magna through the Merger will be recorded as goodwill. Magna's consolidated financial statements will include the consolidated operations of the Resulting Corporation (including Charter Bank) from and after the Effective Time.

Certain Federal Income Tax Consequences

         The Merger. The following is a discussion of certain federal income tax consequences of the Merger to Magna, Charter and holders of Charter Common Stock. The discussion is based upon the Code, Treasury regulations, rulings of the IRS, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that shares of Charter Common Stock are held by the holders thereof as a "capital asset" within the meaning of
Section 1221 of the Code (i.e., property generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Charter Common Stock in light of the holder's particular circumstances or to stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the Effective Time, and in rendering such opinions, such counsel will require and rely upon representations contained in the Merger Agreement and in certificates and representations of Magna, Charter and certain stockholders of Charter regarding the satisfaction of certain requirements to a reorganization within the meaning of Section 368(a) of the Code (including the absence of any plan or intention by certain holders of Charter Common Stock to sell, exchange or otherwise dispose of shares of Magna Common Stock to be received by such person upon consummation of the Merger). Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS and there can be no assurance that the IRS will not take a position contrary to one or more of the positions reflected in such opinions or that such positions will be upheld by the courts if challenged by the IRS.

         It is a condition to the obligation of Magna to consummate the Merger that Magna shall have received an opinion of Gallop, Johnson & Neuman, L.C., counsel to Magna, dated as of the Closing Date, in form and substance reasonably satisfactory to Magna, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by Magna, Charter or Merger Sub as a result of the Merger. It is a condition to the obligation of Charter to consummate the Merger that Charter shall have received an opinion of Silver, Freedman & Taff, L.L.P., special counsel to Charter, dated as of the Closing Date, in form and substance reasonably satisfactory to Charter, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                  (i) no gain or loss will be recognized by Charter as a result of the Merger;

                  (ii) no gain or loss will be recognized by the stockholders of Charter who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Magna Common Stock); and

                  (iii) the aggregate tax basis of the Magna Common Stock received by a stockholder of Charter who exchanges all of his or her Charter Common Stock solely for Magna Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Charter Common Stock surrendered in exchange therefor.

         Based upon the current ruling position of the Service, cash received by a holder of Charter Common Stock in lieu of a fractional share interest in Magna Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Charter Common Stock allocable to such fractional share interest. Such gain or loss should be capital gain or loss taxable at the maximum rate of 20% (10% for those in a federal tax bracket of 15% or less) with respect to Charter Common Stock held for more than 18 months and 28% with respect to Charter Common Stock held for more than one year but not more than 18 months.

         THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH STOCKHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX
CONSEQUENCES, EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

No Appraisal Rights

         Section 262(b) of the DGCL provides that the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (a "Nasdaq National Market Security"), or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger agreement to accept for their stock anything except (i) shares of the corporation surviving the merger, (ii) shares of stock which are either listed on a national securities exchange or designated as a Nasdaq National Market Security or held of record by more than 2,000 stockholders, or (iii) cash in lieu of fractional shares of stock described in (i) and (ii) above or any combination thereof. Accordingly, Charter stockholders will not be entitled to appraisal rights in connection with the Merger because, as of the Record Date, the shares of Charter Common Stock were designated as a Nasdaq National Market Security, and because the shares of Magna Common Stock to be issued in the Merger will be listed on the NYSE at the Effective Time, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of Magna Common Stock.

Management and Operations Following the Merger

         It is anticipated that no current director of Charter will serve as a director of Magna, though certain directors of Charter will become advisory directors of Resulting Corporation or another subsidiary of Magna. It is also anticipated that as of the Effective Time, Mr. Becker will retire, thereby ceasing all active participation in the affairs of Charter, Charter Bank and their respective successors.

                  REGULATORY CONSIDERATIONS APPLICABLE TO MAGNA

General

         Magna is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHCA. As a bank holding company, Magna's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and Magna may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. Because Magna will become the owner of 100% of the outstanding voting shares of Charter upon consummation of the Merger, Magna must obtain the prior approval of the Federal Reserve Board before consummating the Merger.

         Magna and its subsidiaries are subject to supervision and examination by applicable federal banking and other agencies. The earnings of Magna's subsidiaries, and therefore the earnings of Magna, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the
Comptroller of the Currency (the "OCC"). In addition, there are numerous governmental requirements and regulations that affect the activities of Magna and its subsidiaries. Supervision and regulation of bank holding companies and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

         The following description summarizes some of the legal and bank regulatory restrictions applicable to Magna and its subsidiaries, including Magna Bank. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Payment of Dividends

         Magna is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of funds to Magna on a parent company only basis consists of dividends and management fees from Magna Bank. Various laws and regulations limit the amount of dividends and management fees that Magna Bank can pay to Magna without regulatory approval.

         The approval of the OCC is required for any dividend by a national bank (such as Magna Bank) if the total of all dividends declared by the national bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand, after deducting losses and bad debts. All debts due to a national bank on which interest is due and unpaid for a period of six months, unless the same are well secured and in the process of collection, are considered bad debts. During the fourth quarter of 1996 and 1997, Magna Bank requested and received approval from the OCC to pay dividends in 1997 and 1998, respectively, of up to 50% of its then-current period earnings, while maintaining its status as a "well capitalized" financial institution.

         The payment of dividends and management fees by Magna Bank also may be affected by other factors, such as the maintenance of adequate capital for Magna Bank.

         In addition to the foregoing, applicable regulatory authorities are authorized to prohibit the payment of dividends when such payment would constitute an unsafe and unsound banking practice. The Federal Reserve Board has indicated that it generally would be an unsafe and unsound banking practice to pay dividends except out of current operating earnings. As indicated below, federal regulatory authorities have adopted standards for the maintenance of capital (see "-- Capital Adequacy"). Adherence to such standards may further limit the ability to pay dividends. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") prohibits the payment of dividends or management fees by "undercapitalized" financial institutions and even by "well capitalized" institutions where the payment of dividends and management fees would render them "undercapitalized."

Transactions with Affiliates

         Any FDIC-insured bank is subject to restrictions under federal law on certain transactions between the bank and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. These restrictions currently apply to transactions between Magna Bank and its non-bank affiliates, including Magna. Such transactions by a bank with any one affiliate are limited in amount to ten percent of the bank's capital stock and surplus and, with all affiliates together, to an aggregate of twenty percent of such bank's capital stock and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money, must be on terms and conditions that are offered (or in good faith would be offered) to nonaffiliated companies.

Holding Company Liability

         Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. A bank holding company in certain circumstances may be required to guarantee the capital plan of an undercapitalized banking subsidiary.

         In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Cross Guaranties of Commonly Controlled Banks

         Under the so-called "cross guaranty" provision of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") if the FDIC incurs a loss in connection with the default of an insured bank or thrift institution or in connection with providing assistance to a bank or thrift institution in danger of default, any other commonly-controlled insured depository institution may be required to reimburse the FDIC for the loss.

Capital Adequacy

         The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. Federal bank regulators have issued standards for banks and thrifts that are similar but not identical to the standards for bank holding companies.

         In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing then categories with lower credit risks. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

         Under the risk-based capital standard, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must consist of so-called Tier 1 capital, comprised of common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, plus certain items such as goodwill and certain other intangible assets. The remainder may consist of so-called "Tier 2" capital, defined as qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 Capital and a limited amount of loan and lease loss reserves.

         In addition to the risk-based standard, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets less goodwill and certain other intangibles (the "Leverage Ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies, including expansion-oriented holding companies, generally are required to maintain a Leverage Ratio of at least 4% to 5%.

         The Federal Reserve Board has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk and certain risks arising from nontraditional activities as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

         The federal banking agencies have adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

         Pursuant to FDICIA, as enacted in 1991, the federal banking agencies were required to implement a capital classification system for insured institutions under which banks would be ranked in one of five capital categories ranging from "well capitalized" to "critically undercapitalized," depending on their capital strength and to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. The relevant capital measures are the total capital ratio, Tier 1 Capital ratio and the Leverage Ratio. Under the regulations, a national bank will be (i) "well-capitalized" if it has a total capital ratio of 10% or greater, a Tier 1 Capital Ratio of 6% or greater and a Leverage Ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater (3% in certain circumstances) and is not "well-capitalized;" (iii) "undercapitalized" if it has a total capital ratio of less than 8%, Tier 1 Capital Ratio of less than 4% or a Leverage Ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than 6%, a Tier 1 Capital Ratio of less than 3% or a Leverage Ratio of less than 3%; and (v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. In addition, a bank's primary federal regulatory agency is authorized to downgrade the bank's capital category to the next lower category upon a determination that the bank is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution was or would be as a result thereof "undercapitalized." An "undercapitalized" depository institution is also subject to limitations on, among other things, asset growth, acquisitions, branching, new business lines, acceptance of brokered deposits, and borrowings from the federal reserve system and are required to submit a capital restoration plan. The federal bank regulatory agencies may not accept a capital restoration plan without determining, among other things, that the plan is based upon realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guaranty that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of
(i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized," or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." A "significantly undercapitalized" depository institution may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. A "critically undercapitalized" institution is subject to the appointment of a receiver or a conservator.

         As of September 30, 1997, both Magna and Magna Bank exceeded the required capital ratios for classification as "well capitalized." These required ratios are provided in the chart below, as well as the actual risk-based and leverage capital ratios of Magna and Magna Bank on September 30, 1997. Also included in the chart are the pro forma risk based capital ratios and the leverage capital ratio of Magna, assuming consummation of the Merger on September 30, 1997.


                                                   Leverage and Risk-based Capital Ratios


                                                                          Risk-Based Ratios
                                                    Leverage         Tier 1             Total
As of September 30, 1997                             Ratio          Capital            Capital
------------------------                             -----          -------            -------

Magna.......................................        7.34%          10.97%              12.12%
Magna Bank..................................        6.98           10.47               11.63
Magna Pro Forma (1).........................        6.28            9.16               10.25
Minimum required ratio......................        4.0             4.0                 8.0
"Well capitalized" minimum ratio............        5.0             6.0                10.0


(1) Assuming consummation of the Merger (including the effects of the Homeland Acquisition) on September 30, 1997.


FDIC Insurance Assessments

         The deposits of Magna Bank are insured up to $100,000 per insured depositor (as determined by law and regulation) primarily through the Bank Insurance Fund (the "BIF"). In addition, certain deposits of Magna Bank that are related to the bank's acquisitions since 1989 are insured by the Savings Association Insurance Fund (the "SAIF"). Both the BIF and SAIF are administered and managed by the FDIC.

         In 1996, Congress enacted legislation that, among other things, was intended to eliminate the deposit insurance premium disparity between BIF- and SAIF-insured deposits by utilizing BIF assessments to help fund debt service on certain Financing Corporation (FICO) bonds, resulting in higher insurance premiums for certain BIF-insured deposits and lower insurance premiums for SAIF-insured deposits. Institutions with SAIF-insured deposits such as Magna Bank were subject to a one-time special assessment on their SAIF-assessable deposits. In connection with this assessment, Magna recognized a one-time charge for the quarter ended September 30, 1996 of approximately $411,000.

Control Acquisitions

         The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company such as Magna unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of such holding company.

Interstate Acquisitions

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle Neal Act") facilitates the interstate expansion and consolidation of banking organizations (i) by permitting bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) by permitting national and state banks located in different states to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of either bank had passed legislation prior to June 1, 1997 (the effective date of the Riegle-Neal
Act) that  prohibited  interstate  mergers  (and only Texas and Montana did so),
(iii) by permitting banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) by permitting foreign banks to establish, with approval of the federal banking regulators, branches outside their home states to the same extent that national or state banks located in the home state would be so authorized, and (v) by permitting banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state.

         One effect of the Riegle-Neal Act has been to permit Magna to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies located in Missouri, Illinois and Iowa. Overall, this legislation is likely to continue to have the effects of increasing competition and promoting consolidation in the banking industry.

Future Legislation

         Legislative proposals, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, are from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of Magna and its subsidiaries in substantial and unpredictable ways. Magna cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of Magna or its subsidiaries.

                    INFORMATION REGARDING MAGNA CAPITAL STOCK

General

         Magna has authorized 80,000,000 shares of Magna Common Stock, 1,000,000 shares of preferred stock, no par value ("Magna No Par Value Preferred"), 49,500 shares of 7.5% Cumulative Class B Voting Preferred Stock, par value $20.00 per share ("Magna Voting Preferred"), and 1,000,000 shares of Class C Non-Voting Preferred Stock, par value $0.10 per share ("Magna NonVoting Preferred"). At September 30, 1997, there were 33,008,506 shares of Magna Common Stock, no shares of Magna No Par Value Preferred, 1,996 shares of Magna Voting Preferred, and no shares of Magna Non-Voting Preferred issued and outstanding. Under Delaware law, the Magna Board may generally approve the issuance of authorized shares of preferred stock and Magna Common Stock without stockholder approval.

         The Magna Board is also authorized to fix the number of shares and determine the designation of any series of preferred stock of Magna and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series thereof. The Magna Board has designated and reserved 400,000 shares of Magna Series A Junior Participating Preferred Stock, no par value ("Magna Junior Preferred"), pursuant to Magna's Preferred Share Purchase Rights Plan, dated November 11, 1988, between Magna and Magna Bank (successor to Magna Trust Company), as rights agent (the "Rights Plan").

         The existence of a substantial number of unissued and unreserved shares of Magna Common Stock and undesignated shares of preferred stock may enable the Magna Board to issue shares to such persons and in such manner as may be deemed to have an antitakeover effect.

Magna Common Stock and Attached Preferred Share Purchase Rights

         Dividends. Holders of Magna Common Stock are entitled to share ratably in dividends when, as and if declared by the Magna Board from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of preferred stock ranking superior as to dividends to the Magna Common Stock.

         The Magna Board intends to maintain its present policy of paying quarterly cash dividends on the Magna Common Stock, unless and to the extent that such dividends would not be justified by the then financial condition of Magna and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including Magna's earnings, financial condition and capital requirements, as well as on regulatory limitations, note and indenture provisions and such other factors as the Magna Board may deem relevant. The payment of dividends to Magna by subsidiary banks is subject to extensive regulation by various federal regulatory agencies. See "REGULATORY CONSIDERATIONS APPLICABLE TO MAGNA -- Payment of Dividends."

         Voting Rights. Each holder of Magna Common Stock has one vote for each share held on matters presented for consideration by the stockholders and votes together with holders of Magna Voting Preferred as a single class, unless otherwise required by law. The holders of Magna Common Stock and Magna Voting Preferred do not have cumulative voting rights in the election of directors.

         Preemptive Rights. The holders of Magna Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of Magna.

         Liquidation Rights. In the event of liquidation, dissolution or winding-up of Magna, whether voluntary or involuntary, the holders of Magna Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

         Assessment and Redemption. Shares of Magna Common Stock issuable in the Merger will be, when issued, fully paid and nonassessable. Such shares do not have any redemption or sinking fund provisions.

         Preferred Share Purchase Rights Plan. One Right is attached to each share of Magna Common Stock, including each share of Magna Common Stock to be issued in the Merger. The Rights trade automatically with shares of Magna Common Stock, and become exercisable and will trade separately from the Magna Common Stock on the 10th day after public announcement, or notice to Magna, that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Magna Common Stock, or upon commencement or announcement, or notice to Magna, of intent to make a tender offer for 20% or more of the outstanding shares of Magna Common Stock, in either case without prior written consent of Magna. When exercisable, each Right will entitle the holder to purchase 1/100th of a share of Magna Junior Preferred at a price of $50 per 1/100th of a share. In the event Magna is acquired in a merger or other business combination transaction in which Magna is not the surviving corporation or in which Magna Common Stock is exchanged or 50% or more of Magna's assets or earning power is sold, holders of Rights (other than the acquiring person or group) may purchase Magna Common Stock having a market value of twice the then current exercise price of each Right. If Magna is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of Magna and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the Magna Board prior to attempting a takeover and to give the Magna Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by the Magna Board in certain circumstances, expire by their terms on November 22, 1998.

         Transfer  Agent.  Magna  Bank is the  transfer  agent for Magna  Common
Stock.

Preferred Stock

         Magna  No  Par  Value   Preferred.   Except  for  the  designation  and
reservation of the Magna Junior Preferred described above, the Magna Board has not acted to designate any shares of No Par Value Preferred.

         Magna Voting Preferred. Magna Voting Preferred Stock has a cumulative dividend rate of 7.5% per annum of the par value thereof, as and when declared by Magna's Board of Directors. Cash dividends are required to be declared and paid or set aside for payment on Magna Voting Preferred before any dividends are declared or paid on Magna Common Stock. Dividend rights with respect to the Magna Voting Preferred rank pari passu with any other shares of equally ranking preferred stock then outstanding.

         In the event of any liquidation, dissolution or winding up of Magna, before any distribution may be made to the holders of Magna Common Stock, the holders of Magna Voting Preferred are entitled to be paid $20.00 per share, together with all accrued and unpaid dividends thereon, and the holders of Magna Common Stock thereafter are entitled, to the exclusion of holders of Magna Voting Preferred, to divide ratably the assets of Magna then remaining. Upon liquidation, Magna Voting Preferred ranks pari passu with any other shares of equally ranking preferred stock then outstanding.

         The holders of Magna Voting Preferred are entitled to one vote for each share and vote together with the holders of Magna Common Stock as a single class, except as otherwise required by law.

         Magna Non-Voting Preferred. Except for the designation and issuance of 19,680 shares in connection with the acquisition of another bank holding company, which shares were subsequently redeemed, Magna's Board of Directors has not acted to designate or issue any shares of Non-Voting Preferred.

Reservation of Shares

         As of September 30, 1997, approximately 5,355,579 shares of Magna Common Stock were reserved for issuance in connection with conversion of Magna's Convertible Subordinated Capital Notes, Convertible Subordinated Debentures and Magna's stock-based compensation plans.

Resales of Magna Common Stock Received in the Merger

         The shares of Magna Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to (i) any Charter stockholder who may be deemed to be an "affiliate" of Charter for purposes of Rule 145 under the Securities Act, or (ii) affiliates of Magna. Charter affiliates may not sell their shares of Magna Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of Magna Common Stock received in the Merger by persons who may deemed to be affiliates of Charter. Under the rules promulgated pursuant to the Securities Act, an individual or entity that directly or indirectly controls, is controlled by or is under common control with Charter is an "affiliate" of Charter. It is expected that each of the executive officers, directors and principal stockholders of Charter (other than the ESOP) will be deemed an affiliate of Charter.

         Pursuant to the terms of the Merger Agreement, Charter has agreed to use its best efforts to cause each of its affiliates (for purposes of Rule 145 of the Securities Act) to deliver to Magna a written agreement intended to ensure compliance with the Securities Act.

                        COMPARISON OF STOCKHOLDER RIGHTS

         Magna and Charter are both incorporated under the laws of the State of Delaware and thus are governed by the DGCL. If the Merger is consummated, the holders of Charter Common Stock, whose rights as stockholders are currently governed by Charter's Certificate of Incorporation (the "Charter Certificate") and the Bylaws of Charter (the "Charter Bylaws") will, upon the exchange of their Charter Common Stock pursuant to the Merger Agreement, become holders of shares of Magna Common Stock and their rights as such will be governed by Magna's Certificate of Incorporation (the "Magna Certificate"), Magna's Bylaws (the "Magna Bylaws") and will continue to be governed by the DGCL. The material differences between the rights of holders of Charter Common Stock and the rights of holders of Magna Common Stock, resulting from the differences in their governing documents are summarized below.

         The following summary does not purport to be a complete statement of the rights of holders of Magna Common Stock under applicable Delaware corporation law, the Magna Certificate and the Magna Bylaws or a comprehensive comparison with the rights of the holders of Charter Common Stock under the Charter Certificate and the Charter Bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Magna (including the Magna Rights Agreement) and the governing corporate instruments of Charter, to which the holders of Charter Common Stock are referred. Copies of such governing corporate instruments of Magna and Charter are available, without charge, to any person, including any beneficial owner to whom this Proxy Statement/Prospectus is delivered on written or oral request in the case of documents relating to Magna, to Magna Group, Inc., One Magna Place, 1401 South Brentwood Boulevard, St. Louis, Missouri 63144, Attention: Gary D. Hemmer, Executive Vice President, telephone number (314) 963-2500, and in the case of documents relating to Charter, to Charter Financial, Inc., 114 West Broadway, Sparta, Illinois 62286, Attention: Linda M. Johnson, Secretary, telephone number (618) 443-2166. In order to insure timely delivery of the documents, requests should be received [_______________], 1998.

Special Meeting of Stockholders

         Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. The Magna Bylaws provide that special meetings may be called only by the Chairman of the Board or by the Magna Board pursuant to a resolution adopted by a majority of the total number of directors which Magna would have if there were no vacancies. The Charter Bylaws and Certificate provide that a special meeting of stockholders may be called only by the Charter Board pursuant to a resolution adopted by a majority of the total number of directors which Charter would have if there were no vacancies on the board.

Stockholder Action by Written Consent

         Under the DGCL, unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Both the Magna and Charter Certificates, however, prohibit such stockholder action by written consent.

Supermajority Provisions

         The Magna Certificate and Bylaws require a vote of 80% of the outstanding shares to remove directors for cause, to approve certain business combinations and to amend these provisions of the Magna Certificate and Bylaws. The Charter Certificate and Bylaws likewise contain supermajority provisions regarding the removal of directors for cause, the approval of certain business combinations, the amendment of certain provisions of the Charter Certificate and the amendment of any provisions of the Charter Bylaws. Such supermajority provisions may have the effect of discouraging takeover attempts that do not have the approval of the board of directors.

Personal Liability of Directors

         As permitted by the DGCL, both the Magna Certificate and the Charter Certificate provide that a director shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) any transaction from which such director derives an improper personal benefit.

Indemnification of Officers and Directors

         The DGCL provides that directors and officers as well as other employees and agents of a Delaware corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, suit or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Both the Magna and Charter Certificates provide that each company shall indemnify, to the fullest extent permitted by law, any director or officer who may be indemnified pursuant to the DGCL.


Rights Plan

         On November 11, 1988, the Magna Board declared a dividend distribution of one Right for each outstanding share of Magna Common Stock to stockholders of record at the close of business on November 22, 1988, pursuant to the Rights Plan. For a description of the Rights, see "INFORMATION REGARDING MAGNA CAPITAL STOCK -- Magna Common Stock and Attached Preferred Share Purchase Rights." Charter has not adopted a stockholder rights plan.

Classification of Board of Directors

         Both the Magna and the Charter Board are divided into three classes, and the directors of each are elected by classes to three-year terms, so that one of the three classes of the directors will be elected at each annual meeting of the stockholders. While this provision promotes stability and continuity of each board of directors, classification of the board of directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of stockholders by a person who obtains a controlling interest in the common stock of either corporation and thereby could impede a change in control of either corporation.

Voting for Directors

         The Magna Bylaws do not provide for cumulative voting in the election of directors. The Charter Certificate and Charter Bylaws likewise do not provide for cumulative voting in the election of directors.

                                  LEGAL MATTERS

         The validity of the shares of Magna Common Stock to be issued in the Merger and certain other legal matters, including certain tax consequences of the Merger, will be passed upon for Magna by Gallop, Johnson & Neuman, L.C. Certain tax consequences of the Merger will be passed upon for Charter by Silver, Freedman & Taff, L.L.P. (a partnership including professional corporations).
                                       44

                                     EXPERTS

         The consolidated financial statements of Magna Group, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in the Proxy Statement of Charter Financial, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing in Magna Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, and is incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Charter and subsidiaries as of September 30, 1997 and 1996 and for each of the years in the three year period ended September 30, 1997, included in Charter's 1997 Form 10-K incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in Charter's 1997 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Homeland Bankshares Corporation and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, incorporated in this Proxy Statement/Prospectus by reference from Magna's Current Report on Form 8-K/A dated May 1, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              STOCKHOLDER PROPOSALS

         If the Merger is consummated, stockholders of Charter who receive Magna Common Stock in the Merger will become stockholders of Magna at the Effective Time. Under applicable regulations of the Commission, all proposals of stockholders to be considered for inclusion in Magna's proxy statement for, and to be considered at, the 1998 annual meeting of Magna's stockholders must have been received in writing at the offices of Magna, c/o Secretary, One Magna Place, 1401 South Brentwood Blvd., St. Louis, Missouri 63144 by not later than November 30, 1997. The Magna Bylaws also prescribe certain time limitations on procedures regarding prior written notice to Magna by stockholders, which limitations and procedures must be complied with for proposals from stockholders to be included in Magna's proxy statement for, and to be considered at, such annual meeting. Any stockholder who wishes to make such a proposal should request a copy of the applicable provisions of the Magna Bylaws from the secretary of Magna.

                                                                       ANNEX A


                          AGREEMENT AND PLAN OF MERGER


                                 by and between


                                MAGNA GROUP, INC.

                                       and

                             CHARTER FINANCIAL, INC.

                          Dated as of November 19, 1997

                                TABLE OF CONTENTS
                                                                       Page


ARTICLE I            THE MERGER.........................................  1
 1.1.        The Merger.................................................  1
 1.2.        Effective Time.............................................  1
 1.3.        Effects of the Merger......................................  1
 1.4.        Conversion of Charter Common Stock.........................  2
 1.5.        Adjustment to Stock-Based Plans............................  2
 1.6.        No Fractional Shares.......................................  3
 1.7.        Merger Sub Common Stock....................................  3
 1.8.        Certificate of Incorporation of Surviving
               Corporation..............................................  3
 1.9.        By-Laws of Surviving Corporation...........................  4
 1.10.       Directors and Officers of Surviving Corporation............  4
 1.11.       Tax Consequences...........................................  4

ARTICLE II           EXCHANGE OF SHARES.................................  4
 2.1.        Magna to Make Shares Available.............................  4
 2.2.        Exchange of Shares.........................................  4

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF CHARTER..........  5
 3.1.        Corporate Organization.....................................  5
 3.2.        Capitalization.............................................  6
 3.3.        Authority; No Violation....................................  7
 3.4.        Consents and Approvals.....................................  7
 3.5.        Regulatory Reports; Examinations...........................  8
 3.6.        Financial Statements.......................................  8
 3.7.        Broker's Fees..............................................  8
 3.8.        Absence of Certain Changes or Events.......................  8
 3.9.        Legal Proceedings..........................................  9
 3.10.       Taxes......................................................  9
 3.11.       Employee Benefits.......................................... 10
 3.12.       Insurance.................................................. 12
 3.13.       Charter Information........................................ 12
 3.14.       Compliance with Applicable Law............................. 12
 3.15.       Certain Contracts.......................................... 12
 3.16.       Agreements with Regulatory Agencies........................ 13
 3.17.       Investment Securities...................................... 13
 3.18.       Property................................................... 13
 3.19.       Equity and Real Estate Investments......................... 14
 3.20.       Environmental Matters...................................... 14
 3.21.       Derivative Transactions.................................... 15
 3.22.       Loan Portfolio............................................. 15
 3.23.       Other Activities........................................... 15
 3.24.       Takeover Laws.............................................. 16
 3.25.       Reorganization............................................. 16
 3.26.       Opinion of Financial Advisor............................... 16
 3.27.       Certain Board Action....................................... 16

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF MAGNA............ 16
 4.1.        Corporate Organization..................................... 16
 4.2.        Capitalization............................................. 17
 4.3.        Authority; No Violation.................................... 17
 4.4.        Consents and Approvals..................................... 18
 4.5.        Regulatory Reports; Examinations........................... 18
 4.6.        Financial Statements....................................... 19
 4.7.        Absence of Certain Changes or Events....................... 19
 4.8.        Legal Proceedings.......................................... 19
 4.9.        Magna Information.......................................... 19
 4.10.       Compliance with Applicable Law............................. 20
 4.11.       Ownership of Charter Common Stock.......................... 20
 4.12.       Agreements with Regulatory Agencies........................ 20
 4.13.       Environmental Matters...................................... 20
 4.14.       Reorganization............................................. 21
 4.15.       Magna Defined Benefit Plan................................. 21

ARTICLE V            COVENANTS RELATING TO CONDUCT OF BUSINESS.......... 21
 5.1.        Covenants of Charter....................................... 21
 5.2.        Covenants of Magna......................................... 24

ARTICLE VI           ADDITIONAL AGREEMENTS.............................. 24
 6.1.        Regulatory Matters......................................... 24
 6.2.        Access to Information...................................... 25
 6.3.        Stockholder Meeting........................................ 26
 6.4.        Legal Conditions to Merger................................. 26
 6.5.        Stock Exchange Listing..................................... 26
 6.6.        Indemnification............................................ 27
 6.7.        Subsequent Financial Statements............................ 27
 6.8.        Additional Agreements...................................... 27
 6.9.        Advice of Changes, Failure of Conditions................... 27
 6.10.       Current Information........................................ 27
 6.11.       Merger Sub................................................. 27
 6.12.       Affiliate Letters.......................................... 27
 6.13.       Employee Benefit Plans..................................... 28
 6.14.       Employee Stock Ownership Plan.............................. 28
 6.15.       Pension Plan............................................... 29
 6.16.       SERP....................................................... 29
 6.17.       Subsidiary Bank Merger..................................... 29
 6.18.       Dividend Coordination...................................... 29

ARTICLE VII          CONDITIONS PRECEDENT............................... 29
 7.1.        Conditions to Each Party's Obligation To Effect the Merger. 29
             (a)   Stockholder Approval................................. 29
             (b)   NYSE Listing......................................... 29
             (c)   Regulatory Approvals................................. 30
             (d)   S-4.................................................. 30
             (e)   No Injunctions or Restraints; Illegality............. 30
 7.2.        Conditions to Obligations of Magna......................... 30
             (a)   Representations and Warranties....................... 30
             (b)   Performance of Obligations of Charter................ 30

            (c)   Consents Under Agreements............................. 30
            (d)   No Pending Governmental Actions....................... 31
            (e)   Federal Tax Opinion................................... 31
            (f)   Legal Opinion......................................... 31
7.3.        Conditions to Obligations of Charter........................ 31
            (a)   Representations and Warranties........................ 31
            (b)   Performance of Obligations of Magna................... 31
            (c)   No Pending Governmental Actions....................... 31
            (d)   Federal Tax Opinion................................... 31
            (e)   Legal Opinion......................................... 32

ARTICLE VIII         TERMINATION AND AMENDMENT.......................... 32
 8.1.        Termination................................................ 32
 8.2         Effect of Termination; Expenses............................ 34
 8.3.        Amendment.................................................. 35
 8.4.        Extension; Waiver.......................................... 35

ARTICLE IX           GENERAL PROVISIONS................................. 35
 9.1.        Closing.................................................... 35
 9.2.        Alternative Structure...................................... 35
 9.3.        Nonsurvival of Representations, Warranties and
               Agreements............................................... 35
 9.4.        Expenses................................................... 35
 9.5.        Notices.................................................... 35
 9.6.        Interpretation; Effect..................................... 36
 9.7.        Counterparts............................................... 37
 9.8.        Entire Agreement........................................... 37
 9.9.        Governing Law.............................................. 37
 9.10.       Enforcement of Agreement................................... 37
 9.11.       Severability............................................... 37
 9.12.       Publicity.................................................. 37
 9.13.       Assignment; No Third Party Beneficiaries................... 37

                             SCHEDULES AND EXHIBITS

Charter Disclosure Schedule

Section 3.1      Corporate Organization
Section 3.2      Capitalization
Section 3.3      Authority; No Violation
Section 3.4      Consents/Approvals
Section 3.5      Regulatory Reports; Examinations
Section 3.6      Financial Statements
Section 3.7      Brokers Fees
Section 3.8(a)   Charter Entity liability
Section 3.8(b)   Increase of wages; salaries, benefits
Section 3.9      Legal Proceedings against Charter
Section 3.10(a)  Late tax returns; tax liens
Section 3.11     Employee Benefit Plans; assignments and agreements.
                 Employee Pension Benefit Plans.
                 Plans subject to Title 10 w/ERISA
Section 3.12     Insurance Policies
Section 3.14     Compliance of laws, Rules & Regulations
Section 3.15(a)  Contracts with Directors, officers, employees or consultants:
                 - resulting in severance pay upon sale;
                 - material contract;
                 - payment of over the $100,000;
                 - materially restrict conduct of any lease of business;
                 - benefits increased or accelerated by transaction
Section 3.15(b)  Non-Binding Charter contracts
Section 3.16     Regulatory Agreements
Section 3.17     Book and market value as of September 30, 1997 of Investment
                    Securities, mortgage-backed securities;
                 - Investment Securities Report
Section 3.18     Liens on Real and Personal property.
                 Book value of all real property
Section 3.19     Equity investments, investment on real estate
Section 3.20     Environmental matters
Section 3.21     Derivative Investments
Section 3.22     Loan Agreements; Note or Borrowing Agreements
                 - over 90 days delinquent;
                 - with any Directors; officers; or material shareholders
                 - Substandard loans;
                 - "Real Estate Owned"
Section 3.23     Insurance Activities
Section 5.1      Covenants with Charter a-t

Magna Disclosure Schedule

Section 4.2(a)   List of Magna Stock Option Plans
Section 4.2(b)   List of Magna Subsidiaries
Section 4.3(c)   Violations of Corporate Organic and Other Documents, Laws, etc.
Section 4.4      Other Required Approvals or Filings
Section 4.5      Governmental Proceedings

Section 4.7       Certain Changes or Events
Section 4.8       Legal Proceedings
Section 4.10      Non-Compliance with Laws
Section 4.11      Ownership of Charter Shares
Section 4.12      Magna Regulatory Agreements
Section 4.13      Environmental Compliance
Section 5.2       Negative Covenants of Magna
Section 8.1 (h)   Index Group

                                    EXHIBITS

EXHIBIT "A"       Plan of Merger
EXHIBIT "B"       Affiliate Letter
EXHIBIT "C"       Legal Opinion of Silver, Freedman & Taff, L.L.P.
EXHIBIT "D"       Legal Opinion of Gallop, Johnson & Neuman, L.C.

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of November 19, 1997, by and between Magna Group, Inc., a Delaware corporation ("Magna") and Charter Financial, Inc., a Delaware corporation ("Charter").

         WHEREAS, the Boards of Directors of Magna and Charter have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein, in which Charter will merge with and into a wholly-owned subsidiary of Magna to be organized under the laws of the State of Delaware ("Merger Sub"), subject to the terms, provisions and conditions set forth herein (the "Merger"); and

         WHEREAS, Magna is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"); and

         WHEREAS, Charter is registered as a savings and loan holding company with the Office of Thrift Supervision, and is the record and beneficial holder of all of the capital stock of Charter Bank, S.B., an Illinois-chartered savings bank headquartered in Sparta, Illinois ("Charter Bank"); and

         WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS,   the  parties   desire  to  make   certain   representations,
warranties, undertakings and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

         NOW,   THEREFORE,   in   consideration   of   the   mutual   covenants,
representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Charter shall merge with and into Merger Sub. Merger Sub shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Charter shall terminate.

         1.2. Effective Time. The Certificate of Merger filed with the Secretary of State of the State of Delaware shall specify the date upon which the Merger shall be consummated (the "Effective Date") and the time on the Effective Date at which the Merger shall be consummated (the "Effective Time"). The parties hereto shall take all actions necessary to satisfy the requirements for effecting the Merger in accordance with the DGCL, including the adopting of a Certificate of Merger in the form required under the DGCL. The Certificate of Merger shall include the Plan of Merger set forth in Exhibit A hereto. Subject to the terms and conditions of this Agreement, the Effective Date shall occur on such date as Magna shall notify Charter in writing (such notice to be at least five business days in advance of the Effective Date) but (i) not earlier than the satisfaction of all conditions set forth in Section 7.1 (the "Approval Date") and (ii) not later than sixty (60) days after the Approval Date.

         1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

         1.4. Conversion of Charter Common Stock. (a) At the Effective Time, subject to Section 1.6 and the last sentence of this Section 1.4(a), each share of the $.10 par value common stock of Charter ("Charter Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Charter Common Stock held (1) in the treasury of Charter or (2) directly or indirectly by Charter or Magna or any Subsidiary (as defined below) thereof (except for Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and become exchangeable for
0.5751 of a share (the "Exchange Ratio") of the $2.00 par value common stock of Magna ("Magna Common Stock") and associated Preferred Share Purchase Rights ("Stock Rights") issued pursuant to the Rights Agreement dated as of November 11, 1988 between Magna and Magna Trust Company (the "Magna Rights Agreement"), as subject to possible adjustment as set forth in Section 8.1(h) hereof. All shares of Charter Common Stock that are converted at the Effective Time into Magna Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a "Certificate") previously representing any such shares of Charter Common Stock shall thereafter represent only the right to receive the consideration  into which  such  shares  have been  converted  pursuant  to this
Section 1.4(a) and Section 1.6 hereof. Certificates previously representing shares of Charter Common Stock shall be exchanged for certificates representing whole shares of Magna Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date hereof and the Effective Time, the shares of Magna Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio determined under this Section 1.4(a) shall be adjusted accordingly.

         (b) At the Effective Time, all shares of Charter Common Stock that are owned by Charter as treasury stock or that are owned directly or indirectly by Charter, Magna or any Subsidiary of either Charter or Magna, other than shares of Charter Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and any shares of Magna Common Stock which are similarly held, whether held directly or indirectly by Charter, Magna or any Subsidiary of either Charter or Magna, being referred to herein as "Trust Account Shares") and (ii) held by Charter, Magna or any Subsidiary thereof in respect of a debt previously contracted (any such shares of Charter Common Stock, and any shares of Magna Common Stock which are similarly held, whether held directly or indirectly by Charter or Magna or any Subsidiary of either Charter or Magna, being referred to herein as "DPC Shares") shall be cancelled and shall cease to exist and no stock of Magna or other consideration shall be delivered in exchange therefor.

         1.5.     Adjustment to Stock-Based Plans

         (a) At the Effective Time, each outstanding option to purchase shares of Charter Common Stock (each, a "Charter Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Charter Option, the number of shares of Magna Common Stock equal to (a) the number of shares of Charter Common Stock subject to the Charter Option, multiplied by (b) the Exchange Ratio (such product rounded to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Charter Common Stock which were purchasable pursuant to such Charter Option divided by (z) the number of full shares of Magna Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Charter Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At the Effective Time, Magna shall assume each Charter Option granted to employees and/or directors of a Charter Entity under the Charter Bank, S.B. 1993 Incentive Stock Option Plan, Charter Financial, Inc. 1997 Stock Option Plan and the Charter Bank, S.B. 1993 Stock Option Plan for Outside Directors (collectively, the "Charter Stock Plans").

         (b) At all times after the Effective Time, Magna shall reserve for issuance such number of shares of Magna Common Stock as necessary so as to permit the exercise of options granted under the Charter Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Magna shall make all filings required under federal and state securities laws as soon as practicable after the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and Magna shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

         (c) Notwithstanding the foregoing, each holder of a Charter Option may request in writing, at least ten business days prior to the Effective Time, that all or a portion of his or her Charter Option, whether vested or unvested, be cancelled in consideration for an amount of cash to be paid as of the Effective Time equal to the product of (i) the amount by which $22.50 exceeds the per share purchase price provided for in the Charter Option in question, and (ii) the number of shares of Charter Common Stock underlying the portion of such Charter Option with respect to which the election has been made, subject to any required withholding of taxes. With respect to each such request, Magna may, at its sole and absolute discretion, elect whether it will accept such request and, on or before two business days prior to the Effective Time, notify, in writing, each optionee who makes such request as to whether or not such optionee's request will be accepted by Magna.

         (d) Each share of Charter Common Stock issued and outstanding immediately prior to the Effective Time that is restricted under the Charter
Bank, S.B. 1997 Recognition and Retention Plan (the "RRP") or otherwise ("Restricted Charter Shares") shall be converted into the right to receive, and become exchangeable for, a fraction of a share of Magna Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to each such Restricted Charter Share immediately prior to the Effective Time; provided, the Board of Directors of Charter may amend the RRP to provide that service as an advisory board director of Charter, any of its "Affiliates" (as defined in the RRP) or any successor in interest (or any of such successor's Affiliates) shall constitute "Continuous Service" (as defined in the RRP) in the same manner as service as a member of the Board of Directors, and if such amendment is so made prior to the Effective Time, it shall be ratified by Magna at the Effective Time.

         1.6. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Magna Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Magna Common Stock shall receive in lieu thereof cash (without interest) in amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the per share closing price of Magna Common Stock on the last business day preceding the Effective Time, as reported in the Wall Street Journal, Midwest edition, or in the absence thereof, by another authoritative source. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         1.7. Merger Sub Common Stock. Each share of the no par value common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, which shall be the only shares of capital stock of Merger Sub outstanding prior to the Effective Time and all of which shall be owned by Magna, shall remain issued, outstanding and unchanged after the Merger and shall at the Effective Time constitute all of the issued and outstanding shares of the capital stock of Surviving Corporation in the Merger.

         1.8. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall continue as the Certificate of Incorporation of Surviving Corporation until otherwise amended or repealed from and after the Effective Time.

         1.9. By-Laws of Surviving Corporation. The By-Laws of Merger Sub immediately prior to the Effective Time shall continue as the By-Laws of Surviving Corporation until otherwise amended or repealed from and after the Effective Time.

         1.10. Directors and Officers of Surviving Corporation. At the Effective Time, the Board of Directors and the officers of Merger Sub immediately prior thereto shall continue as the Board of Directors and the officers, respectively, of Surviving Corporation, to hold office in accordance with the Bylaws of Surviving Corporation and applicable laws.

         1.11. Tax Consequences. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                                   ARTICLE II
                               EXCHANGE OF SHARES

         2.1. Magna to Make Shares Available. At or prior to the Effective Time, Magna shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by Magna (which may be a Subsidiary of Magna), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Magna Common Stock and cash (such cash and certificates for shares of Magna Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Charter Common Stock.

         2.2. Exchange of Shares. (a) As promptly as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the consideration into which the shares of Charter Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and, in the case of an "affiliate" identified by Charter pursuant to Section 6.12 hereof, an executed Affiliate Letter (as hereinafter defined), the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Magna Common Stock to which such holder of Charter Common Stock shall have become entitled pursuant to the provisions of Article I hereof, a check representing the amount of cash in lieu of fractional share, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and any distribution declared for which the applicable record date is on or after the Effective Date and not yet paid with respect to such shares of Magna Common Stock and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable as consideration for Charter Common Stock or on unpaid dividends and distributions, if any, payable to holders of Certificates.

         (b) No dividends or other distributions declared as of or after the Effective Time with respect to Magna Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate previously representing Charter Common Stock until the holder thereof shall have surrendered such Certificate in accordance with this Article II. After the surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Magna Common Stock represented by such Certificate.

         (c) If any certificate representing shares of Magna Common Stock is to be issued in a name other than that in which the Certificate representing shares of Charter Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Magna Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of Charter of the shares of Charter Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the consideration issuable with respect thereto as provided in this Article II.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Charter for six months after the Effective Time shall be paid to Magna. Any stockholders of Charter who have not theretofore complied with this
Article II shall thereafter look only to Magna for payment of the consideration due them under this Agreement, including, if appropriate, unpaid dividends and distributions on any Magna Common Stock deliverable to them under this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Magna, Surviving Corporation, Charter, the Exchange Agent or any other person shall be liable to any former holder of shares of Charter Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Magna, the posting by such person of a bond in such amount as Magna may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate consideration issuable pursuant to this Agreement in respect of the shares of Charter Common Stock formerly represented thereby.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CHARTER

         Charter hereby represents and warrants to Magna as follows:

         3.1. Corporate Organization. (a) Charter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Charter has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Charter. The Certificate of Incorporation and Bylaws of Charter, copies of which have previously been delivered to Magna, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Magna or Charter, as the case may be, any effect that (i) is material and adverse to the business, results of operations or financial condition of Magna and its
Subsidiaries (as defined below), taken as whole, or Charter and its Subsidiaries, taken as a whole, respectively, or (ii) materially impairs the ability of Magna and it Subsidiaries, including Merger Sub, or Charter and its Subsidiaries, respectively, to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in generally accepted accounting principles or regulatory accounting requirements that are generally applicable to the banking or savings industries,
(c) expenses incurred in connection with the transactions  contemplated  hereby,
(d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, and (e) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

         (b) Charter has no Subsidiaries other than Charter Bank and Sparta First Service Corporation ("Sparta First"). Charter Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. The deposit accounts of Charter Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Charter Bank. Sparta First is a corporation duly organized and validly existing and in good standing under the laws of the State of Illinois. Each of Charter Bank and Sparta First (collectively, the "Charter Subsidiaries") has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualifications necessary, except where a failure to be so licensed or qualified would not have a Material Adverse Effect. The Articles of Association and Bylaws of each of the Charter Subsidiaries, copies of which have previously been delivered to Magna, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. All of the outstanding capital stock of Charter Bank is owned by Charter, and all of the outstanding capital stock of Sparta First is owned by Charter Bank.

         (c) The minute books of Charter and the Charter Subsidiaries each contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since September 30, 1992 (since June 1995 in the case of Charter) of the stockholders and Board of Directors of Charter and each Charter Subsidiary (including committees of the Board of Directors), respectively.

         3.2. Capitalization. The authorized capital stock of Charter consists of 8,000,000 shares of Charter Common Stock and 1,000,000 shares of $0.10 par value preferred stock ("Charter Preferred Stock"). As of the date of this Agreement, there are (i) 4,150,123 shares of Charter Common Stock issued and outstanding and no shares of Charter Preferred Stock issued and outstanding,
(ii) 215,700 shares of Charter Common Stock held in Charter's treasury and no shares of Charter Preferred Stock held in Charter's treasury, (iii) no shares of Charter Common Stock or Charter Preferred Stock reserved for issuance except for 456,482 shares issuable upon the exercise of the Charter Options granted under the Charter Stock Plans, and (iv) as otherwise indicated in Section 3.2 of the Disclosure Schedule which is being delivered by Charter to Magna concurrently herewith (the "Charter Disclosure Schedule"). All of the issued and outstanding shares of Charter Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2 of the Charter Disclosure Schedule, neither Charter nor any Charter Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Charter Common Stock, Charter Preferred Stock or any other equity security of Charter or of any Charter Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Charter Common Stock, Charter Preferred Stock or any other equity security of Charter or any Charter Subsidiary. Section 3.2 of the Charter Disclosure Schedule sets forth the names of the holders of all Charter Options, issued and outstanding as the date hereof, together with, for each such Charter Option, the date of grant thereof, the number of shares subject thereto, the expiration date thereof and the current exercise of purchase price thereunder.

         3.3. Authority; No Violation. (a) Charter has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the stockholders of Charter to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Charter. The Board of Directors of Charter has directed that this Agreement and the transactions contemplated hereby be submitted to Charter's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Charter's stockholders, no other corporate proceedings on the part of Charter are necessary to approve this Agreement and to consummate the transactions contemplated hereby. The only approval by stockholders of Charter required under applicable law, the Certificate of Incorporation or Bylaws of Charter or otherwise, in order to effect the Merger and other transactions provided for herein is the affirmative vote of the holders of a majority of the outstanding shares of Charter Common Stock. This Agreement has been duly and validly executed and delivered by Charter and (assuming due authorization, execution and delivery by Magna) constitutes a valid and binding obligation of Charter, enforceable against Charter in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Except as set forth in Section 3.3(b) of the Charter Disclosure Schedule, and assuming that the consents and approvals referred to in Section
3.4 hereof are duly obtained, neither the execution and delivery of this Agreement by Charter, nor the consummation by Charter of the transactions contemplated hereby, nor compliance by Charter with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Charter, or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Charter or any Charter Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Charter or any Charter Subsidiary (collectively, the "Charter Entities" and each, a "Charter Entity") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Charter Entity is a party, or by which either Charter Entity or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter.

         3.4. Consents and Approvals. (a) Other than in connection or in compliance with the provisions of the DGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, a review of this Agreement and transactions contemplated by the U.S. Department of Justice ("DOJ") under federal antitrust laws, any required approvals or filings pursuant to any state statutes or regulations applicable to Charter, Magna or their respective Subsidiaries with respect to the transactions contemplated hereby, filings with the Office of Thrift Supervision, if applicable, or such filings, authorizations or approvals as may be set forth in
Section 3.4(a) of the Charter Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Exchange Act (each a "Governmental Entity"), or with any third party are necessary on behalf of Charter in connection with (1) the execution and delivery by Charter of this Agreement and (2) the consummation by Charter of the Merger and the other transactions contemplated hereby.

         (b) As of the date hereof, Charter is not aware of any reasons relating to the Charter Entities why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

         3.5. Regulatory Reports; Examinations. Each Charter Entity has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since September 30, 1993, with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the businesses of the Charter Entities and except as set forth in Section 3.5 of the Charter Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Charter, investigation into the business or operations of either Charter Entity since September 30, 1993 the outcome of which would likely result in a Material Adverse Effect on Charter. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of any Charter Entity.

         3.6. Financial Statements. Charter has previously delivered to Magna copies of (a) the consolidated and parent company only balance sheets of Charter and its Subsidiary as of September 30 for the fiscal years 1996, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of such annual periods, together with the notes thereto, audited by KPMG Peat Marwick LLP and included in an annual report on Form 10-K or Form F-2, as filed with the SEC, and (b) the unaudited consolidated balance sheet of Charter and its Subsidiaries as of December 31, 1996 and March 31 and June 30, 1997 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in the Quarterly Reports on Form 10-Q as filed with the SEC (collectively, and together with the Financial Statements of Charter referred to in Section 6.7 hereof, the "Charter Statements"). The Charter Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of Charter and its Subsidiaries at the date and the consolidated results of operations, cash flows and changes in stockholders' equity of Charter and its Charter Subsidiaries for the periods stated therein and are derived from the books and records of Charter and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. No Charter Entity has any material contingent liabilities that are not reflected in the most recent audited Charter Statements or notes thereto.

         3.7. Broker's Fees. Neither Charter nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Charter has engaged, and will pay a fee to, Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Charles Webb"), in accordance with the terms of a letter agreement between Charter and Charles Webb, a true, complete and correct copy of which has been previously delivered by Charter to Magna.

         3.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Charter Disclosure Schedule, (i) since September 30, 1996, no Charter Entity has incurred any material liability, except in the ordinary course of its business consistent with its past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) since September 30, 1996, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Charter, and (iii) for the period from December 31, 1996 to the date of this Agreement, each Charter Entity has carried on its business in the ordinary course consistent with its past practices (excluding, in the case of Charter, the execution of this Agreement and related matters).

         (b) Except as set forth in Section 3.8(b) of the Charter Disclosure Schedule, since December 31, 1996, no Charter Entity has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 1996 (which amounts have been previously disclosed to Magna), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1996 as listed in Section 3.8(b) of the Charter Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         3.9. Legal Proceedings. (a) Except as set forth in Section 3.9 of the Charter Disclosure Schedule, no Charter Entity is a party to any, and there are no pending or, to the best of Charter's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against any Charter Entity (i) as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Charter or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

         (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon either Charter Entity or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Charter.

         3.10. Taxes. (a) Except as set forth in Section 3.10(a) of the Charter Disclosure Schedule, each Charter Entity has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects and, to the extent required, Charter has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes (as hereinafter defined) within the meaning of Section 6662 of the Code, and (ii) paid in full or made adequate provision in the financial statements of Charter (in accordance with GAAP) for all known Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of management of Charter, threatened against or with respect to a Charter Entity. Except as set forth in Section 3.10(a) of the Charter Disclosure Schedule, (i) there are no liens for Taxes upon the assets of any Charter Entity except for statutory liens for current Taxes not yet due, (ii) no Charter Entity has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of a Charter Entity, the federal and state income Tax Returns of the Charter Entities have been examined by the Internal Revenue Service (the "IRS") or appropriate other tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) Charter has not filed or been included in a combined, consolidated or unitary income Tax Return nor is it subject to any actual or contingent liability for the Taxes of any person under Regulation ss.1.1502-6 under the Code (or any similar provision of state law), (v) Charter is not a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation ss.1.1552-1(a)(1) under the Code), (vi) except for any bad debt recapture arising from the merger of Charter Bank into a bank subsidiary of Magna or the conversion of Charter Bank by Magna to a commercial bank, Charter is not required to include in income any adjustment pursuant to
Section 481(a) of the Code (or any similar or corresponding provision or requirement of state or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) Charter has not filed a consent pursuant to Section 341(f) of the Code, (viii) Charter has not made any payment nor will it be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code as a result of the consummation of the Merger, and (ix) none of the assets of the Charter Entities directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

         (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, as applicable, including, but not limited to income, excise, property, sales, use, transfer, franchise, gross receipts, payroll, withholding, estimated, social security, unemployment insurance, stamp, workers' compensation or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         3.11. Employee Benefits. (a) Section 3.11 of the Charter Disclosure Schedule lists all employee benefit plans, arrangements and agreements to which any Charter Entity is a party or by which it is bound, legally or otherwise (collectively, the "Plans" and each individually a "Plan"), including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (iii) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Charter has delivered to Magna true and complete copies of each Plan (including a summary description of any such Plan not otherwise in writing) and all related documents, including but not limited to (i) all summary plan descriptions (if applicable) relating to the Plan, (ii) the actuarial report for the Plan (if applicable) for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for the Plan, and (iv) in the case of any and all such severance Plans, a listing setting forth the total dollar amount payable to each current employee of either Charter Entity under such Plans currently in effect based on the various assumptions set forth in such list. Except as set forth in Section 3.11 of the Charter Disclosure Schedule, there are no negotiations, demands or proposals that are pending or have been made that concern matters now covered, or that would be covered, by the Plans. Except as set forth in Section 3.11 of the Charter Disclosure
Schedule, the Charter Entities are in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws, rules and regulations applicable with respect to all Plans that are subject to ERISA. The Charter Entities have performed all of their material obligations under all the

Plans, including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise, except where such nonperformance would not have a Material Adverse Effect on Charter. To the best knowledge of Charter, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such Plans or their assets, or arising out of such Plans, and, to the best knowledge of Charter, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such Plans. With respect to each such Plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of Section 4975(e)(1) of the Code), there has occurred no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (within the meaning of Section 4975(c) of the Code).

         (b) Section 3.11 of the Charter Disclosure Schedule separately identifies all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code (each a "Qualified Plan"). Each such Qualified Plan has been duly authorized by the Board of Directors of Charter or Charter Bank, as appropriate, and is qualified in form and operation under Section 401(a) of the Code and each trust under each such Qualified Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or related trust under such Sections. No event has occurred that will or could subject any such Qualified Plan to tax under Section 511 of the Code. In addition to those documents deliverable under Section 3.11(a), Charter has delivered to Magna for each such Qualified Plan copies of the following documents: (i) the Form 5500 filed in each of the most recent three plan years, including, if required under applicable law, all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the consolidated statement of assets and liabilities of such Qualified Plan as of its most recent valuation date, and (iii) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Qualified Plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each such Qualified Plan as of such dates. Except as disclosed on Schedule 3.11, with respect to each Qualified Plan subject to Section 412 of the Code maintained for employees of Charter or any of its ERISA Affiliates (as defined below), there has occurred no failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code. "ERISA Affiliate", as applied to any person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Code of which that person is a member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

         (c) Section 3.11 of the Charter Disclosure Schedule also separately identifies each Plan that is also subject to Title IV of ERISA. With respect to each such Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) in which Charter or any ERISA Affiliate participates or has participated, except as disclosed in Section 3.11 of the Charter Disclosure Schedule or in any actuarial report for such Plan delivered to Magna,
(i) neither Charter nor any ERISA Affiliate has withdrawn from such Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (ii) as of the date hereof, neither Charter nor any ERISA Affiliate has filed a notice of intent to terminate any such Plan or adopted any amendment to treat any such Plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such Plan, (iv) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan, (v) no accumulated funding deficiency, whether or not waived, exists with respect to any such Plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan, (vi) all required premium payments to the PBGC have been paid when due, (vii) no reportable event, as described in
Section 4043 of ERISA, has occurred with respect to any such Plan, (viii) no excise taxes are payable under the Code and (ix) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made, except for any of the foregoing which is disclosed in Section 3.11 of the Charter Disclosure Schedule, or which individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on such Plan or the Charter. Except as listed in
Section 3.11 of the Charter Disclosure Schedule, all costs of any such Plan have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Section 3.11 of the Charter Disclosure
Schedule identifies for each such Plan, as of its last valuation date, the amount by which its assets exceeded (or were less than) its "benefit liabilities" (within the meaning of Section 4001 of ERISA). Except as disclosed in Section 3.11 of the Charter Disclosure Schedule or as contemplated by this Agreement, since the last valuation date for each such Plan, there has been no amendment or change to such Plan that would increase the amount of benefits thereunder and, to the best knowledge of Charter, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed in Section 3.11 of the Charter Disclosure Schedule to be reduced or the amount by which benefit liabilities exceed assets as listed in Section 3.11 of the Charter Disclosure Schedule to be increased. In addition to the documents provided pursuant to other provisions of this Section 3.11, Charter has delivered to Magna for each such Plan copies of the following documents: (i) the Form PBGC-1 filed in each of the most recent three plan years, and (ii) the actuarial reports as of the two most recent valuation dates. Each such actuarial report fairly presents the financial condition and the results of operations of such Plan as of such date, in accordance with GAAP.

         (d) Except as disclosed in Section 3.11 of the Charter Disclosure Schedule, no Plan listed in Section 3.11 of the Charter Disclosure Schedule is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). No Charter Entity has ever contributed to or had an obligation to contribute to any multiemployer plan. No ERISA Affiliate has withdrawn from any such multiemployer plan in a complete or partial withdrawal under Subtitle E of Title IV of ERISA with respect to which there is any outstanding liability as of the date hereof, or received notice from any such multiemployer plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 or ERISA.

         (e) All Plans that are group health plans of Charter and any ERISA Affiliate have been operated in material compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code or as otherwise disclosed in
Section 3.11 of the Charter Disclosure Schedule, no Charter Entity provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

         (f) There has been no act or omission by Charter or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related changes under Section 502(c), (i) or (1) Section 4071 of ERISA or Chapter 43 of the Code.

         3.12.  Insurance.  Set forth in Section 3.12 of the Charter  Disclosure
Schedule is a list of all insurance policies maintained by or for the benefit of any of the Charter Entities or their respective directors, officers, employees or agents.

         3.13. Charter Information. The information relating to any of the Charter Entities (whether individually or collectively) to be contained in (whether directly or incorporated by reference) the Prospectus/Proxy Statement and the Registration Statement under the Securities Act on Form S-4 (the "S- 4") to be prepared and filed by Magna with the Securities and Exchange Commission (the "SEC") registering the shares of Magna Common Stock issuable in connection with the Merger, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         3.14. Compliance with Applicable Law. The Charter Entities collectively hold, and have at all times since September 30, 1996 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, except as disclosed in Section 3.14 of the Charter Disclosure Schedule, have complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Charter Entity in question, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Charter, and Charter does not know of, and has received no notice of, any material violations of any of the above. No Charter Entity is required by Section 32 of the Federal Deposit Insurance Act or other applicable laws to give prior notice to any federal Governmental Entity of any proposed addition of an individual to its board of directors or the employment of an individual as an officer.

         3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Charter Disclosure Schedule, no Charter Entity is a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Magna, Charter, either Charter Entity or Surviving Corporation to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in Charter Reports, (iv) which is an agreement, not otherwise described by clause (iii) hereof, involving the payment by a Charter Entity of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by the Charter Entity, or (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, plan, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Charter Disclosure Schedule, is referred to herein as a "Charter Contract." Charter has previously delivered to Magna true, complete and correct copies of each Charter Contract and any amendments or modifications thereof.

         (b) Except as set forth in Section 3.15(b) of the Charter Disclosure Schedule, (i) each Charter Contract is valid and binding and in full force and effect, (ii) the appropriate Charter Entity has in all material respects performed all obligations required to be performed by it to date under each Charter Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of a Charter Entity under any such Charter Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter and (iv) no other party to such Charter Contract is, to the best knowledge of Charter, in default in any respect thereunder, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter.
                                       A-13

         3.16.  Agreements  with  Regulatory  Agencies.  Except  as set forth in
Section 3.16 of the Charter Disclosure Schedule, no Charter Entity is (i) subject to any cease-and-desist or other order issued by, and is not a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each of the foregoing, whether or not set forth on Section 3.16 of the Charter Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any Charter Entity been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         3.17. Investment Securities. Section 3.17 of the Charter Disclosure Schedule sets forth the book and market value as of September 30, 1997 of the investment securities, mortgage-backed securities and securities held for sale of Charter Bank. Section 3.17 of the Charter Disclosure Schedule sets forth an investment securities report as of September 30, 1997 which includes security descriptions, CUSIP numbers, original and current face values, book values, coupon rates and current market values. Section 3.17 of the Charter Disclosure Schedule sets forth all securities pledged by Charter Bank for any purpose as of September 30, 1997, if any.

         3.18. Property. The Charter Entities collectively have good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the real property and personal property, whether tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of Charter as of September 30, 1996 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) liens listed and described in Section 3.18 of the Charter Disclosure Schedule, (iii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (v) for dispositions thereof and encumbrances thereon for adequate consideration in the ordinary course of business or (vi) with respect to assets classified as real estate owned. All leases pursuant to which Charter, as lessee, leases real or personal property which, individually or in the aggregate, are material, are valid and enforceable in accordance with their respective terms and neither the Charter Entity being a party thereto nor, to the best knowledge of Charter, any other party thereto, is in default in any material respect thereunder. Section 3.18 of the Charter Disclosure Schedule identifies the book value on the books of Charter as of September 30, 1997, of all interests of the Charter Entities in such real property.

         3.19.  Equity  and Real  Estate  Investments.  Except  as set  forth in
Section 3.19 of the Charter  Disclosure  Schedule,  the Charter Entities have no
(i) equity investments, or (ii) investments in real estate, other than assets classified as "real estate owned" and set forth in Section 3.23 of the Charter Disclosure Schedule, or real estate development projects.

         3.20. Environmental Matters. Except as set forth in Section 3.20 of the Charter Disclosure Schedule:

         (a) Neither the conduct nor operation of the Charter Entities nor any condition of any property presently or previously owned, leased or operated by any Charter Entity (each, a "Property") violates or violated Environmental Laws (as defined below), and no condition has existed or event has occurred with respect to the Charter Entities or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws, except for any violations or conditions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Charter and, in that regard, Charter will, upon the request of Magna, promptly provide Magna with copies of all documentation relative to the compliance with Environmental Laws with respect to any specific Property;

         (b) No litigation, claim or other proceeding under any Environmental Law is pending before any court or governmental agency (and, to the best of Charter's knowledge, no such litigation, claim or other proceeding has been threatened) alleging noncompliance with or violation of any Environmental Laws by either Charter Entity, and neither the Charter Entities nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any federal or state governmental agency or authority charged with monitoring or enforcing any Environmental Laws, and no Charter Entity has been advised by any such regulatory authority charged with monitoring or enforcing any Environmental Laws that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement or memorandum of understanding (all of the above, collectively "Environmental Legal Matters"), except for any Environmental Legal Matter which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Charter;

         (c) No Charter Entity has received any notice from any person or entity that (i) such Charter Entity is or was in violation of, or (ii) the operation or condition of any property at any time owned, leased, operated, held as collateral or held as a fiduciary by a Charter Entity is or was in violation of or is or has been alleged to give rise to liability on the part of such Charter Entity under, any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials (collectively, "Hazardous Materials") at, on, beneath, or originating from any such property, except for any of the above which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Charter; and

         (d) For purposes of this Section 3.20, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, and all regulations promulgated thereunder, and all state law counterparts thereof.

         3.21. Derivative Transactions. (a) Except as set forth in Section 3.21 of the Charter Disclosure Schedule, no Charter Entity has engaged in transactions in or involving, and does not own or hold and has no exposure to, any forwards, futures, options on futures, swaps or other derivative instruments (the foregoing being collectively called the "Derivative Securities") except for any such transactions entered into by the Charter Entity as agent on the order and for the account of others, or as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments.

         (b) All Derivative Securities to which a Charter Entity is a party or by which any of their respective properties or assets may be bound were entered into in the ordinary course of business in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparts believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Each Charter Entity has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         3.22. Loan Portfolio. (a) Except as set forth in Section 3.22 of the Charter Disclosure Schedule, Charter Bank is not a party, to any written or oral

(i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or, to the best of Charter's knowledge, greater than five percent stockholder of Charter, or to the best knowledge of Charter, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.22 of the Charter Disclosure Schedule sets forth (i) all of the Loans of Charter Bank that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Charter Bank that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Charter Bank that as of the date of this Agreement is classified as "Real Estate Owned" and the book value thereof.

         (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Charter.

         3.23. Other Activities. (a) Except as set forth on Section 3.23 of the Charter Disclosure Schedule, no Charter Entity other than Sparta First engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to the extension of credit by Charter Bank and limited to assuring the repayment of the balance due on the extension of credit by Charter Bank in the event of the death, disability or involuntary unemployment of the debtor.

         (b) To the knowledge of management of Charter, (i) any personal trust, corporate trust or other fiduciary activities performed by Charter Bank ("Trust Activities") has been performed with requisite authority under applicable law of Governmental Agencies and in all material respects in accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and all applicable laws and regulations; (ii) there is no investigation or inquiry by any Governmental Entity pending or threatened against any Charter Entity relating to the compliance by it with sound fiduciary principles and applicable law and regulations; (iii) each employee of Charter Bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of Charter Bank; and (iv) Charter Bank has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

         3.24. Takeover Laws. No transaction contemplated by this Agreement is subject to the requirements imposed by any applicable antitakeover law or regulation, including "business combination", "moratorium", "control share", or other similar law or regulation, federal or state, including without limitation,
Section 203 of the DGCL.

         3.25. Reorganization. As of the date hereof, Charter has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         3.26. Opinion of Financial Advisor. Charter has received a written opinion of Charles Webb, its financial advisor, to the effect that as of the date of the meeting of Charter's Board of Directors approving the Merger, the Exchange Ratio is fair to the stockholders of Charter from a financial point of view.

         3.27. Certain Board Action. Prior to the execution of this Agreement, the Board of Directors of Charter, at a meeting duly called and held, has by the required vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, taken together, are fair to and in the best interest of the stockholders of Charter, and (ii) resolved to recommend that the holders of the shares of Charter Common Stock adopt this Agreement and the transactions contemplated herein, including the Merger.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF MAGNA

         Magna hereby represents and warrants to Charter as follows:

         4.1. Corporate Organization. (a) Magna is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Magna has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Magna. Magna is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Magna, copies of which have previously been delivered to Charter, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Magna Bank, National Association ("Magna Bank") is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of Magna Bank are insured by the FDIC through the SAIF and the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Magna Bank.

         (b) Upon its formation, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Magna consists of (i) 80,000,000 shares of Magna Common Stock, of which, as of September 30, 1997, 33,638,506 shares were issued and outstanding, (ii) 1,000,000 shares of Preferred Stock, no par value ("Magna Preferred Stock"), of which no shares are issued and outstanding, (iii) 49,500 shares of 7.5% Cumulative Class B Voting Preferred Stock, par value $20.00 per share, of which 1,996 shares were issued and outstanding, and (iv) 1,000,000 shares of Class C non-voting preferred stock, par value $0.10 per share, of which no shares were outstanding. Magna has designated 400,000 shares of Magna Preferred Stock and has reserved such shares under the Magna Rights Agreement. As of September 30, 1997, Magna had reserved an aggregate of 4,116,566 shares of Magna Common Stock for issuance under Magna's various stock option plans, a list of which is set forth on Section 4.2(a) of a disclosure schedule which is being delivered by Magna to Charter concurrently herewith (the "Magna Disclosure Schedule"), Magna's Dividend Reinvestment Plan, Magna's Employee Stock Purchase Plan, Magna's Directors Deferred Compensation Plan, Magna's Directors Preferred Plan, Magna's 7% Convertible Subordinated Capital Notes due 1999 and Magna's 8 3/4% Convertible Subordinated Debentures due 1998 and any other stock- based plans of Magna. From September 30, 1997 through the date of this Agreement, no shares of Magna Common Stock or other equity securities of Magna have been issued, excluding any such shares which may have been issued pursuant to stock-based employee benefit incentive plans and programs, or pursuant to the foregoing agreements. All of the issued and outstanding shares of the capital stock of Magna and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any stockholder of Magna or its Subsidiaries with no personal liability attaching to the ownership thereof. At the Effective Time, the Magna Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any pre-emptive right of any stockholder of Magna.

         (b) Section 4.2(b) of the Magna Disclosure Schedule sets forth a true and correct list of all Subsidiaries of Magna as of the date of this Agreement. Magna Bank is the principal subsidiary and the only banking subsidiary of Magna.

         4.3. Authority; No Violation. (a) Magna has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Magna. No other corporate proceedings on the part of Magna are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the approval by Magna of the Merger, in its capacity as the sole Stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Magna and (assuming due authorization, execution and delivery by Charter) constitutes a valid and binding obligation of Magna, enforceable against Magna in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Upon its formation, Merger Sub will have full corporate power and authority to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Merger Sub and by Magna as the sole stockholder of Merger Sub, and, upon such approval, no other corporate proceedings on the part of Merger Sub will be necessary to consummate the Merger and the other transactions contemplated hereby.

         (c) Except as set forth in Section 4.3(c) of the Magna Disclosure Schedule, and assuming that the consents and approvals referred to in Section
4.4 are duly obtained, neither the execution and delivery of this Agreement by Magna or by Merger Sub, nor the consummation by Magna or Merger Sub, as the case may be, of the transactions contemplated hereby, nor compliance by Magna or Merger Sub, as the case may be, with any of the terms or provisions hereof, will
(i) violate any provision of the Certificate of Incorporation, By-Laws or Magna Rights Agreement of Magna, or the charter, or bylaws or similar governing documents of any of its Subsidiaries (including Merger Sub), or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Magna or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Magna or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Magna or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Magna.

         4.4. Consents and Approvals. (a) Except for (i) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Holding Company Act for approval of the acquisition by Magna directly or indirectly of 100 percent of the stock of Charter (the "Federal Reserve Application"), to such acquisition, (ii) the filing with the SEC of the S-4, and effectiveness of the S-4, (iii) review of this Agreement and the transactions contemplated hereby by the DOJ under federal antitrust laws, (iv) the filing of an application with the New York Stock Exchange ("NYSE") to list the Magna Common Stock to be issued in the Merger on the NYSE and the approval of such application, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Magna Common Stock pursuant to this Agreement, (vi) any required approvals or filings pursuant to any state statutes or regulations applicable to Charter, Magna or their respective Subsidiaries with respect to the transactions contemplated hereby, filings with the Office of Thrift Supervision, if applicable, and (vii) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Magna Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Magna or Merger Sub in connection with (1) the execution and delivery by Magna and Merger Sub of this Agreement, and (2) the consummation by Magna and Merger Sub of the Merger and the other transactions contemplated hereby.

         (b) As of the date hereof, Magna is not aware of any reasons relating to Magna or Magna Bank why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

         4.5. Regulatory Reports; Examinations. Each of Magna and Magna Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1994, with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the businesses of the Magna and Magna Bank and except as set forth in Section 4.5 of the Magna Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Magna, investigation into the business or operations of either Magna or Magna Bank since December 31, 1994 the outcome of which would likely result in a Material Adverse Effect on Magna. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Magna or Magna Bank.

         4.6. Financial Statements. Magna has previously delivered to Charter copies of (a) the consolidated balance sheets of Magna and its Subsidiaries as of December 31 for the fiscal years 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of such annual periods together with the notes thereto, as reported in Magna's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Magna, and (b) the unaudited consolidated balance sheet of Magna and its Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three- and nine-month periods then ended as reported in Magna's Quarterly Report on Form 10-Q for the period ended September 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet of Magna (including the related notes, where applicable) presents fairly the consolidated financial position of Magna and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements of Magna referred to in Section 6.7 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Magna and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements of Magna referred to in Section 6.7 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements of Magna referred to in Section 6.7 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Magna and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         4.7. Absence of Certain Changes or Events. Except as may be set forth in Section 4.7 of the Magna Disclosure Schedule, or as otherwise may be disclosed in Magna's public documents filed with the SEC under the Exchange Act prior to the date of this Agreement, since December, 31, 1996, (i) neither Magna nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of business consistent with their past practices and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Magna.

         4.8. Legal Proceedings. (a) Except as set forth in Section 4.8 of the Magna Disclosure Schedule, neither Magna nor Magna Bank is a party to any, and there are no pending or, to the best of Magna's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Magna or Magna Bank (i) as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Magna or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

         (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon either Magna or Magna Bank or their respective assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Magna.

         4.9. Magna Information. The information relating to Magna and its Subsidiaries (whether individually or collectively) to be contained in (whether directly or incorporated by reference) the Prospectus/Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         4.10. Compliance with Applicable Law. Magna and Magna Bank collectively hold, and have at all times since December 31, 1996 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, except as disclosed in
Section 4.10 of the Magna Disclosure Schedule, have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Magna or Magna Bank, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Magna, and Magna does not know of, and has received no notice of, any material violations of any of the above. Neither Magna nor Magna Bank is required by
Section 32 of the Federal Deposit Insurance Act or other applicable laws to give prior notice to any federal Governmental Entity of any proposed addition of an individual to its board of directors or the employment of an individual as an officer.

         4.11. Ownership of Charter Common Stock. Except as set forth in Section
4.11 of the Magna Disclosure Schedule, or as contemplated in Section 6.12 hereof, neither Magna nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of an aggregate of 10,000 or more of the outstanding shares of capital stock of Charter (other than Trust Account Shares and DPC Shares).

         4.12.  Agreements  with  Regulatory  Agencies.  Except  as set forth in
Section 4.12 of the Magna Disclosure Schedule, neither Magna nor Magna Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.12 of the Magna Disclosure Schedule, a "Magna Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Magna or Magna Bank been advised by any Governmental Entity that it is considering issuing or requesting any Magna Regulatory Agreement.

         4.13. Environmental Matters. Except as set forth in Section 4.13 of the Magna Disclosure Schedule:

         (a) Neither the conduct nor operation of Magna or Magna Bank nor any condition of any property presently or previously owned, leased or operated by Magna or Magna Bank (each, a "Property") violates or violated Environmental Laws, and no condition has existed or event has occurred with respect to Magna or Magna Bank or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws, except for any violations or conditions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Magna and, in that regard, Magna will, upon the request of Charter, promptly provide Charter with copies of all documentation relative to the compliance with Environmental Laws with respect to any specific Property;

         (b) No litigation, claim or other proceeding under any Environmental Law is pending before any court or governmental agency (and, to the best of Magna's knowledge, no such litigation, claim or other proceeding has been threatened) alleging noncompliance with or violation of any Environmental Laws by Magna or Magna Bank, and neither Magna, Magna Bank, nor any of their respective properties is a party to any Environmental Legal Matter, except for any Environmental Legal Matter which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Magna; and

         (c) Neither Magna nor Magna Bank has received any notice from any person or entity that (i) Magna or Magna Bank is or was in violation of, or (ii) the operation or condition of any property at any time owned, leased, operated, held as collateral or held as a fiduciary by Magna or Magna Bank is or was in violation of or is or has been alleged to give rise to liability on the part of Magna or Magna Bank under, any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property, except for any of the above which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Magna.

         4.14. Reorganization. As of the date hereof, Magna has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         4.15. Magna Defined Benefit Plan. All benefits currently accrued under the Magna Defined Benefit Pension Plan are fully funded.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1.  Covenants  of  Charter.  During the period  from the date of this
Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Magna, Charter shall carry on its business, and shall cause each Charter Subsidiary to carry on its business, in the ordinary course consistent with past practice. Charter will use its reasonable best efforts to (x) preserve its business organization and that of each Charter Subsidiary intact, (y) keep available to itself the present services of the employees of Charter and Charter Bank and (z) preserve for itself the goodwill of the customers of Charter and each Charter Subsidiary and others with whom such business relationships exist. Without limiting the generality of the foregoing, and except as set forth on
Section 5.1 of the Charter Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Magna, Charter shall not, and, where applicable, shall not permit a Charter Subsidiary to:

                  (a) declare or pay any dividends on, or make other distributions in respect of, any shares of Charter capital stock, other than (i) normal quarterly dividends in an amount not in excess of the most recent quarterly dividend paid in respect of each share of Charter Common Stock; provided, however, that Charter shall not declare or pay any dividends on Charter Common Stock for any period in which its stockholders will be entitled to receive any quarterly dividends on shares of Magna Common Stock to be issued in the Merger, and (ii) dividends from wholly owned Subsidiaries to Charter;

                  (b) (i) split, combine or reclassify any shares of its capital stock or (ii) repurchase, redeem or otherwise acquire (except for (A) the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof, or (B) as provided in Section
         6.14 hereof) any shares of the capital stock of Charter, or any securities convertible into or exercisable for any shares of the capital stock of Charter;

                  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Charter Common Stock pursuant to the exercise of Charter Options outstanding as of the date hereof, if and as permitted pursuant to the terms of such Charter Options as of the date hereof;

                  (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

                  (e) authorize or permit any of its officers, directors, employees or agents to (i) directly or indirectly solicit, initiate or encourage any inquiries relating to the making of any proposal which constitutes a "Takeover Proposal" (as defined below), or (ii) recommend or endorse any Takeover Proposal, (iii) participate in any negotiations relating to any such inquiry or proposal, or (iv) provide third parties with any nonpublic information relating to any such proposal, in each case subject to the fiduciary duties of Charter's Board of Directors as advised in writing by outside counsel to Charter reasonably acceptable to Magna. Charter will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Magna with respect to any of the foregoing.

         Charter will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first clause of this Section 5.1(e) of the obligations undertaken in this Section 5.1(e). Charter will notify Magna immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Charter, and Charter will promptly inform Magna in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Charter or Charter Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Charter or a Charter Subsidiary other than the transactions contemplated or permitted by this Agreement;

                  (f) make any capital expenditures other than expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 individually and $200,000 in the aggregate, except in the case of emergency repairs or replacements;

                  (g) enter into any new line of business;

                  (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Charter, other than, in the case of Charter Bank, in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                  (j) change its methods of accounting in effect at September 30, 1996, except as required by changes in GAAP or regulatory accounting principles as concurred in by Charter's independent auditors;

                  (k) (i) except as otherwise contemplated by this Agreement or as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between any Charter Entity and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan as in effect as of the date hereof (including without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                  (l) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

                  (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (o)  file  any   application  to  relocate  or  terminate  the
         operations of any banking office of Charter Bank;

                  (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                  (q) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Charter Bank's deposits;

                  (r) (i) without first consulting with Robert J. Mathias, Executive Vice President of Magna, enter into, renew or increase any loan or other extension of credit (including guaranties and standby letters of credit), or commit to make any such loan or other extension of credit, to any person or entity, or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or other extension of credit or commitment therefor (collectively, "Lend to") in an amount in excess of $250,000 or in an amount which, when aggregated with any and all existing loans, other extensions of credit or credit commitments to such person or entity, would be in excess of $250,000; (ii) Lend to any person or entity other than in accordance with the lending policies of Charter Bank as in effect on the date hereof; or (iii) without first consulting with Magna, Lend to any person or entity if any of the loans or other extensions of credit by Charter Bank to such person or entity are on Charter Bank's "watch list" or similar internal report of Charter Bank in an amount in excess of $250,000; provided, however, that nothing in this Section 5.1(s) shall prohibit any Charter Entity from honoring any contractual obligation in existence on the date of this Agreement;

                  (s) Lend to (as defined in Section 5.1(s)) any director or officer of a Charter Entity without giving Magna five days' notice in advance of such entity's approval of such loan or other extension of credit or commitment relating thereto; or

                  (t) subject to the permitted  activities under paragraphs (f),
         (h), (k), (m), (n), (p), (r), and (s) above, which are specifically excepted herefrom, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which any Charter Entity is a party or by which any Charter Entity or their respective properties are bound;

                  (u) agree to do any of the foregoing.

         5.2.  Covenants of Magna. Magna will use its reasonable best efforts to
(x) preserve its business organization and that of Magna Bank, (y) keep available to itself the present services of the employees of Magna and Magna Bank and (z) preserve for itself the goodwill of the customers of Magna and Magna Bank and others with whom such business relationships exist. Except as set forth in Section 5.2 of the Magna Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Charter between the date hereof and the Effective Time, Magna shall not:

                  (a) declare or pay any extraordinary or special dividends on, or make any extraordinary or special distributions in respect of, Magna Common Stock;

                  (b) change its method of accounting in effect at December 31, 1996, except as required or permitted by changes in GAAP or regulatory accounting principles as concurred in by Magna's independent auditors;

                  (c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                  (d) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

                  (e) amend its Certificate of Incorporation or By-laws or other governing instruments in a manner which would adversely affect in any manner the terms of the Magna Common Stock or the ability of Magna to consummate the Merger; or

                  (f) agree to do any of the foregoing.

         Charter acknowledges its understanding that Magna continually evaluates possible acquisitions and may, prior to the Effective Time, enter into one or more agreements providing for, and may consummate, the acquisition by Magna or Magna Bank of another bank holding company, bank, savings and loan holding company, savings and loan association or other company (or the assets thereof) for consideration that may include shares of Magna Common Stock or other securities of Magna. Additionally, prior to the Effective Time, Magna may, depending on market conditions and other factors, determine to issue equity, equity-linked or other securities for financing purposes, and it is anticipated that Magna will repurchase up to 2,800,000 shares of Magna Common Stock from time to time following the execution of this Agreement in open market purchases at prevailing market prices, subject to any restrictions on such open market purchases under applicable law. Notwithstanding anything to the contrary contained in this Section 5.2 or elsewhere herein, any such actions on the part of Magna shall not be deemed violative of or affect in any manner any of Magna's representations, warranties, covenants or agreements contained herein.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1. Regulatory Matters. (a) Magna shall prepare, and subject to the review of Charter with respect to matters involving the Charter Entities, file with the SEC as soon as reasonably practicable the S-4 (or the equivalent in the form of preliminary proxy material) with respect to the shares of Magna Common Stock to be issued in the Merger. The parties shall cooperate with respect to the preparation and filing of the S-4. Each of Charter and Magna shall use all reasonable efforts to have the S-4 declared effective by the SEC under the Securities Act as promptly as practicable after the filing thereof, and Charter and Magna shall thereafter cooperate in mailing the Prospectus/Proxy Statement to the stockholders of Charter. Magna shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Charter shall furnish all information concerning Charter and the holders of Charter Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as a consequence of a subsequent proposed merger, stock purchase or similar acquisition by Magna or any of its Subsidiaries shall not violate this covenant). Charter and Magna shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Charter or Magna, including its Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) Each of Magna and Charter shall, upon request, furnish the other with all information concerning Magna and Charter, respectively, its directors, officers and equity holders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Charter or Magna or any affiliate thereof to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

         6.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Charter shall afford to the officers, employees, accountants, counsel and other representatives of Magna, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, Charter shall make available to Magna (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Charter is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Magna may reasonably request. Charter shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Charter's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Magna will hold all such information in confidence to the extent required by, and in accordance with, the provisions of a certain letter agreement, dated June 3, 1997, between Magna and Charles Webb, acting as agent for Charter (the "Confidentiality Agreement").

         (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Magna shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Charter, access, during normal business hours during the period prior to the Effective Time, to such information regarding Magna and its Subsidiaries as shall be reasonably necessary for Charter to fulfill its obligations pursuant to this Agreement to prepare the portions of the Prospectus/Proxy Statement for which it bears principal responsibility or as may be reasonably necessary for Charter to confirm that the representations and warranties of Magna contained herein are true and correct and that the covenants of Magna contained herein have been performed in all material respects. Neither Magna nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Magna's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Except as specifically required otherwise by applicable law or to the extent such information shall have become publicly available (other than through the direct or indirect actions of Charter or its employees, representatives or agents), Charter will hold all such information in strictest confidence and be otherwise bound by the terms of the Confidentiality Agreement as though all references therein to Magna (whether by use of the word "you" or otherwise) were to Charter.

         (c) Promptly following the date of this Agreement, Magna shall commence a review of those matters disclosed by Charter in Section 3.20 of the Charter Disclosure Schedule to evaluate and determine the scope and magnitude of compliance with Environmental Laws and the costs and expenses associated therewith (the "Due Diligence Review"). Such Due Diligence Review shall conclude by not later than 15 business days after the date of this Agreement (the "Due Diligence Period"). Magna shall promptly advise Charter of the results of its Due Diligence Review, and whether Magna has determined, in its reasonable judgment, any such matter so evaluated would likely be sufficient in scope and/or magnitude to result in a Material Adverse Effect on Charter (an "Adverse Determination"). If such Due Diligence Review results in an Adverse Determination, Magna may, upon written notice thereof to Charter given within the Due Diligence Period, terminate this Agreement pursuant to Section 8.1(e) hereof.

         (d) No investigation by either Magna or Charter or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

         6.3. Stockholder Meeting. Charter shall take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 is declared effective by the SEC for the purpose of voting upon the adoption of this Agreement (the "Stockholders' Meeting"). The Board of Directors of Charter hereby does and (subject to the fiduciary duties of Charter's Board of Directors, as advised by outside counsel to Charter) will recommend that stockholders of Charter vote to adopt this Agreement and (subject to such duties) will use best efforts to obtain any vote of such stockholders that is necessary to authorize the Merger and the other transactions contemplated by this Agreement. Charter shall coordinate and cooperate with Magna with respect to the scheduling of the Stockholders' Meeting.

         6.4. Legal Conditions to Merger. Subject to the terms and conditions of this Agreement, each of Charter and Magna shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on Charter or on Magna, respectively, in regard to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Charter or Magna or any of their respective
Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         6.5. Stock Exchange Listing. Magna shall use all reasonable efforts to cause the shares of Magna Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

         6.6. Indemnification. Magna agrees that the Merger shall not affect or diminish any of Charter's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Charter or its Subsidiaries arising by virtue of their respective certificates of incorporation or bylaws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement. Unless otherwise prohibited by law (and in such case, only to the extent and for so long as so prohibited) Magna agrees to assume such duties and obligations of indemnification, in order that such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

         6.7. Subsequent Financial Statements. Each of Magna and Charter, simultaneously with its filing thereof with the SEC between the date hereof and the Effective Time, any Quarterly or Annual Report on Form 10-Q or 10-K, will deliver copies thereof to the other party.

         6.8. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Charter, the proper officers and directors of Charter shall take all such necessary action as may be reasonably requested by Magna.

         6.9. Advice of Changes, Failure of Conditions. Each of Magna and Charter shall promptly advise the other party of any change or event which it believes has caused or constitutes, or is reasonably likely to cause or constitute, a material breach of any of its representations, warranties or covenants contained herein or is reasonably likely to cause any condition in
Article VII to the other party's obligation to consummate the Merger not to be satisfied. From time to time prior to the Effective Time (and on the day prior to the Closing), each party will promptly supplement or amend the Disclosure Schedules delivered by it in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Charter or Magna, as the case may be, with the respective covenants and agreements of such parties contained herein.

         6.10. Current Information. During the period from the date of this Agreement to the Effective Time, Charter will cause one or more of its designated representatives to confer on a regular and frequent basis (not less often than monthly) with representatives of Magna and to report the general status of the ongoing operations of Charter and Charter Bank. Charter will promptly notify Magna of its receipt of any governmental complaints or the initiation of any governmental investigations or hearings (or communications indicating that the same may be contemplated) or institution or threat of significant litigation involving it or Charter Bank, and thereafter will keep Magna fully informed of such events.

         6.11. Merger Sub. Magna shall cause Merger Sub to be duly organized and to execute and deliver this Agreement and any related agreement and take all necessary action to complete the transactions contemplated hereby and thereby, subject to the terms and conditions hereof.

         6.12. Affiliate Letters. (a) As soon as practicable after the date hereof, Charter shall deliver a letter to Magna identifying each person who is as of the date hereof, or who may reasonably be expected to be as of the anticipated date of the special meeting of the Charter stockholders called to consider and vote upon the Merger, an "affiliate" of Charter for purposes of Rule 145 under the Securities Act (each a "Charter Affiliate"), which identification shall be updated by Charter not more than five days prior to the mailing of the Prospectus/Proxy Statement for the special meeting. Charter shall use its best efforts to cause each Charter Affiliate thus identified, other than the Charter Bank, S.B. Employee Stock Ownership Plan ("ESOP"), to execute and deliver to Magna, on or prior to the date of the mailing of the Prospectus/Proxy Statement, a letter agreement (each an "Affiliate Letter") containing certain written undertakings in the form of the agreement attached hereto as Exhibit B.

         (b) Promptly upon receipt of the written request of Magna, Charter shall deliver a letter to those of its directors and/or executive officers beneficially owning more than 45,000 shares of Charter Common Stock in form and substance reasonably satisfactory to Charter (each, a "Support Agreement"), pursuant to which such beneficial owner will agree, among other things, to vote at the Stockholders' Meeting all shares beneficially owned by such stockholder, or over which the stockholder has voting power, directly or indirectly, at the record date, in favor of approving the Merger and that such stockholder will not vote such shares in favor of any competing takeover proposal.

         6.13. Employee Benefit Plans. (a) As soon as practical following the Effective Time, the employees of each Charter Entity (the "Charter Employees") shall be entitled to participate in each of Magna's employee benefit plans (excluding any agreement between Magna and an employee of Magna or any of its Subsidiaries) in which similarly situated employees of Magna Bank or any Magna Subsidiary participate, to the same extent as comparable employees of Magna Bank or any Magna Subsidiary (it being understood that inclusion of Charter Employees in Magna's employee benefit plans may occur at different times with respect to different plans). Except as otherwise contemplated herein, Magna intends to continue, and to cause Surviving Corporation to continue, each of the existing employee benefit plans of the Charter Entities with respect to which there exists a corresponding Magna employee benefit plan until the date on which the inclusion of Charter Employees in Magna's corresponding plan occurs.

         (b) With respect to each employee and welfare plan of Magna and its Subsidiaries, for purposes of determining eligibility to participate and vesting, service with a Charter Entity shall be treated as service with Magna; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purpose of satisfying any waiting periods and evidence of insurability requirements. No pre-existing condition limitations will apply to the Charter Employees who were participants in the Charter plan comparable to the plan in question at the Effective Time. Charter Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding Magna plan.

         6.14. Employee Stock Ownership Plan. Prior to the Effective Time, Charter and/or Charter Bank shall be permitted to amend the ESOP to permit the Charter Entities to make monthly contributions to the ESOP through the day next preceding the Effective Date and to delete the requirement that a participant must be employed on the last day of the plan year in order to receive a contribution and to make such other amendments as are appropriate to maximize the benefits to be realized under the ESOP by participants, provided any such amendments shall be undertaken in a manner that complies with applicable law and does not adversely affect the qualified status of the ESOP. Except as otherwise provided herein, the ESOP shall be terminated at the Effective Time with all participant accounts becoming fully vested and nonforfeitable. Immediately prior to the Effective Time, Charter shall purchase such number of shares of Charter Common Stock held by the ESOP having a fair market value equal to the then outstanding balance of the ESOP loan, including any accrued but unpaid interest thereon. Also immediately prior to the Effective Time, Charter shall cause the ESOP to fully retire the then outstanding balance of the ESOP loan, including any accrued but unpaid interest thereon. At the Effective Time or as soon thereafter as practicable, and contingent upon the issuance by the IRS of a favorable determination letter, private letter ruling, or other authority reasonably acceptable to Magna, it is intended that each of the following shall occur, (a) all remaining unallocated amounts held by the ESOP shall be allocated to the accounts of participants in the ESOP (whether or not such participants are then actively employed) and beneficiaries as investment earnings of the ESOP (except to the extent that any such allocations would be subject to the limitations of Code Section 415 for such year) as of the Effective Time in accordance with applicable law, and (b) the ESOP shall make a distribution of benefits in a manner consistent with applicable law. As soon as practicable after the date of the Agreement, Charter shall file an application for determination relating to the termination of the ESOP containing a full description of each of the proposals described above with respect to the ESOP, including the methodology to be utilized for allocating unallocated amounts as earnings (the "ESOP Treatment"). If Charter receives a determination letter or private letter ruling from the IRS that restricts any portion of the remaining unallocated amounts to Code Section 415 limitations (i.e., limitations on earnings allocations) or if the IRS in any way limits or caveats the ESOP Treatment or refuses to issue a determination letter for termination, Magna and Charter shall cooperate to implement a resolution that will maximize the allocation of unallocated amounts to participants with account balances as of the Effective Time in a manner that complies with applicable law and does not adversely affect the qualified status of the plan. At the time distribution of benefits is made under the ESOP on or after the Effective Date, at the election of the participant, the amount thereof that constitutes an "eligible rollover distribution" (as defined in Section 402(f)(2)(A) of the Code) may be rolled over by such participant to any qualified Magna benefit plan or to any eligible individual retirement account.

         6.15. Pension Plan. It is contemplated by the parties that as of a date subsequent to the Merger (such date to be determined by Magna in its sole discretion) Charter's defined benefit pension plan will be merged into Magna's currently existing defined benefit plan.

         6.16. SERP. As of the Effective Time, Charter or Charter Bank will pay John A. Becker pursuant to the Supplemental Executive Retirement Plan for Charter Bank, S.B. (the "SERP") his supplemental benefit in a lump sum amount as provided in Section 8.8 of the SERP.

         6.17. Subsidiary Bank Merger. Upon the request of Magna, Charter shall cause Charter Bank to enter into an agreement with Magna Bank and take all other actions necessary and appropriate in causing the merger of Charter Bank into Magna Bank (the "Subsidiary Bank Merger") to be effected. The Subsidiary Bank Merger Agreement shall provide, in addition to customary terms for such a bank merger (i) for the consummation of the Subsidiary Bank Merger on a date on or after the Effective Date, as may be selected by Magna Bank, and (ii) that the obligations of Charter Bank hereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement. The Merger shall not be conditioned upon the consummation of the Subsidiary Bank Merger.

         6.18. Dividend Coordination. After February 1, 1998, the Board of Directors of Charter shall cause its regular quarterly dividend record dates and payment dates for Charter Common Stock to be the same as Magna's regularly quarterly dividend record dates and payment dates for Magna Common Stock. This provision is intended to avoid duplication of dividends to Charter shareholders.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement and the Merger provided for herein shall have received all required approvals by the stockholders of Charter.

         (b) NYSE Listing. The shares of Magna Common Stock which shall be issued to the stockholders of Charter upon consummation of the Merger and the exercise of New Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"); provided, however, that Magna shall not be obligated to effect the Merger if, in the reasonable opinion of Magna, any Requisite Regulatory Approval contains or imposes any condition or requirement that would have a Material Adverse Effect on either party hereto; and provided, further, that any condition or requirement in a Requisite Regulatory Approval that involves anti-trust compliance shall be complied with and shall be deemed to be a condition or requirement that would not have a Material Adverse Effect on a party hereto.

         (d) S-4. The S-4 shall have become effective under the Securities Act, and Magna shall have received all state securities laws or "Blue Sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Magna Common Stock in connection with the Merger, and neither the S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

         (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

         7.2. Conditions to Obligations of Magna. The obligation of Magna to effect the Merger is also subject to the satisfaction or waiver by Magna at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. (i) The representations and warranties of Charter set forth in Sections 3.2 and 3.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; and (ii) the representations and warranties of Charter otherwise set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Charter. Magna shall have received a certificate signed on behalf of Charter by the Chief Executive Officer and the Chief Financial Officer of Charter to the foregoing effect.

         (b) Performance of Obligations of Charter. Charter shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Magna shall have received a certificate signed on behalf of Charter by the Chief Executive Officer and the Chief Financial Officer of Charter to such effect.

         (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by Surviving Corporation pursuant to the Merger to any obligation, right or interest of Charter under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Charter is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Magna (after giving effect to the transactions contemplated hereby).

         (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (e) Federal Tax Opinion. Magna shall have received an opinion of Gallop, Johnson & Neuman, L.C., counsel to Magna ("Magna's Counsel"), in form and substance reasonably satisfactory to Magna, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Magna, Charter or Merger Sub as a result of the Merger. In rendering such opinion, Magna's Counsel may require and rely upon representations and covenants contained in certificates of officers of Magna, Charter and others.

         (f) Legal Opinion. Magna shall have received a legal opinion, dated as of the Effective Date, of Silver, Freedman & Taff, L.L.P. ("Charter's Counsel"), substantially in the form attached hereto as Exhibit C. In rendering such opinion, Charter's Counsel may rely upon representations and covenants contained in certificates of officers of Magna, Charter and others.

         7.3. Conditions to Obligations of Charter. The obligation of Charter to effect the Merger is also subject to the satisfaction or waiver by Charter at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. (i) The representations and warranties of Magna set forth in Sections 4.2 and 4.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; and
(ii) the representations and warranties of Magna otherwise set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Magna (after giving effect to the transactions contemplated hereby). Charter shall have received a certificate signed on behalf of Magna by the Chief Executive Officer and the Chief Financial Officer of Magna to the foregoing effect.

         (b) Performance of Obligations of Magna. Magna shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Charter shall have received a certificate signed on behalf of Magna by the Chief Executive Officer and the Chief Financial Officer of Magna to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Federal Tax Opinion. Charter shall have received an opinion of Charter's Counsel, in form and substance reasonably satisfactory to Charter, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Charter as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of Charter who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Magna Common Stock); and (iii) the aggregate tax basis of the Magna Common Stock received by stockholders who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Charter Common Stock surrendered in exchange therefor.

         (e) Legal Opinion. Charter shall have received a legal opinion, dated as of the Effective Date, of Magna's Counsel, in substantially the form attached hereto as Exhibit D. In rendering such opinion, Magna's Counsel may require and rely upon representations and covenants contained in certificates of officers of Magna, Charter and others.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

         8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Charter of the matters presented in connection with the Merger:

         (a) by mutual consent of Magna and Charter in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either Magna or Charter upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining, denying approval of, or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

         (c) by either Magna or Charter at any time after September 30, 1998 if the Merger shall not theretofore have been consummated, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by either Magna or Charter if the approval of the stockholders of Charter required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

         (e) by either Magna or Charter (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by Charter) or Section 7.3(a) (in the case of a breach of a representation or warranty by Magna); provided, further, that Magna may terminate this Agreement at any time during the Due Diligence Period if it determines, in its reasonable judgment, that any matter referred to in Section 3.20 of the Charter Disclosure Schedule would likely result in the occurrence of a Material Adverse Effect on Charter;

         (f) by either Magna or Charter (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto;

         (g) by Magna, if (i) the Board of Directors of Charter shall have (x) withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, or (y) failed to reconfirm its recommendation of this Agreement or the Merger after five business days following a written request by Magna to do so, or (ii) Charter shall have taken any of the actions described in clauses
(i), (ii) and (iii) of Section 5.1(e) hereof; or

         (h) By the Board of Directors of Charter, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                  (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

                  (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Magna Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following: If Charter determines to terminate the Agreement pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Magna. During the five-day period commencing with its receipt of such notice, Magna shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Magna Ratio. If Magna makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Charter of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(h).

         For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the closing sales prices of Magna Common Stock on the NYSE (as reported by The Wall Street Journal, Midwest edition (or, if not reported thereby, by another authoritative source)) for the 20 consecutive full trading days ending at the close of trading on the Determination Date.

                  "Determination Date" shall mean the later of the date (i) of the Stockholders' Meeting or (ii) on which the last Requisite Regulatory Approval shall be received.

                  "Index Group" shall mean the bank holding  companies listed on
Section 8.1(h) of the Magna Disclosure Schedule, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transaction with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price.

                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                  "Starting Price" shall mean the closing price per share of Magna Common Stock on the NYSE (as reported by The Wall Street Journal, Midwest edition (or, if not reported thereby, by another authoritative source)) on the Starting Date.

         If any company belonging to the Index Group or Magna declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Magna shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

         8.2 Effect of Termination; Expenses. (a) Magna and Charter hereby agree that, subject to Section 8.2(b) hereof, the sole remedy available to a party terminating this Agreement pursuant to Section 8.1 hereof, shall be limited to such party's right not to effect the Merger and the other transactions provided for in or contemplated by this Agreement, it being understood and agreed that subject to the provisos to this sentence and the last sentence of this Section 8.2(a), the non-terminating party shall not be deemed in breach of this Agreement; provided, however, that notwithstanding the foregoing (i) the last sentence of each of Sections 6.2(a) and 6.2(b), this Section 8.2 and Section 9.4 shall survive any termination of this Agreement and (ii) no party shall be relieved or released, as a result of such termination, from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided, further, that the right hereunder to damages shall be in lieu of the rights to an injunction or injunctions or to enforce specifically the terms and provisions hereof pursuant to Section 9.10 hereof. Moreover, any damages awarded to Magna pursuant to this Section 8.2 (a) shall be offset by any value received or realized by Magna pursuant to subparagraph (b) of this Section 8.2.

         (b) (i) Notwithstanding subparagraph (a) above, if this Agreement is terminated by Magna pursuant to Section 8.1(g), or by Charter pursuant to
Section 8.1, if, at the time of such termination by Charter, Magna would have had the right to terminate this Agreement pursuant to Section 8.1(g), then, in either case, Charter shall promptly, but in no event later than two business days after the date of such termination, pay to Magna, as reimbursement of Magna's direct and indirect expenses and costs, including legal, accounting and administration costs, as well as the opportunity cost to Magna of business transactions foregone as a result of its efforts to effect the Merger, a fee equal to $5 million (the "Termination Fee"). If this Agreement is terminated pursuant to Section 8.1(d) hereof by either party, then the Termination Fee shall be payable to Magna if (A) a Takeover Proposal shall have occurred prior to the meeting of Charter's stockholders referred to therein, and (B) within 12 months following such stockholders' meeting, (I) Charter shall have entered into an agreement with a third party providing for the consummation of a transaction which would constitute the subject of a Takeover Proposal, or (II) such a transaction with a third party shall have occurred.

                  (ii) Notwithstanding the foregoing, to the extent that Charter shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Governmental Entity, from satisfying in full its requirement to make the Termination Fee, it shall immediately so notify Magna and shall thereafter deliver or cause to be delivered, from time to time, to Magna, that portion of the payments required to be paid by it hereunder that it shall no longer be prohibited from paying, within five business days after the date on which Charter shall no longer be so prohibited; provided, however, that if Charter at any time shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Governmental Entity, from making all or any portion of the Termination Fee required hereunder, it shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to such regulatory or legal approvals, provide Magna with copies of the same, and (C) keep Magna advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant Governmental Entity or third party reasonably related to same. Nothing contained in this subparagraph (b) shall be deemed to authorize Charter to breach any provision of this Agreement.

         8.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of Charter of the Merger and the transactions provided for herein; provided, however, that after any approval of this Agreement by Charter's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Charter stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1. Closing. Subject to the terms and conditions of this Agreement, including Section 1.2 hereof, the consummation of the Merger (the "Closing") will occur on the Effective Date at the offices of Magna, unless another place is agreed to in writing by the parties hereto.

         9.2. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Magna shall be entitled to revise the structure of the Merger such that Charter shall in some other manner become a wholly-owned subsidiary of Magna at the Effective Time; provided, however, that any such revised structure must (i) qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) not subject any stockholders of Charter to adverse tax consequences or change the amount of consideration to be received by such stockholders, and (iii) not materially delay the Closing. Magna may exercise this right of revision by giving written notice thereof in the manner provided in Section 9.5 of this Agreement. This Agreement and any related agreement and any other related documents shall be appropriately amended in order to reflect any such revised structure.

         9.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

         9.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement, as provided in Section 8.2(a) hereof.

         9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Magna, to:

                  Magna Group, Inc.
                  One Magna Place
                  1401 South Brentwood Boulevard
                  St. Louis, Missouri  63144-1401
                  Attention: G. Thomas Andes
                             Chairman, President and Chief Executive Officer
                  Telecopy:  (314) 963-2496

                  with a copy to:

                  Gallop, Johnson & Neuman, L.C.
                  101 South Hanley Road
                  St. Louis, Missouri 63105
                  Attention: Robert H. Wexler, Esq.
                  Telecopy:  (314) 862-1219

         and

         (b)      if to Charter, to:

                  Charter Financial, Inc.
                  114 West Broadway
                  Sparta, Illinois  62286-1683
                  Attention: John A. Becker
                             Chairman, President and Chief Executive Officer
                  Telecopy:  (618) 443-4458

                  with a copy to:

                  Silver, Freedman & Taff, L.L.P.
                  1100 New York Avenue, N.W.
                  Washington, D.C.  20005
                  Attention:  Barry P. Taff, P.C.

                  Christopher R. Kelly, P.C.
                  Telecopy:  (202) 682-0354


         9.6. Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 19, 1997. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Charter, Magna or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

         9.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.8. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, and any agreement or instrument referred to or contemplated herein or therein.

         9.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except to the extent specifically provided herein or other required by law.

         9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of each of Sections 6.2(a) and 6.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Sections 6.2(a) and 6.2(b) this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.12. Publicity. Except as otherwise required by law or the rules of the NYSE or the Nasdaq Stock Market, so long as this Agreement is in effect, neither Magna nor Charter shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         9.13. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, Magna and Charter have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                      MAGNA GROUP, INC.



                                      By: /s/ G. Thomas Andes
                                      Name:  G. Thomas Andes
                                      Title: Chairman, President and
                                      Chief Executive Officer
Attest:


/s/ Carolyn B. Ryseff
Name:  Carolyn B. Ryseff
Title: Secretary

                                       CHARTER FINANCIAL, INC.


                                       By: /s/ John A. Becker
                                       Name: John A. Becker
                                       Title: Chairman, President and
                                       Chief Executive Officer
Attest:


/s/ Linda M. Johnson
Name:  Linda M. Johnson
Title: Secretary

                                    ANNEX B

                                                                      DRAFT

                             Charles Webb & Company
                                  a Division of
                          Keefe, Bruyette & Woods, Inc.

[DATE]


Board of Directors
Charter Financial, Inc.
114 West Broadway
Sparta, IL  62286-1683

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Charter Financial, Inc. ("Charter Bank" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Magna Group, Inc., a Delaware corporation ("Magna"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, ("Agreement") dated November 19, 1997, by and among the Company and Magna, (the "Agreement"), at the effective time of the Merger, Magna will acquire all of the Company's issued and outstanding shares of common stock. The holders of Company common stock will receive, in exchange for each share of Company common stock, shares of common stock of Magna based on an Exchange Ratio as defined in the Agreement, section 1.4, which equates to a $22.50 per share price, for each share of Company common stock. The Agreement provides additional details regarding the consideration provisions for the Merger including the treatment of options as detailed in
Section 1.5. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion, we reviewed certain financial and other business data supplied to us by the Company and certain other information we deemed relevant. We discussed with senior management and the board of directors of the Company the position and prospective outlook for the Company. We considered historical data as well as the prices of recorded transactions in the Company's common stock since its mutual holding company offering in October, 1993 and its second step offering in December, 1995. We reviewed financial and stock market data of other savings institutions, particularly in the midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of banks and savings institutions or proposed changes of control of comparably situated companies.

For Magna, we reviewed the audited financial statements for the fiscal years ended December 31, 1996, 1995 and 1994, quarterly and annual filings required by the Securities Exchange Commission, proxy statements, and certain other information deemed relevant.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and Magna and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or Magna. We have further relied on the assurances of management of the Company and Magna that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature, or the ability of the Merger as set forth in the Agreement to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a majority of which is contingent upon the consummation of the Merger. Charles Webb & Company has performed previous investment banking services for Charter and the Company and in such capacity received fees commensurate with the service rendered. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,


/s/ Charles Webb & Company
A Division of Keefe, Bruyette & Woods, Inc.

                PART II -- Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

         Section 145 of the DGCL provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, finances and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

         Article 12 of Magna's Certificate of Incorporation provides for the elimination of personal liability of directors of Magna to Magna and its stockholders for monetary damages arising from certain breaches of directors' duty of care. In addition, Article 12 provides for the indemnification of persons who are or were directors, officers, employees and agents of Magna or who are or were serving at the request of Magna in a similar capacity with another enterprise or entity to the fullest extent authorized by the DGCL.
Article 12 also authorizes Magna to purchase insurance for itself and indemnifiable persons against any expense, liability or loss whether or not Magna would have the power to indemnify such expense, liability or loss under the DGCL.

         Magna maintains a liability insurance policy which indemnifies directors, officers, employees and agents of Magna. As part of the acquisition of Charter, Magna agreed to assume Charter's duties and obligations to indemnify its directors, officers, employees and agents to the extent and for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

Item 21.  Exhibits and Financial Statement, Schedules.

         (a)      Exhibits.  See Exhibit Index.

         (b)      Financial Statement Schedules.  Not Applicable.

         (c)      Report, Opinion or Appraisal.  Not Applicable.

Item 22.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (c) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of
                  expenses   incurred  or  paid  by  a   director,   officer  or
                  controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes that, foR purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brentwood, State of Missouri, on January 20, 1998.

                                         MAGNA GROUP, INC.


                                             /s/ G. Thomas Andes
                                             --------------------------------
                                         By: G. Thomas Andes
                                        Its: Chairman of the Board and Chief
                                             Executive Officer


                                POWER OF ATTORNEY

        We, the undersigned officers and directors of Magna Group, Inc., hereby severally and individually constitute and appoint G. Thomas Andes, Robert S. Kahler and Gary D. Hemmer, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

         Pursuant  to the  requirements  of the  Securities  Act of  1933,  this
registration   statement   has  been   signed  by  the   following   persons  on
January 20, 1998 in the capacities indicated.

         Signature                                           Title
         ---------                                           -----


/s/ G. Thomas Andes                             Chairman of the Board, Chief
--------------------------------------------    Executive Officer and Director
G. Thomas Andes
Principal Executive Officer


/s/ Robert S. Kahler                            Executive Vice President and
--------------------------------------------    Chief Financial Officer
Robert S. Kahler                                Principal Financial Officer
                                                Principal Accounting Officer


/s/ James A. Auffenberg, Jr.                    Director
--------------------------------------------
James A. Auffenberg, Jr.


/s/ Wayne T. Ewing                              Director
--------------------------------------------
Wayne T. Ewing


/s/ Donald P. Gallop                            Director
--------------------------------------------
Donald P. Gallop

/s/ Randall E. Ganim                            Director
--------------------------------------------
Randall E. Ganim


/s/ C.E. Heiligenstein                          Director
--------------------------------------------
C.E. Heiligenstein


/s/ John G. Helmkamp, Jr.                       Director
--------------------------------------------
John G. Helmkamp, Jr.


/s/ Carl G. Hogan, Sr.                          Director
--------------------------------------------
Carl G. Hogan, Sr.


/s/ Franklin A. Jacobs                          Director
--------------------------------------------
Franklin A. Jacobs


/s/ S. Lee Kling                                Director
--------------------------------------------
S. Lee Kling


/s/ Ralph F. Korte                              Director
--------------------------------------------
Ralph F. Korte


/s/ Roger J. Lowery                             Director
--------------------------------------------
Roger J. Lowery


/s/ William A. Peck                             Director
--------------------------------------------
William A. Peck


/s/ Erl A. Schmiesing                           Director
--------------------------------------------
Erl A. Schmiesing


/s/ Douglas K. Shull                            Director
--------------------------------------------
Douglas K. Shull


/s/ Frank R. Trulaske                           Director
--------------------------------------------
Frank R. Trulaske


/s/ George T. Wilkins, Jr.                      Director
--------------------------------------------
George T. Wilkins, Jr.

                                  EXHIBIT INDEX

        Exhibit                                                            Page
         Number                       Description

           2.1 Agreement and Plan of Merger, dated as of November 19, 1997, as amended December 4, 1997, by and between Magna Group, Inc. and Charter Financial, Inc. is included as Annex A to the Proxy Statement/Prospectus which is part of this Registration Statement.
           3.1 Restated Certificate of Incorporation of the Registrant, (filed as Exhibit 3.1 to Magna's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12405) and incorporated herein by reference).
           3.2 Bylaws of the Registrant, as amended, (filed as Exhibit 3.2 to Magna's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12405) and incorporated herein by reference).
           4.1 Form of Indenture, including form of Note, between Magna and Mark Twain Bank, as trustee, dated August 1, 1987 for the 7% Convertible Subordinated Capital Notes Due 1999 (filed as
                  Exhibit 1 to Magna's Registration Statement on Form 8-A dated June 15, 1988 (File No. 1-12405) and incorporated herein by reference).
           4.2 Indenture dated as of November 1, 1986 between Landmark Bancshares Corporation (hereinafter "Landmark") and Centerre Trust Company of St. Louis, regarding the issuance of $17,250,000 principal amount of Landmark's 8 3/4% Convertible Subordinated Debentures due November 1, 1998 (filed as Exhibit 4(c) to Landmark's Annual Report on Form 10-K for the year ended December 31, 1986 (File No. 1-12405) and incorporated herein by reference).
           4.3 First Supplemental Indenture dated December 20, 1991 among Magna, Magna Acquisition Corporation and Boatmen's National Bank of St. Louis as successor to Centerre Trust Company of St. Louis, Trustee, assuming the obligations of Landmark under the Indenture dated November 1, 1986 (filed as Exhibit 4.2 to Magna's Current Report on Form 8-K dated December 20, 1991 (File No. 1-12405) and incorporated herein by reference).
           4.4 Rights Agreement, including form of Right Certificate, dated as of November 11, 1988 between Magna and Magna Trust Company, Trustee (filed as Exhibits 1 and 2 to Magna's Registration Statement on Form 8-A dated November 11, 1988 (File No. 1-12405) and incorporated herein by reference).
           5.1 Opinion of Gallop, Johnson & Neuman, L.C. as to the legality of the securities being issued.
           8.1 Opinion of Gallop, Johnson & Neuman, L.C. as to certain tax matters in the Merger.
           8.2 Opinion of Silver, Freedman & Taff, L.L.P. as to certain tax matters in the Merger.
          10.1 Letter Agreement, dated November 19, 1997, by and among Magna Group Inc., Charter Financial, Inc., John A. Becker, Michael
                  R. Howell, Linda M. Johnson and Karen P. Jacobus.
          23.1    Consent of Ernst & Young LLP, St. Louis, Missouri.
          23.2    Consent of KPMG Peat Marwick LLP, St. Louis, Missouri.
          23.3    Consent of Deloitte & Touche LLP, Des Moines, Iowa.
          23.4 Consent of Keefe, Bruyette & Woods, Inc. (included in Exhibit 99.1).
          23.5    Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit
                  5.1 hereto).
          23.6    Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit
                  8.1 hereto).
          23.7    Consent of Silver, Freedman & Taff, L.L.P.(included in Exhibit
                  8.2 hereto).
          24.1    Power of Attorney (included on signature page).
          99.1 Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex B to the Proxy Statement/Prospectus which is part of this Registration Statement).